Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-180499

$407,094,000

CORPORACIÓN ANDINA DE FOMENTO

4.375% Notes due 2022

We will pay interest on the notes on June 15 and December 15 of each year. Interest will accrue on the notes from and including June 15, 2012, and the first interest payment will be made on December 15, 2012. We may not redeem the notes prior to their maturity on June 15, 2022. There is no sinking fund for these notes.

The $407,094,000 aggregate principal amount of notes offered by this prospectus supplement will form a single series with the $1,092,906,000 aggregate principal amount of our 4.375% Notes due 2022 that were issued on June 15, 2012. Upon issuance and delivery of the notes offered by this prospectus supplement, the total aggregate principal amount outstanding of our 4.375% Notes due 2022 will be $1,500,000,000.

CAF will apply to the Financial Services Authority in its capacity as competent authority pursuant to Part VI of the Financial Services and Markets Act 2000 (the “UK Listing Authority”) for the notes to be admitted to the official list of the UK Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for the notes to be admitted to trading on the London Stock Exchange’s Regulated Market. No assurance can be given by CAF that such applications will be approved. The London Stock Exchange’s Regulated Market is a regulated market for the purposes of Directive 2004/39/EC.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Corporación Andina de Fomento(1)
Per Note	107.907%	0.25%	107.657%
Total	$439,282,923	$1,017,735	$438,265,188

(1)	Plus accrued interest from June 15, 2012.

Neither the United States Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the notes in book-entry form only through The Depository Trust Company will be made on or about September 25, 2012.

Deutsche Bank Securities	Goldman, Sachs & Co.	HSBC

The date of this prospectus supplement is September 18, 2012.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (as so amended, the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Articles 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In connection with the issue of the notes, HSBC Securities (USA) Inc. and HSBC Bank plc, as the Stabilizing Manager(s) (or persons acting on behalf of any Stabilizing Manager(s)) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager(s) (or persons acting on behalf of the Stabilizing Manager(s)) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager(s) (or person(s) acting on behalf of any Stabilizing Manager(s)) in accordance with all applicable laws and rules.

ABOUT THIS PROSPECTUS SUPPLEMENT

The notes described in this prospectus supplement are debt securities of Corporación Andina de Fomento, or CAF, that are being offered under a registration statement filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The accompanying prospectus is part of that registration statement.

The accompanying prospectus provides you with a general description of the debt securities that we may issue, and this prospectus supplement contains specific information about the terms of this offering and the notes. This prospectus supplement also may add, update or change information provided in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus.

The registration statement, any post-effective amendments to the registration statement and their various exhibits contain additional information about CAF, the notes and other matters. All these documents may be inspected at the offices of the Securities and Exchange Commission. Certain terms that we use but do not define in this prospectus supplement have the meanings we give them in the accompanying prospectus.

CAF, having made all reasonable inquiries, confirms that this prospectus supplement and the accompanying prospectus contain all the information regarding CAF and the notes which is (in the context of the issue of the notes) material; that such information is true and accurate in all material respects and is not misleading in any material respect; and that this prospectus supplement and the accompanying prospectus do not omit to state any material fact necessary to make such information not misleading in any material respect. CAF accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus.

Except as otherwise specified, all amounts in this prospectus supplement are expressed in United States dollars (“dollars,” “$,” “U.S.$” or “U.S. dollars”).

Laws in certain jurisdictions may restrict the distribution of this prospectus supplement and the accompanying prospectus and the offering of our notes. You should inform yourself about and observe these restrictions. See “Underwriting” in this prospectus supplement.

FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus may contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are identified by words such as “believe”, “expect”, “anticipate”, “should” and words of similar meaning.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual financial and other results may differ materially from the results discussed in the forward-looking statements. Therefore, you should not place undue reliance on them. Factors that might cause such a difference include, but are not limited to, those discussed in this prospectus supplement and the accompanying prospectus, such as the effects of economic or political turmoil in one or more of our shareholder countries.

SUMMARY OF THE OFFERING

You should read the following summary information in conjunction with the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	Corporación Andina de Fomento

Securities Offered	4.375% Notes due 2022

Interest Payments	We will pay interest twice a year on June 15 and December 15 to holders of the notes listed in the fiscal agent’s records (which we expect to be the depository or the custodian) on the preceding May 31 and November 30. The first interest payment will be made on December 15, 2012. We will pay interest on the notes on the basis of a 360-day year comprised of twelve 30-day months.

Not Redeemable	We may not redeem the notes prior to their maturity on June 15, 2022.

Series	The notes will form a single series with the $1,092,906,000 aggregate principal amount of our 4.375% Notes Due 2022 that were issued on June 15, 2012.

Form and Denominations	The notes will be issued in the form of a global note held by the depositary or the depositary’s custodian. You will hold your interest in the global note through a financial institution that has an account with the depositary. Generally, you will not be entitled to have notes registered in your name, you will not be entitled to certificates representing your notes and you will not be considered a holder of a note under the fiscal agency agreement. You may hold your interest in the global note in denominations of $1,000 and integral multiples of $1,000 in excess thereof. See “Description of the Notes — Form and Denominations”.

Payment of Principal and Interest	We will pay interest and the principal amount of your notes in U.S. dollars. As long as the notes are in the form of the global note, we will pay interest and principal through the facilities of the depositary. See “Description of the Notes — Payments on the Notes”.

No Sinking Fund	There is no sinking fund for the notes.

Additional Amounts	We will make payments to you without withholding or deducting taxes, duties, assessments or other similar governmental charges imposed by the full member shareholder countries or any of their political subdivisions or agencies having the power to tax, unless the withholding or deduction of those taxes, duties, assessments or charges is required by law. In that event, with certain exceptions, we will pay such additional amounts as may be necessary so that the net amount you receive after such withholding or deduction will equal the amount that you would have received without a withholding or deduction. (See “Description of the Debt Securities — Additional Payments by CAF” on page 39 in the accompanying prospectus.) Under the terms of the Constitutive Agreement, we are exempt from all taxes and tariffs on income, properties or assets, and from any liability involving payment, withholding or collection of any taxes in the full member shareholder countries. See “Legal Status of CAF” beginning on page 3 in the accompanying prospectus.

Status	The notes are not secured by any of our property or assets. Accordingly, your ownership of our notes means you are one of our unsecured creditors. The notes rank equally with all of our other unsecured indebtedness, as described in the accompanying prospectus. See “Description of the Debt Securities — General” beginning on page 36 in the accompanying prospectus.

Negative Pledge	The notes will contain a restriction on our ability to pledge or mortgage our assets. See “Description of the Debt Securities — Negative Pledge” on page 38 in the accompanying prospectus.

Default	You will have certain rights if an event of default occurs and is not cured by us as described in the accompanying prospectus, including the right to declare your notes to be immediately due and payable. See “Description of the Debt Securities — Default; Acceleration of Maturity” beginning on page 38 in the accompanying prospectus.

Further Issuances	We may from time to time, without the consent of existing holders of the notes, create and issue additional notes having the same terms and conditions as the notes offered hereby, except for the issue date, the offering price and, if applicable, the date of first payment of interest on the additional notes. Any such additional notes will form a single series with the notes offered hereby, provided, however, that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, the additional notes will be issued under a separate CUSIP number.

Fiscal Agent	The notes will be issued under a fiscal agency agreement between CAF and The Bank of New York Mellon (as successor-in-interest to JPMorgan Chase Bank, N.A.), which serves as fiscal agent, paying agent, transfer agent and registrar.

Taxation	For a discussion of the full member shareholder country and United States tax consequences of the notes, see “Supplemental Discussion of Federal Income Tax Consequences” beginning on page S-31 of this prospectus supplement and “Taxation — Full Member Shareholder Country Taxation” and “— United States Taxation” beginning on page 41 in the accompanying prospectus. You should consult your own tax advisors to determine the foreign and U.S. federal, state, local and any other tax consequences to you in connection with your purchase, ownership and disposition of the notes.

Listing	Application will be made to the UK Listing Authority for the notes to be listed on its Official List and to the London Stock Exchange for the notes to be admitted to trading on its Regulated Market. No assurance can be given by CAF that such applications will be approved.

Governing Law	The notes will be governed by the laws of the State of New York.

USE OF PROCEEDS

We will use the net proceeds of the sale of the notes for general corporate purposes, including funding of our lending operations.

RECENT DEVELOPMENTS

On June 19, 2012, Mexico entered into an agreement to subscribe to an additional $100.0 million in Series ‘‘C’’ shares of CAF, which was paid in full that same month.

On April 13, 2012, Trinidad and Tobago entered into an agreement to subscribe to an additional $323.4 million in Series ‘‘C’’ shares of CAF, to be paid in three annual installments. The first installment of $107.8 million was paid in July of 2012. Additionally, Trinidad and Tobago has formally expressed its intention to become a contracting party to the Constitutive Agreement. Subject to the satisfaction of certain conditions precedent, the subscription agreement contemplates the issuance of one Series ‘‘A’’ share to Trinidad and Tobago, as well as the exchange of Series ‘‘C’’ shares for Series ‘‘B’’ shares of CAF.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness at June 30, 2012 and does not give effect to any transaction since that date.

At June 30, 2012
(in U.S.$ millions)
Short-term debt(1)	$7,034.7

Long-term debt (maturities over one year)	$9,158.4
Stockholders’ Equity
Capital
Subscribed capital, paid-in and un-paid (authorized capital $10.0 billion)(2)	4,279.5
Less: Un-paid capital	(760.1)

Paid-in capital	3,519.4
Additional paid-in capital	566.9

Total Capital	4,086.3
Reserves
Mandatory reserve	414.1
General reserve	1,871.5

Total reserves	2,285.7
Retained earnings	95.1

Total stockholders’ equity	6,467.4

Total long-term debt and stockholders’ equity	$15,625.8

(1)

Includes deposits, commercial paper, short-term borrowings, the current portion of bonds, borrowings and other obligations, accrued interest payable, commissions payable and the current portion of derivative instrument liabilities.

(2)	In addition to subscribed capital shown in the table, our subscribed capital included callable capital of $1.6 billion at June 30, 2012.

SELECTED FINANCIAL INFORMATION

The following selected financial information as of and for the years ended December 31, 2011, 2010 and 2009 has been derived from our audited financial statements for those periods, which were audited by Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited. The report of independent auditors of Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, has been included on page F-4 of the accompanying prospectus. Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The following selected financial information as of and for the six month periods ended June 30, 2012 and 2011 has been derived from our unaudited condensed interim financial information and includes all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at such dates and our results of operations for such periods. The results of the six-month period ended June 30, 2012 are not necessarily indicative of results to be expected for the full year 2012 or in any future periods. The selected financial information should be read in conjunction with our audited financial statements and notes thereto beginning on page F-5 of the accompanying prospectus and our unaudited condensed interim financial information and the notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement.

	Year Ended December 30,			Six Months Ended June 30,
	2011	2010	2009	2012	2011
	(in U.S.$ thousands, except ratios)
Income Statement Data
Interest income	$429,019	$385,555	$483,853	$253,563	$209,499
Interest expense	(213,028)	(173,215)	(188,725)	(128,673)	(96,720)

Net interest income	215,991	212,340	295,128	124,890	112,779
(Credit) Provision to allowance for loan losses	(11,771)	(2,990)	(1,656)	(6,662)	7,800

Net interest income after (credit) provision to allowance for loan losses	227,762	215,330	296,784	131,552	104,979
Non-interest income	4,565	7,900	13,997	4,844	9,920
Non-interest expenses	(84,571)	(70,804)	(62,709)	(44,122)	(37,397)
Net income before unrealised changes in fair value related financial instruments	147,756	152,426	248,072	92,274	77,503
Unrealised changes in fair value related to financial instruments	4,823	13,713	(13,363)	3,227	258

Net income	$152,579	$166,139	$234,709	$95,501	$77,761
Balance Sheet Data (end of period)
Current assets (net of allowance)(1)	7,964,836	$6,496,682	$5,954,581	$9,014,894	$7,329,244
Non-current assets	13,570,514	12,050,193	9,932,488	13,645,585	12,969,333

Total assets	21,535,350	$18,546,875	$15,887,069	$22,660,479	$20,298,577

Current liabilities(2)	6,750,727	5,155,591	4,590,199	7,034,671	6,504,642
Long-term liabilities	8,433,370	7,638,097	6,010,066	9,158,398	7,743,142
Total liabilities	15,184,097	12,793,688	10,600,265	16,193,069	14,247,784
Total stockholders’ equity	6,351,253	5,753,187	5,286,804	6,467,410	6,050,793

Total liabilities and stockholders’ equity	$21,535,350	$18,546,875	$15,887,069	$22,660,479	$20,298,577

	Year Ended December 30,			Six Months Ended June 30,
	2011	2010	2009	2012	2011
	(in U.S.$ thousands, except ratios)
Loan Portfolio and Equity Investments
Loans before allowance	$14,980,744	$13,783,043	$11,686,689	$15,330,726	$14,859,670
Allowance for loan losses	130,636	141,364	143,911	124,002	149,826
Equity investments	111,889	94,721	85,482	120,672	90,753
Selected Financial Ratios
Return on average total stockholders’ equity(3)	2.5%	3.0%	4.7%	3.0%	2.6%
Return on average paid-in capital(4)	5.0%	6.3%	9.9%	5.5%	4.2%
Return on average assets(5)	0.8%	1.0%	1.6%	0.9%	0.8%
Administrative expenses divided by average assets	0.4%	0.4%	0.4%	0.4%	0.4%
Overdue loan principal as a percentage of loan portfolio (excluding non-accrual loans)	0.0%	0.0%	0.0%	0.0%	0.0%
Non-accrual loans as a percentage of loan portfolio	0.05%	0.0%	0.0%	0.05%	0.0%
Allowance for losses as a percentage of loan portfolio	0.9%	1.0%	1.2%	0.8%	1.0%

(1)	Includes cash, deposits, trading, other investments, accrued interest and commissions receivable and loans with remaining maturities less than one year minus allowance for losses.
(2)

Includes deposits, commercial paper, short-term borrowings, the current portion of bonds, borrowings and other obligations, accrued interest payable, commissions payable and the current portion of derivative instrument liabilities.

(3)	Net income divided by annual average stockholders’ equity.*
(4)	Net income divided by annual average subscribed and paid-in capital. *
(5)	Net income divided by annual average assets. *
*	For the six-month periods, the amounts have been annualized.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

The following discussion should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, beginning on page 12 of the accompanying prospectus, with our audited financial statements and notes thereto beginning on page F-5 of the accompanying prospectus and with our unaudited interim financial information as of and for the six-month periods ended June 30, 2012 and 2011 and notes thereto beginning on page S-13 of this prospectus supplement.

Summary of Results

Our net income for the six-month period ended June 30, 2012 was $95.5 million, representing an increase of $17.7 million, or 22.8%, compared to net income of $77.8 million for the corresponding period in 2011. This increase resulted principally from an increase in market interest rates, as well as the loan and liquidity portfolios, compared to the corresponding period in 2011. In addition, our interest-earning assets increased in all categories of assets.

Income Statement

Interest Income

For the six-month period ended June 30, 2012, our interest income was $253.6 million, representing an increase of $44.1 million, or 21.1%, compared to interest income of $209.50 million for the corresponding period in 2011. This increase results principally from the increase in the loan portfolio compared to the corresponding period in 2011 and the increase in interest rates.

Interest Expense

For the six-month period ended June 30, 2012, our interest expense was $128.7 million, representing an increase of $32.0 million, or 33.1%, compared to interest expense of $96.70 million for the corresponding period in 2011. The increase is mainly due to the increase in financial liabilities compared to the corresponding period in 2011 and the increase in interest rates.

Net Interest Income

For the six-month period ended June 30, 2012, our net interest income was $124.9 million, representing an increase of $12.1 million, or 10.7%, compared to net interest income of $112.8 million for the corresponding period in 2011. Despite the increase in net interest income, the net interest income margin slightly decreased to 1.2% for the six-month period ended June 30, 2012, as compared to 1.3% for the corresponding period in 2011, principally as a result of increases in interest income at a lower rate than interest expenses.

Provision for Loan Losses

For the six-month period ended June 30, 2012, we recorded a credit for loan losses of $6.7 million, compared with a provision for loan losses of $7.8 million for the corresponding period in 2011. Changes in the provision for loan losses were mainly due to an improvement in loan portfolio quality which more than offset the increase in our loan portfolio. The allowance for loan losses as a percentage of the loan portfolio was 0.8% at June 30, 2012, compared to 1.0% at June 30, 2011.

Non-Interest Income

For the six-month period ended June 30, 2012, our non-interest income was $4.8 million, representing a decrease of $5.1 million, or 51.5%, compared to non-interest income of $9.9 million for the corresponding period in 2011. The decrease was primarily the result of the reduction in dividends, as well as a decrease in gains, on equity investments.

Non-Interest Expenses

For the six-month period ended June 30, 2012, our non-interest expenses totalled $44.1 million, representing an increase of $6.7 million, or 18.0%, compared to non-interest expenses of $37.4 million for the corresponding period in 2011. Approximately 98.1% and 96.3% of non-interest expenses in the six-month periods ended June 30, 2012 and June 30, 2011, respectively, were comprised of administrative expenses.

For the six-month period ended June 30, 2012, our general and administrative expenses as a percentage of its total average assets were 0.4%, at the same level as for the same period in 2011.

Balance Sheet

Total Assets and Liabilities

At June 30, 2012, our total assets were $22.7 billion, representing an increase of $1.2 billion, or 5.6%, over total assets of $21.5 billion at December 31, 2011. At June 30, 2012, our total liabilities were $16.2 billion, representing an increase of $1.0 billion, or 6.6%, over total liabilities of $15.2 billion at December 31, 2011. The increase in assets resulted primarily from a corresponding increase in liquid assets and the increase in liabilities is explained by higher funding requirements.

Asset Quality

Overdue Loans

At June 30, 2012 and at December 31, 2011, the total principal amount of outstanding overdue loans was $0.0 (not including non-accrual loans in overdue status).

Impaired Loans and Non-Accrual Status

At June 30, 2012 and at December 31, 2011, the total principal amount of our impaired loans was $8.2 million, or 0.05% of the total loan portfolio, for both periods, representing one loan to a private sector borrower in Colombia. Impaired loans are considered to have a non-accrual status.

Restructured Loans

At June 30, 2012, the total principal amount of outstanding restructured loans was $3.5 million, or 0.02% of the total loan portfolio, compared to $3.6 million, or 0.02%, at December 31, 2011. The total amount of restructured loans at June 30, 2012 represents one loan to a private sector borrower in Bolivia.

Loan Write-offs and Recoveries

There were $0.0 in loan write-offs during the six-month period ended June 30, 2012, and there were $0.0 in write-offs in the corresponding period of 2011. We booked recoveries of $28 thousand during the six-month period ended June 30, 2012 and $662 thousand during the corresponding period of 2011.

Liquidity

At June 30, 2012, our liquid assets consisted of $6.5 billion of cash, time deposits and securities, of which 98.6% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognised statistical rating organisation, compared to $5.7 billion of cash, time deposits and securities, of which 96.4% was invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognised statistical rating organisation, at December 31, 2011. At June 30, 2012, 30.1% of our liquid assets were invested in time deposits in financial institutions, 32.4% in commercial paper, 11.2% in corporate and financial institution bonds, 9.6% in certificates of deposit, 1.2% in bonds of non-U.S. government and government entities and 15.6% in other instruments.

UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION

AND NOTES THERETO

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information

As of June 30, 2012 and Audited Financial Information as of December 31, 2011

Balance Sheets

(In thousands of U.S. dollars)

	June 30, 2012	December 31, 2011
ASSETS
Cash and due from banks	199,806	256,797
Deposits with Banks	1,861,819	1,543,885
Marketable securities Trading	4,335,962	3,760,325
Other investments	93,450	95,211
Loans (includes U.S.$81,444 and U.S.$64,811 as of June 30, 2012, and December 31, 2011, respectively, at fair value)	15,330,726	14,980,744
Less loan commissions, net of origination costs	72,604	77,033
Less allowance for losses	124,002	130,636

Loans, net	15,134,120	14,773,075

Equity investments	120,672	196,316
Accrued interest and commissions receivable	197,141	111,889
Derivative instruments	634,235	703,264
Property and equipment, net	37,421	36,840
Other assets	45,853	57,748

Total assets	22,660,479	21,535,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits	4,214,277	3,672,063
Commercial paper	1,177,259	1,977,050
Borrowings and other obligations (includes U.S.$358,402 and U.S.$356,851 at fair value as of June 30, 2012 and December 31, 2011, respectively)	1,121,024	1,138,450
Bonds (includes U.S.$8,723,190 and U.S.$7,947,340 as of June 30, 2012 and December 31, 2011, respectively, at fair value)	8,838,345	8,072,328
Accrued interest and commissions payable	155,295	163,561
Derivative instruments	21,346	93,869
Accrued expenses and other liabilities	65,523	66,776

Total liabilities	16,193,069	15,184,097

STOCKHOLDERS’ EQUITY
Subscribed and paid-in capital (authorized capital U.S.$10,000 million)	3,519,390	3,229,365
Additional paid-in capital	566,864	739,733
Reserves	2,285,655	2,229,576
Retained earnings	95,501	152,579

Total stockholders’ equity	6,467,410	6,351,253

Total liabilities and stockholders’ equity	22,660,479	21,535,350

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Six-Month Periods ended June 30, 2012 and 2011

Statements of Income

(In thousands of U.S. dollars)

	Six Months Ended June 30,
	2012	2011
Interest income
Loans	217,038	177,481
Investments and deposits with banks	23,392	17,690
Loan commissions	13,133	14,328

Total interest income	253,563	209,499

Interest expense
Deposits	10,825	6,432
Commercial paper	4,399	4,939
Advances and short-term borrowings	—	85
Bonds	98,965	75,409
Borrowings and other obligations	7,930	4,991
Commissions	6,554	4,864

Total interest expense	128,673	96,720

Net interest income	124,980	112,779
Provision (credit) to allowance for loan losses	(6,662)	7,800

Net interest income, after provision to allowance for loan losses	131,552	104,979

Non-interest income
Other commissions	3,763	3,154
Dividends and equity in earnings of investees	913	3,986
Other income	168	2,780

Total non-interest income	4,844	9,920

Non-interest expenses
Administrative expenses	43,291	36,045
Other expenses	831	1,351

Total non-interest expenses	44,122	37,396

Net income before unrealized changes in fair value related to financial instruments	92,274	77,503
Unrealized changes in fair value related to financial instruments	3,227	258

Net income	95,501	77,761

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Six-Month Periods ended June 30, 2012 and 2011

Statements of Cash Flows

(In thousands of U.S. dollars)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	95,501	77,761
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Unrealized (gain) on trading securities	(4,055)	(651)
Amortization of loan commissions, net of origination costs	(5,398)	(5,694)
Provision for (Reversal of) loan losses	(6,662)	7,800
Depreciation of property and equipment	2,036	1,280
Amortization of deferred charges	984	1,078
Provision for employees’ severance indemnities and benefits	4,045	3,592
Provisions for employees’ savings plan	646	651
Unrealized changes in fair value related to financial instruments	(3,227)	(258)
Net changes in operating assets and liabilities
Severance indemnities paid or advanced	(3,568)	(2,505)
Employees’ savings plan paid or advanced	(805)	(563)
Trading securities, net	(571,582)	(635,359)
Interest and commissions receivable	(825)	(16,040)
Other assets	10,912	(1,074)
Accrued interest payable	(8,266)	14,008
Accrued expenses and other liabilities	(1,571)	1,135

Total adjustments and net changes in operating assets and liabilities	(587,336)	(632,600)

Net cash used in operating activities	(491,835)	(554,839)

Cash flows from investing activities
Purchases of other investments	(65,181)	(100,513)
Maturities of other investments	66,942	105,276
Loan origination and principal collections, net	(349,626)	(1,063,311)
Equity investments	(8,783)	3,968
Purchases of property and equipment	(2,617)	(8,621)

Net cash used in investing activities	(359,265)	(1,063,201)

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Six-Month Periods ended June 30, 2012 and 2011

Statements of Cash Flows, Continued

(In thousands of U.S. dollars)

	Six Months Ended June 30,
	2012	2011
Cash flows from financing activities
Net increase in deposits	542,214	546,765
Net (decrease) increase in commercial paper	(199,791)	385,465
Proceeds from advances and short-term borrowings	—	50,000
Proceeds from issuance of bonds	1,415,205	688,001
Repayment of bonds	(647,264)	(400,000)
Proceeds from borrowings and other obligations	1,935	71,397
Repayment of borrowings and other obligations	(20,912)	(85,137)
Distributions to stockholders’ funds	(96,500)	(93,500)
Proceeds from issuance of shares	117,156	313,345

Net cash provided by financing activities	1,112,043	1,476,336

Net (decrease) increase in cash and cash equivalents	260,943	(141,704)
Cash and cash equivalents at beginning of period	1,800,682	1,523,277

Cash and cash equivalents at end of period	2,061,625	1,381,573

Consisting of:
Cash and due from banks	199,806	103,789
Deposits with banks	1,861,819	1,277,784

	2,061,625	1,381,573

Supplemental disclosure
Interest paid during the period	128,428	76,776

Non-cash financing activities
Change in derivative instrument assets	(69,029)	177,095
Change in derivative instrument liabilities	(72,523)	(61,552)

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Six-Month Period ended June 30, 2012 and Audited Financial Information for the

Year ended December 31, 2011

Statement of Stockholders’ Equity

(In thousands of U.S. dollars)

	Subscribed and paid-in capital	Additional paid-in capital	Reserve Pursuant to			Retained earnings	Total stockholders’ equity
			General Reserve	Article Nº 42 of by-laws	Total
Balance at December 31, 2010	2,813,940	616,171	1,774,753	382,184	2,156,937	166,139	5,753,187
Capital Increase	415,425	123,562	—	—	—	—	538,987
Appropriated for general reserve	—	—	55,989	—	55,989	(55,989)	—
Appropriated for general reserve to Article 42 of by-laws .	—	—	—	16,650	16,650	(16,650)	—
Distribution to stockholders’ funds	—	—	—	—	—	(93,500)	(93,500)
Net Income	—	—	—	—	—	152,579	152,579

Balance at December 31, 2011	3,229,365	739,733	1,830,742	398,834	2,229,576	152,579	6,351,253

Capital Increase	290,025	(172,869)	—	—	—	—	117,156
Equity in Treasury	—	—	40,779	—	40,779	(40,779)	—
Appropriated for general reserve	—	—	—	—	—	—	—
Appropriated for general reserve to Article 42 of by-laws .	—	—	—	15,300	15,300	(15,300)	—
Distribution to stockholders’ funds	—	—	—	—	—	(96,500)	(96,500)
Net Income	—	—	—	—	—	95,501	95,501

Balance at June 30, 2012	3,519,390	566,864	1,871,521	414,134	2,285,655	95,501	6,467,410

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Six-Month Period ended June 30, 2011 and Audited Financial Information for the

Year ended December 31, 2010

Statement of Stockholders’ Equity

(In thousands of U.S. dollars)

	Subscribed and paid-in capital	Additional paid-in capital	Reserve Pursuant to			Retained earnings	Total stockholders’ equity
			General Reserve	Article No 42 of by-laws	Total
Balance at December 31, 2009	2,485,645	539,222	1,668,515	358,713	2,027,228	234,709	5,286,804
Capital Increase	328,295	(76,949)	—	—	—	—	405,244
Appropriated for general reserve	—	—	106,238	—	106,238	(106,238)	—
Appropriated for general reserve to Article 42 of by-laws .	—	—	—	23,471	23,471	(23,471)	—
Distribution to stockholders’ funds	—	—	—	—	—	(105,000)	(105,000)
Net Income	—	—	—	—	—	166,139	166,139

Balance at December 31, 2010	2,813,940	616,171	1,774,753	382,184	2,156,937	166,139	5,753,187

Capital Increase	355,080	(21,735)	—	—	—	—	313,345
Equity in Treasury
Appropriated for general reserve	—	—	55,989	—	55,989	(55,989)	—
Appropriated for general reserve to Article 42 of by-laws .	—	—	—	16,650	16,650	(16,650)	—
Distribution to stockholders’ funds	—	—	—	—	—	(93,500)	(93,500)
Net Income	—	—	—	—	—	77,761	77,761

Balance at June 30, 2011	3,149,020	594,436	1,830,742	398,834	2,229,576	77,761	6,050,793

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to Unaudited Condensed Interim Financial Information

As of June 30, 2012 and for the Six-Month Periods ended

June 30, 2012 and 2011 and Audited Financial Information

for the Year ended December 31, 2011

(1)	Basis of Presentation

The condensed interim financial information as of June 30, 2012 and for the six-month periods ended June 30, 2012 and 2011 is unaudited and has been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The results of operations for the six-month period ended June 30, 2012 are not necessarily an indication of the results to be expected for the full year 2012 or for any other period.

This condensed interim financial information should be read in conjunction with CAF’s financial statements for each of the years in the three-year period ended December 31, 2011 and the notes thereto presented in the accompanying prospectus.

(2)	Allowance for Loan Losses

For the six-month period ended June 30, 2012, CAF had a credit for loan losses of US$6.7 million, compared to a provision for loan losses of US$7.8 million for the same period in 2011. The allowance for loan losses as a percentage of the loan portfolio was 0.8% at June 30, 2012, compared to 1.0% at June 30, 2011.

The allowance for loan losses is maintained at a level CAF believes is adequate but not excessive to absorb probable losses inherent in the loan portfolio as of the date of the financial statements. The general allowance for loan losses is established by CAF based on the individual risk rating for the long-term foreign currency debt of the borrower countries, which is assigned by the international risk rating agencies as of the date of the financial statements’ preparation. This country risk rating considers a default probability. In the case of a sovereign loan portfolio, CAF’s preferred creditor status is also considered.

A specific allowance is established by CAF for those loans that are considered impaired. A loan is considered impaired when, based on currently available information and events, there exists the probability that CAF will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. The impairment of loans is determined on a loan by loan basis based on the present value of expected future cash flows, discounted at the loan’s effective interest rate.

Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

(3)	Commitments and Contingencies

Commitments and contingencies include the following:

	June 30, 2012	December 31, 2011
Credit agreements subscribed	6,393,393	5,759,730
Lines of credit for foreign trade	3,766,745	3,823,830
Letters of credit for foreign trade	127,418	155,110
Guarantees	299,729	251,895

These commitments and contingencies result from the normal course of CAF’s business and are related principally to loans and loan equivalents that have been approved or committed for disbursement.

The contracts to extend credit have fixed expiration dates and in some cases expire without making disbursements. Also, based on experience, parts of the disbursements are made up to two years after the signing of the contract. Therefore, the total commitment amounts do not necessarily represent future cash requirements.

In the event the credit lines are not utilized, no additional cost is incurred by CAF.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to Unaudited Condensed Interim Financial Information

As of June 30, 2012 and for the Six-Month Periods ended

June 30, 2012 and 2011 and Audited Financial Information

for the Year ended December 31, 2011

Guarantees primarily consist of partial credit guarantees given to the Plurinational State of Bolivia, the Republic of Peru and some private sector companies from the region for the payment of principal and interest up to the following amounts (in millions of U.S. dollars):

	June 30, 2012	December 31, 2011
Less than one year	34.9	38.5
Between one and two years	—	—
Over five years	264.8	213.4

	299.7	251.9

(4)	Fair Value Measurement

ASC 820 “Fair Value Measurements and Disclosures” establishes a single authoritative definition of value, sets out a framework for measuring fair value, and provides a hierarchical disclosure framework for assets and liabilities measured at fair value.

The following tables present for each of the fair-value hierarchy levels CAF’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2012 and December 31, 2011:

	Level 1	Level 2	Level 3	Net balance
At June 30, 2012 –
Assets –
Marketable Securities:
U.S. Treasury Notes	385,840	—	—	385,840
Bonds of non-U.S. governments and government entities	74,940	—	—	74,940
Financial institutions and corporate securities:
Commercial papers	2,099,670	—	—	2,099,670
Certificate of deposits	622,490	—	—	622,490
Bonds	728,729	—	—	728,729
Others	424,293	—	—	424,293

	3,875,182	—	—	3,875,182

Loans	—	81,444	—	81,444
Derivative instruments:
Interest rate swap	—	380,291	—	380,291
Cross-currency swap	—	253,944	—	253,944

	4,335,962	715,679	—	5,051,641

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to Unaudited Condensed Interim Financial Information

As of June 30, 2012 and for the Six-Month Periods ended

June 30, 2012 and 2011 and Audited Financial Information

for the Year ended December 31, 2011

	Level 1	Level 2	Level 3	Net balance
Liabilities—
Bonds	—	8,723,190	—	8,723,190
Borrowings	—	358,402	—	358,402
Derivative instruments:
Interest rate swap	—	5,372	—	5,372
Cross-currency swap	—	15,974	—	15,974

	—	21,346	—	21,346

	—	9,102,938	—	9,102,938

At December 31, 2011—
Assets—
Marketable securities:
U.S. Treasury Notes	7,117	—	—	7,117
Bonds of non-U.S. governments and government entities	995,483	—	—	995,483
Financial institutions and corporate securities:
Commercial papers	1,442,343	—	—	1,442,343
Certificate of deposits	428,609	—	—	428,609
Bonds	620,495	—	—	620,495
Others	266,278	—	—	266,278

	2,757,725	—	—	2,757,725

	3,760,325	—	—	3,760,325

Loans	—	64,811	—	64,811
Derivative instruments:
Interest rate swap	—	428,433	—	428,433
Cross-currency swap	—	274,831	—	274,831

	—	703,264	—	703,264

	3,760,325	768,075	—	4,528,400

Liabilities—
Bonds	—	7,947,340	—	7,947,340
Borrowings	—	356,851	—	356,851
Derivative instruments:
Interest rate swap	—	821	—	821
Cross-currency swap	—	93,048	—	93,048

	—	93,869	—	93,869

	—	8,398,060	—	8,398,060

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to Unaudited Condensed Interim Financial Information

As of June 30, 2012 and for the Six-Month Periods ended

June 30, 2012 and 2011 and Audited Financial Information

for the Year ended December 31, 2011

(5)	Segment Operations

Management has determined that CAF has only one reportable segment since it does not manage its operations by allocating resources based on a determination of the contributions to net income of individual operations. CAF does not differentiate between the nature of the products or services provided, the preparation process, or the method for providing the services among individual countries. For the six-month periods ended June 30, 2012 and 2011, loans made to or guaranteed by six countries individually generated in excess of 10 % of loan income, before swaps, as follows (in thousands of U.S. dollars):

	Six Months Ended June 30,
	2012	2011
Argentina	28,824	18,235
Bolivia	20,715	17,569
Colombia	28,466	24,759
Ecuador	32,679	29,606
Perú	38,255	30,275
Venezuela	39,015	32,675

(6)	Subsequent Events

As of the date of the issuance of these condensed financial statements there are no other significant subsequent events that require adjustments or disclosure, if applicable, which were not already considered in this note or disclosure in the financial statements. In July 2012, CAF issued JPY6,000 million of its 1.875% Euroyen Bonds due 2023. In September 2012, CAF issued CHF 300 million of its 1.500% Notes due 2018.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF JUNE 30, 2012

BONDS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency		Principal Amount Outstanding at June 30, 2012
7.79% Yankee Bonds	Fixed	1997	2017	US		50.0
77/8% Yankee Bonds	Fixed	2002	2022	US		85.0
51/5% EMTN Bonds	Fixed	2003	2013	US		500.0
5.8175% Euro Bonds	Fixed	2004	2014	US		29.0
1.31% Samurai Bonds	Fixed	2005	2012	JPY	(1)	5,000.0
51/8% Yankee Bonds	Fixed	2005	2015	US		250.0
5.75% Yankee Bonds	Fixed	2006	2017	US		250.0
Peruvian Soles Bonds	Fixed	2006	2018	PEN	(2)	207.7
Mexican Pesos Bonds	Floating	2007	2012	MXN	(3)	750.0
2.32% Samurai Bonds	Fixed	2007	2014	JPY		10,000.0
5.75% Yankee Bonds	Fixed	2007	2017	US		115.4
5.00% Swiss Franc Bonds	Fixed	2008	2013	CHF	(4)	200.0
Colombian Peso Bonds	Fixed	2008	2013	COP	(5)	150,250.0
5.75% Yankee Bonds	Fixed	2008	2017	US		250.0
Colombian Peso Bonds	Fixed	2008	2018	COP		94,250.0
Colombian Peso Bonds	Fixed	2009	2014	COP		111,980.0
Peruvian Soles Bonds	Fixed	2009	2014	PEN		144.2
4.30% Euro Yen Bonds	Fixed	2009	2019	JPY		10,000.0
8.125% Yankee Bonds	Fixed	2009	2019	US		733.7
Colombian Peso Bonds	Fixed	2009	2019	COP		127,500.0
Euro Dollar Bond	Floating	2010	2014	US		100.0
3.11% Euro Dollar Bonds	Fixed	2010	2014	US		74.0
1.56% Samurai Bonds	Fixed	2010	2014	JPY		9,800.0
Euro Bond	Floating	2010	2015	EUR	(6)	100.0
1.82% Samurai Bonds	Fixed	2010	2015	JPY		4,600.0
2.625% Swiss Franc Bonds	Fixed	2010	2015	CHF		250.0
3.75% Yankee Bonds	Fixed	2010	2016	US		600.0
Structured Note	Floating	2010	2017	US		50.0
Structured Note	Floating	2010	2017	US		50.0
Euro Bond	Fixed	2010	2018	EUR		400.0
2.625% Swiss Franc Bonds	Fixed	2011	2015	CHF		130.0
1.0% Samurai Bonds	Floating	2011	2015	JPY		10,000.0
3.75% Yankee Bonds	Fixed	2011	2016	US		500.0
3.625% Panamanian Bonds .	Fixed	2011	2016	US		40.0
2.75% Swiss Franc Bonds	Fixed	2011	2017	CHF		125.0
4.625% Euro Bond	Floating	2011	2018	EUR		250.0
3,95% Mexican Pesos Bonds	Fixed	2011	2021	MXN		1,317.0
L3M +1.25% Swiss Franc Bonds	Floating	2012	2014	CHF		125.0
4,03% Hong Kong	Fixed	2012	2022	HKD	(7)	400.0
4,25% Euro Bond	Fixed	2012	2027	EUR		82.0
4,375% Euro Bond	Fixed	2012	2032	EUR		60.0
Swiss Franc Bond	Floating	2012	2014	CHF	(4)	235.0
4.375% Yankee Bonds	Fixed	2012	2022	US		1,092.9
4.0% Hong Kong	Fixed	2012	2024	HKD	(7)	398.0
5.0% Euro Dollar Bond	Fixed	2012	2042	US		49.9

(1)	Yen.
(2)	Peruvian Nuevos Soles.
(3)	Mexican Pesos.
(4)	Swiss Francs.
(5)	Colombian Pesos.
(6)	Euro.
(7)	Hong Kong Dollar.

Note: In July 2012, CAF issued JPY 6,000 million 1.875% Euroyen Bonds due 2023. In September 2012, CAF issued CHF 300 million 1.500% Notes due 2018.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF JUNE 30, 2012

LOANS FROM COMMERCIAL BANKS, ADVANCES, DEPOSITS,

COMMERCIAL PAPER AND REPURCHASE AGREEMENTS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at June 30, 2012
					(in U.S.$ millions)
Medium-and Long-term Loans	Various	Various	Various	Various	1,121.0
Deposits	Floating	Various	Various	Various	4,214.3
Commercial Paper	Floating	Various	Various	Various	1,777.3

LOANS FROM MULTILATERALS AND BILATERALS, EXIMS AND

EXPORT

CREDIT AGENCIES

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency		Principal Amount at June 30, 2012
						(in millions)
IADB	Variable	Various	05/24/2023	US		17.1
ACDI (Canada)	0%	03/29/1974	09/29/2023	CAN	(1)	1.4
KfW (Germany)	Variable	Various	12/30/2021	US		222.9
AID (U.S.A.)	3%	10/10/1972	11/27/2014	US		1.2
Nordic Investment
Bank	Variable	Various	12/17/2021	US		34.0
European Investment
Bank	Various	10/16/1997	12/15/2013	US		2.6
China Development
Bank—CDB	Variable	11/20/2007	11/29/2019	US		112.5
Instituto de Crédito
Oficial—ICO	Variable	05/31/2004	03/15/2018	US		32.0
JBIC (Japan)(2)	Variable	01/29/2010	01/15/2015	US		100.0

(1)	Canadian dollars.
(2)	On March 26, 2011, JBIC (Japan), as creditor, signed a loan agreement with CAF for $300 million loan; as of June 30, 2012, there have not been any disbursements thereunder.

Note: On November 16, 2009, Nordic Investment Bank, as creditor, signed a loan agreement with CAF for a $60 million loan; as of June 30, 2012, there have not been any disbursements thereunder. On August 1, 2012, Mizuho Corporate Bank LTD, Bank of Taiwan, Offshore Banking Branch, Export-Import Bank of the Republic of China, and Land Bank of Taiwan as creditors, signed a loan agreement with CAF for $113 million.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF JUNE 30, 2012

GUARANTEED DEBT

Borrower	Date of Issue	Date of Final Maturity	Principal Amount Outstanding at June 30, 2012
			(in U.S.$ millions)
Plurinational State of Bolivia	10/03/2001	04/03/2018	26.9
Plurinational State of Bolivia	05/22/2004	05/22/2018	45.0
Republic of Peru	04/17/2006	02/13/2025	28.0
Fundación Fondo de Garantía para préstamos a la pequen a industria (Peru)	10/19/2010	12/07/2012	0.06
Cemento Andino S.A. (Peru)	07/15/2010	07/13/2018	49.7
Instituto de la función registral del Estado de Mexico.	08/23/2010	08/23/2030	30.5
Gym S.A. (Peru)	06/20/2011	09/19/2011	32.5
Isolux Corsán Argentina, S.A	09/15/2011	09/15/2023	34.6
Abengoa Transmision Sur	07/27/2011	08/21/2012	21.7
Teyma Uruguay, S.A.	09/29/2011	09/24/2012	5.0
Teyma Uruguay, S.A.	10/04/2011	09/28/2012	7.0

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

STOCKHOLDERS’ EQUITY

A summary of the changes in subscribed and paid-in capital as at December 31, 2011, 2010, 2009, 2008 and 2007 follows:

	Number of Shares			Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
At December 31, 2007	5	351,546	50,204	6,000	1,757,730	251,020	2,014,750
Capitalization of additional paid-in capital	—	14,103	2,001	—	70,515	10,005	80,520
Issued for cash	—	622	15,610	—	3,110	78,050	81,160

At December 31, 2008	5	336,271	67,815	6,000	1,831,355	339,075	2,176,430
Capitalization of additional paid-in capital	—	15,972	4,044	—	79,860	20,200	100,080
Issued for cash	—	583	41,244	—	2,915	206,220	209,135

At December 31, 2009	5	382,826	113,103	6,000	1,914,130	565,515	2,485,645
Capitalization of additional paid-in capital	—	30,403	5,089	—	152,015	25,445	177,460
Exchanged shares	—	50,695	(50,695)	—	253,475	(253,475)	—
Issued for cash	3	12,858	16,589	3,600	64,290	82,945	150,835

At December 31, 2010	8	476,782	84,086	9,600	2,383,910	420,430	2,813,940
Capitalization of additional paid-in capital	—	40,237	3,039	—	201,185	15,195	216,380
Exchanged shares	—	63,106	(63,106)	—	315,530	(315,530)	—
Issued for cash	2	19,891	19,438	2,400	99,455	97,190	199,045

At December 31, 2011	10	600,016	43,457	12,000	3,000,080	217,285	3,229,365

DESCRIPTION OF THE NOTES

This prospectus supplement describes the terms of the notes in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

General

We describe the price, interest and payment terms of the notes on the cover and in the summary of this prospectus supplement.

We will issue the notes under a fiscal agency agreement, dated as of March 17, 1998, between us and The Bank of New York Mellon (as successor-in-interest to JPMorgan Chase Bank, N.A.), as fiscal agent.

This description of the notes includes summaries of our understanding of certain customary rules and operating procedures of The Depository Trust Company, or “DTC”, that affect transfers of interests in the global note. DTC may amend its customary rules and operating procedures after the date of this prospectus supplement.

The notes are not secured by any of our property or assets. Accordingly, your ownership of notes means you are one of our unsecured creditors. The notes are not subordinated in right of payment to any of our other unsecured debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. “Indebtedness” means all indebtedness of CAF in respect of monies borrowed by us and guarantees given by us for monies borrowed by others.

The issuance by CAF from time to time of its debt securities has been authorized by the resolutions of the Executive President of CAF dated March 27, 2012, and a further resolution dated September 18, 2012, pursuant to powers delegated to the Executive President by Resolution No. 1966/2011 of the Board of Directors of CAF dated November 29, 2011.

Form and Denominations

The Global Note

We will issue the notes in the form of one or more global debt securities (which we refer to collectively as the “global note”) registered in the name of Cede & Co., as nominee of DTC. The global note will be issued:

•	only in fully registered form, and

•	without interest coupons.

You may hold beneficial interests in the global note directly through DTC if you have an account at DTC, or indirectly through organizations that clear through or maintain a custodial relationship with a DTC account holder, either directly or indirectly. Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), are indirect participants in DTC, and therefore participants in Euroclear and Clearstream, Luxembourg will hold beneficial interests in the global notes indirectly at DTC.

What is a Global Security?    A global security (such as the global note) is a special type of security held in the form of a certificate by a depositary for the investors in a particular issue of securities. The aggregate principal amount of the global security equals the sum of the principal amounts of the issue of securities it represents. The depositary or its nominee is the sole legal holder of the global security. The beneficial interests of investors in the issue of securities are represented in book-entry form in the computerized records of the depositary. If investors want to purchase securities represented by a global security, they must do so through brokers, banks or other financial institutions that have an account with the depositary. In the case of the notes, DTC will act as depositary and Cede & Co. will act as DTC’s nominee.

Special Investor Considerations for Global Securities.    Because you, as an investor, will not be a registered legal holder of the global note, your rights relating to the global note will be governed by the account rules of your bank or broker and of the depositary, DTC, as well as general laws relating to securities transfers. While the notes are held as global notes, we will not recognize a typical investor as a legal owner of the notes and instead will deal only with the fiscal agent and DTC or its nominee, the registered legal holder of the global note.

You should be aware that as long as the notes are issued only in the form of a global security:

•	You cannot get the notes registered in your own name.

•	You cannot receive physical certificates for your interests in the notes.

•	You will not be a registered legal holder of the notes and must look to your own bank or broker for payments on the notes and protection of your legal rights relating to the notes.

•	You may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

As an owner of beneficial interests in the global note, you may not be able to pledge your interests to anyone who does not have an account with DTC, or to otherwise take actions in respect of your interests, because you cannot get physical certificates representing those interests.

•

DTC’s policies will govern payments of principal and interest, transfers, exchanges and other matters relating to your interest in the global note. We and the fiscal agent have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global note. Also, we and the fiscal agent do not supervise DTC in any way.

•	DTC will require that interests in the global note be purchased or sold within its system using same-day funds.

Description of DTC.    We understand that:

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC account holder, either directly or indirectly.

DTC’s rules are on file with the Securities and Exchange Commission.

DTC’s records reflect only the identity of the account holders to whose accounts beneficial interests in the global note are credited. These account holders may or may not be the owners of the beneficial interests so recorded. The account holders will be responsible for keeping account of their holdings on behalf of the beneficial owners.

Definitive Notes

In a few special situations described in the next paragraph, the global note will terminate and your interests in it will be exchanged for physical certificates representing the notes, which we refer to as “definitive notes”. After that exchange, the choice of whether to hold the definitive notes directly or in “street name” (in computerized book-entry form) will be up to you. You must consult your own bank or broker to find out how to have your interests in the definitive notes transferred to your own name, if you wish to be a direct legal holder of the definitive notes.

We will cause definitive notes to be issued in exchange for the global note if we decide in our sole discretion not to have any of the notes represented by the global note or if DTC or its nominee notifies us that:

•	it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note;

•	it has ceased to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered and we do not appoint a successor depositary within 90 days; or

•

an event of default with respect to the notes represented by the global note has occurred and is continuing as described under “Description of the Debt Securities — Default; Acceleration of Maturity” in the accompanying prospectus.

We would issue definitive notes:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of multiples of $1,000.

Any definitive notes issued in this way would be registered in the names and denominations requested by DTC.

Payments on the Notes

The Global Notes.    The fiscal agent will make payments of principal of, and interest on, the global notes to Cede & Co., the nominee for DTC, as the registered owner. The principal of, and interest on, the notes will be payable in immediately available funds in U.S. dollars.

We understand that it is DTC’s current practice, upon DTC’s receipt of any payment of principal of, or interest on, global securities such as the global note, to credit the accounts of DTC account holders with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by DTC account holders to owners of beneficial interests in the global note held through these account holders will be the responsibility of the account holders, as is now the case with securities held for the accounts of customers registered in “street name”.

Neither we nor the fiscal agent will have any responsibility or liability for any aspect of DTC’s or its account holders’ records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

“Street name” and other owners of beneficial interests in the global note should consult their banks or brokers for information on how they will receive payments.

Definitive Notes.    Payment of the principal of definitive notes, if any exist, may be made at the office of the fiscal agent. Payment of the interest on definitive notes will be paid by check mailed to you if you are a registered holder of definitive notes. At the request of a registered holder of more than $1,000,000 principal amount of definitive notes, payments of principal or interest may be made to that holder by wire transfer.

Unclaimed Payments on the Notes.    Any monies we pay to our fiscal agent or any paying agent for the payment of the principal of or interest on any notes that remain unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to us by such agent. Upon such repayment, all liability of our fiscal agent or any paying agent with respect to such monies shall thereupon cease, without, however, limiting in any way our unconditional obligation to pay principal of or any interest on the notes when due.

Transfer and Exchange of the Notes

The Global Note.    Except as described below, the global note may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial Interests in the Global Note.    Beneficial interests in the global note will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC. Beneficial interests will be in multiples of $1,000.

Definitive Notes.    You may present definitive notes, if any exist, for registration of transfer or exchange at the corporate trust office of the fiscal agent in The City of New York, which we have appointed as the security registrar and transfer agent for the notes.

Exercise of Legal Rights Under the Notes

DTC may grant proxies or otherwise authorize DTC account holders (or persons holding beneficial interests in the notes through DTC account holders) to exercise any rights of a legal holder of the global note or take any other actions that a holder is entitled to take under the fiscal agency agreement or the notes. Under its usual procedures, as soon as possible after a record date, DTC would mail an omnibus proxy to us assigning Cede & Co.’s consenting or voting rights to those DTC account holders to whose accounts the notes are credited on such record date. Accordingly, in order to exercise any rights of a holder of notes, as an owner of a beneficial interest in the global note you must rely on the procedures of DTC and, if you are not an account holder, on the procedures of the account holder through which you own your interest.

We understand that, under existing industry practice, in the event that you, as an owner of a beneficial interest in the global note, desire to take any action that Cede & Co., as the holder of the global note, is entitled to take, Cede & Co. would authorize the relevant DTC account holder to take the action, and the account holder would authorize you, as an owner of a beneficial interest in the global note, through its accounts, to take the action or would otherwise act upon the instructions of beneficial owners owning through it.

Although DTC has agreed to the procedures described above in order to facilitate transfers of notes among DTC account holders, DTC is under no obligation to perform or continue to perform such procedures, and these procedures may be modified or discontinued at any time.

“Street name” and other owners of beneficial interests in the global note should consult their banks or brokers for information on how to exercise and protect their rights in the notes represented by the global note.

Notices

Notices will be sent by mail to the registered holders of the notes. If the notes are represented by a global note, any such notices will be delivered to DTC.

Certain Other Provisions

You should refer to the accompanying prospectus under the heading “Description of the Debt Securities” for a description of certain other provisions of the notes and the fiscal agency agreement.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

It applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that purchases or sells notes as part of a wash sale for tax purposes,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation or an entity treated as a domestic corporation for purposes of the Internal Revenue Code;

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

The notes will be fungible with the 4.375% Notes due 2022 that were issued on June 15, 2012 for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest. A United States holder will be required to include in gross income the stated interest on a note (other than the portion of the first interest payment attributable to the period prior to the date the note is issued (“pre-issuance accrued interest”)) at the time that such interest accrues or is received, in accordance with the United States holder’s regular method of accounting for U.S. federal income tax purposes. Any payment of pre-issuance accrued interest should be treated as a return of such pre-issuance accrued interest and not as a payment of interest on the note. Amounts treated as pre-issuance accrued interest should not be taxable when received but should reduce a United States holder’s adjusted tax basis in the note by a corresponding amount (in the same manner as would a payment of principal).

Amortizable Bond Premium. In the event that the amount paid for the notes offered by this prospectus supplement and purchased in the initial issuance (excluding the amount paid for pre-issuance accrued interest) is in excess of the principal amount of the notes, you may elect to treat such excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note’s yield to maturity. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. You should consult your tax advisor regarding the application of these rules in your particular circumstances.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

Initial settlement for interests in the notes will be made in same-day U.S. dollar funds.

With regard to secondary market trading of interests in the notes, we understand the following:

Secondary market sales of interests in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market sales of interests in the notes held through Euroclear or Clearstream, Luxembourg to purchasers of interests in the notes through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds.

Cross-market transfers between persons holding interests in the notes directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the notes in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the respective U.S. depositary.

Because of time-zone differences, credits of interests in the notes received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be dated the business day following the DTC settlement date. Such credits or any transactions in such interests in the notes settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg participants on such business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in the notes by or through a Euroclear participant or a Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

Although we expect that DTC, Euroclear and Clearstream, Luxembourg will follow the foregoing procedures in order to facilitate transfers of interests in notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be changed or discontinued at any time. None of us, the fiscal agent or any other agent will have any responsibility for the performance by any clearing system, or their respective direct or indirect participants or accountholders, of their respective obligations under the rules and procedures governing their operations.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated May 24, 2000 and a related pricing agreement dated September 18, 2012, we have agreed to sell to the underwriters named below and, subject to certain conditions, each underwriter has severally agreed to purchase the following respective principal amounts of notes:

Underwriter	Principal Amount
Deutsche Bank Securities Inc.	$135,698,000
Goldman, Sachs & Co.	$135,698,000
HSBC Securities (USA) Inc.	$135,698,000

Total	$407,094,000

The underwriting agreement and related pricing agreement provide that the underwriters are obligated to purchase all of the notes if any are purchased.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to certain conditions contained in the underwriting agreement and the related pricing agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We estimate that our out-of-pocket expenses for this offering will be approximately $300,000.

Commissions and Discounts

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering the underwriters may change the public offering price and may allow concessions and discounts to broker/dealers.

Trading of the Notes

One or more of the underwriters intends to make a secondary market for the notes. However, the underwriters are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. These transactions may be effected on the London Stock Exchange, in the over-the-counter market or otherwise. No assurance can be given as to how liquid the trading market for the notes will be.

Price Stabilization and Short Positions

In connection with the offering the underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate-covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

In connection with the issue of the notes, HSBC Securities (USA) Inc. and HSBC Bank plc, as the Stabilizing Manager(s) (or persons acting on behalf of any Stabilizing Manager(s)) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager(s) (or persons acting on behalf of the Stabilizing Manager(s)) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager(s) (or person(s) acting on behalf of any Stabilizing Manager(s)) in accordance with all applicable laws and rules.

Settlement and Sales of Notes

We expect the delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the sixth business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time for any such trade to prevent a failed settlement and should consult their own advisor.

Selling Restrictions

The underwriters have represented and agreed that they have not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and in a manner that will not impose any obligations on CAF except as set forth in the underwriting agreement and related pricing agreement.

United Kingdom.    Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Hong Kong.    The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer of the notes. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. This prospectus supplement does not constitute a “prospectus” (as defined in section 2(1) of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong)), nor is it an advertisement, invitation or document containing an advertisement or invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong). The securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance or an invitation to the public within the meaning of the Securities and Futures Ordinance, or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance. No advertisement, invitation or document relating to these securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder. This prospectus supplement is strictly confidential to the person to whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by you to any other person in Hong Kong or used for any purpose in Hong Kong other than in connection with your consideration of the offer of the notes.

Japan.    The notes have not been and will not be registered under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) since the offering in Japan constitutes the private placement to qualified institutional investors under Article 2, Paragraph 3, Item 2-A of the FIEL. Any transfer of the notes is prohibited except where it is transferred to qualified institutional investors, as defined in Article 10 of the Ordinance of Cabinet Office Concerning Definitions Provided in Article 2 of the Financial Instruments and Exchange Law of Japan.

Singapore.    This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

Taiwan.    The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, pursuant to relevant securities laws and regulations. The notes may not be and will not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Law of Taiwan that require the registration with or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized or will be authorized to offer or sell notes in Taiwan.

Underwriters and Affiliates

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF THE NOTES

Sullivan & Cromwell LLP, Washington, D.C., will pass upon the validity of the notes on our behalf. Wilmer Cutler Pickering Hale and Dorr LLP, Washington, D.C., will pass upon the validity of the notes on behalf of the underwriters. Sullivan & Cromwell LLP and Wilmer Cutler Pickering Hale and Dorr LLP may rely as to certain matters on the opinion of Mr. Ricardo Sigwald, our General Counsel.

$2,000,000,000

CORPORACIÓN ANDINA DE FOMENTO

Debt Securities

Guarantees

We may from time to time offer up to $2,000,000,000 (or its equivalent in other currencies) aggregate principal amount of the securities described in this prospectus. The securities may be debentures, notes, guarantees or other unsecured evidences of indebtedness. In the case of debt securities sold at an original issue discount, we may issue a higher principal amount up to an initial public offering price of $2,000,000,000 (or its equivalent).

We may offer the securities from time to time as separate issues. In connection with any offering, we will provide a prospectus supplement describing the amounts, prices, maturities, rates and other terms of the securities we are offering in each issue.

We may sell the securities directly to or through underwriters, and may also sell securities directly to other purchasers or through agents.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 22, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, which we refer to as the Securities Act, using a “shelf” registration process. Under the shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

This prospectus provides you with a general description of our business and of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement before purchasing our securities. If the information in any prospectus supplement differs from the information in this prospectus or in the registration statement, you should rely on the information in the prospectus supplement.

The registration statement, any post-effective amendment to the registration statement and their various exhibits contain additional information about Corporación Andina de Fomento (“CAF”), the securities we may issue and other matters. All of these documents may be inspected at the offices of the Securities and Exchange Commission.

You should rely only on the information in this prospectus or in other documents to which we have referred you in making your investment decision. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date specified on the cover of this document.

Except as otherwise specified, all amounts in this prospectus are expressed in United States dollars (“dollars,” “$,” “U.S.$” or “U.S. dollars”).

Certain amounts that appear in this prospectus may not sum because of rounding adjustments.

FORWARD-LOOKING INFORMATION

This prospectus may contain forward-looking statements. Statements that are not historical facts are statements about our beliefs and expectations and may include forward-looking statements. These statements are identified by words such as “believe”, “expect”, “anticipate”, “should” and words of similar meaning. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual financial and other results may differ materially from the results discussed in the forward-looking statements. Therefore, you should not place undue reliance on them. Factors that might cause such a difference include, but are not limited to, those discussed in this prospectus, such as the effects of economic or political turmoil in one or more of our shareholder countries.

CORPORACIÓN ANDINA DE FOMENTO

CAF was established in 1968 pursuant to the Agreement establishing the Corporación Andina de Fomento (the “Constitutive Agreement”), an international treaty, and seeks to foster and promote economic development within Latin America and the Caribbean. CAF is a multilateral financial institution, the principal shareholders of which are the current contracting parties to the Constitutive Agreement — the Plurinational State of Bolivia, the Republics of Argentina, Colombia, Ecuador, Panama, Paraguay and Peru, the Federative Republic of Brazil, the Oriental Republic of Uruguay and the Bolivarian Republic of Venezuela, each of which we refer to in this prospectus as a full member shareholder country and which we refer to collectively in this prospectus as the full member shareholder countries. At December 31, 2011, the full member shareholder countries of CAF collectively accounted for 93.2%1 of the nominal value of our paid-in capital. The other shareholder countries of CAF are Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal, Spain and Trinidad and Tobago, each of which we refer to in this prospectus as an associated shareholder country and which we refer to collectively in this prospectus as the associated shareholder countries. At December 31, 2011, our associated shareholder countries collectively accounted for 6.7%2 of the nominal value of our paid-in capital. Our shares are also held by 14 financial institutions based in the full member shareholder countries, which collectively accounted for 0.1% of the nominal value of the paid-in capital at December 31, 2011. We refer to our full member shareholder countries and our associated shareholder countries collectively as our shareholder countries. CAF commenced operations in 1970. Our headquarters are in Caracas, Venezuela, and we have regional offices in Bogota, Brasilia, Buenos Aires, La Paz, Lima, Panama City, Montevideo, Madrid and Quito.

We offer financial and related services to the governments of, and public and private institutions, corporations and joint ventures in, our shareholder countries. Primarily, we provide short, medium and long-term loans and guarantees; to a lesser extent, we also participate as a limited equity investor in corporations and investment funds, and provide technical and financial assistance, as well as administrative services for certain regional funds.

The Constitutive Agreement generally delegates to our Board of Directors the power to establish and direct our financial, credit and economic policies. Our Board of Directors has adopted a formal statement of our financial and operational policies, the (Políticas de Gestión). These operational policies provide our management with guidance as to significant financial and operational issues, and they may not be amended by the Board of Directors in any manner inconsistent with the Constitutive Agreement. In 1996, the Constitutive Agreement was amended to include and further increase certain lending and borrowing limitations previously set forth in these operational policies. See “Operations of CAF — Credit Policies”.

We raise funds for operations both within and outside our shareholder countries. Our strategy with respect to funding, to the extent possible under prevailing market conditions, is to match the maturities of our liabilities to the maturities of our loan portfolio.

Our objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping our shareholder countries make their economies diversified, competitive and more responsive to social needs.

LEGAL STATUS OF CAF

As an international treaty organization, we are a legal entity under public international law. We have our own legal personality, which permits us to enter into contracts, acquire and dispose of property and take legal action. The Constitutive Agreement has been ratified by the legislature in each of the full member shareholder countries. We have been granted the following immunities and privileges in each full member shareholder country:

(1)	immunity from expropriation, search, requisition, confiscation, seizure, sequestration, attachment, retention or any other form of forceful seizure by reason of executive or administrative action by any of

1 Argentina and Paraguay became full member shareholder countries during 2011; they were previously associated shareholder countries.

2 Portugal became an associated shareholder country in 2011.

the full member shareholder countries and immunity from enforcement of judicial proceedings by any party prior to final judgment;

(2)	free convertibility and transferability of our assets;

(3)	exemption from all taxes and tariffs on income, properties or assets, and from any liability involving payment, withholding or collection of any taxes; and

(4)	exemption from any restrictions, regulations, controls or moratoria with respect to our property or assets.

In addition, we have entered into agreements with each of our associated shareholder countries, except Portugal (ratification by Portugal is pending as of the date hereof). Pursuant to these agreements, each country has agreed to extend to us, with respect to our activities in and concerning that country, immunities and privileges similar to those we have been granted in the full member shareholder countries.

The governments of some of CAF’s shareholder countries have historically taken actions, such as nationalizations and exchange controls, that would be expected to adversely affect ordinary commercial lenders. In light of the immunities and privileges discussed above, we have not been adversely affected by these actions.

USE OF PROCEEDS

Unless otherwise specified in the accompanying prospectus supplement, we will use the net proceeds of the sale of the securities to fund our lending operations.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness at March 31, 2012 and does not give effect to any transaction since that date.

At March 31, 2012
(in millions)
Short-term debt(1)	$6,794.9

Long-term debt (maturities over one year)	$8,836.5
Stockholders’ Equity
Capital
Subscribed capital, paid-in and un-paid (authorized capital $10.0 billion)(2)	4,147.6
Less: Un-paid capital	(663.4)

Paid-in capital	3,484.2
Additional paid-in capital	502.1

Total Capital	3,986.2
Reserves
Mandatory reserve	414.1
General reserve	1,871.5

Total reserves	2,285.7
Retained earnings	46.6

Total stockholders’ equity	6,318.5

Total long-term debt and stockholders’ equity	$15,155.0

(1)	Includes deposits, commercial paper, short-term borrowings, the current portion of bonds, borrowings and other obligations, accrued interest payable, commissions payable and the current portion of derivative instrument liabilities.
(2)	In addition to subscribed capital shown in the table, CAF’s subscribed capital included callable capital of $1.6 billion at March 31, 2012.

CAPITAL STRUCTURE

General

As of March 31, 2012:

CAF’s authorized capital is $10.0 billion, of which $6.5 billion will be paid-in capital and $3.5 billion will be callable capital.

Our shares are divided into Series “A” shares, Series “B” shares and Series “C” shares.

Series “A” shares may be owned only by the full member shareholder countries. Each full member shareholder country owns one Series “A” share, which is held by the government, either directly or through a government-designated social or public purpose institution. Each of the full member shareholder countries owning a Series “A” share is entitled to elect one Director and one Alternate Director to our Board of Directors.

Series “B” shares are currently owned by the full member shareholder countries, and are held by the governments either directly or through designated governmental entities, except for certain Series “B” shares currently constituting 0.1% of our outstanding shares, which are owned by 14 private sector financial institutions in the full member shareholder countries at December 31, 2011. We offered and sold Series “B” shares to private sector financial institutions in 1989 in order to obtain the benefit of their views in the deliberations of our Board of Directors. As owners of Series “B” shares, the full member shareholder countries collectively are entitled to elect five additional Directors and five Alternate Directors through cumulative voting, and the 14 private sector financial institutions collectively are entitled to elect one Director and one Alternate Director.

Series “C” shares are currently owned by eight associated shareholder countries: Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal, Spain and Trinidad and Tobago. We make available Series “C” shares for subscription by countries which are not full member shareholder countries in order to strengthen links between these countries and the full member shareholder countries. Ownership of our Series “C” shares by these countries makes entities in these countries that deal with entities in full member shareholder countries eligible to receive loans from us with respect to these dealings. Holders of Series “C” shares collectively are entitled to elect two Directors and two Alternate Directors.

Under the Constitutive Agreement, Series “A” shares may be held by or transferred only to governments or government-designated social or public purpose institutions. Series “B” shares also may be held by or transferred to such entities and, in addition, may be held by or transferred to private entities or individuals in the full member shareholder countries, except that no more than 49% of the Series “B” shares within any country may be held by private entities or individuals. Series “C” shares may be held by or transferred to public or private entities or individuals outside the full member shareholder countries. Unless a shareholder country withdraws, Series “A” and Series “B” shares may only be transferred within such country.

An amendment to the Constitutive Agreement became effective on July 9, 2008, which (i) allows, under certain circumstances, Latin American and Caribbean countries, including those that are currently associated shareholder countries, to own Series “A” shares and become full member shareholder countries, and (ii) expands CAF’s formal purpose to include supporting sustainable development and economic integration within all of Latin America and the Caribbean, as opposed to within only the Andean region. Consequently, on March 17, 2009, CAF’s Extraordinary Shareholder’s Meeting approved the terms and conditions precedent by which Argentina, Brazil, Panama, Paraguay and Uruguay may become contracting parties to the Constitutive Agreement, may become full member shareholder countries and may own Series “A” shares. As of the date of this prospectus, Argentina, Brazil, Panama, Paraguay and Uruguay have ceased to be Series “C” shareholder countries, have adhered to the Constitutive Agreement and now possess Series “A” shares.

Paid-in Capital and Un-paid Capital

At December 31, 2011, CAF’s subscribed paid-in and un-paid capital was $3.9 billion, of which $3.2 billion was paid-in capital and $669.9 million was un-paid capital, which will be paid in installments according to the agreements subscribed with the shareholder countries. Over the years, we have had several increases of subscribed capital.

Since 1990, capital contributions to CAF have included a premium (valor patrimonial) paid on each share purchased. This premium is in addition to the nominal $5,000 per share value established by CAF’s by-laws. The premium is determined at the beginning of each subscription and applies to all payments under that subscription.

A list of selected capital contributions follows:

Argentina

In 2001, Argentina subscribed to paid-in capital of $25.0 million, which was paid in full in 2005. Also, in 2005, Argentina subscribed to an additional paid-in capital increase of $75.0 million, which was paid in full in 2008.

In 2007, Argentina entered into an agreement to subscribe to an additional $543.0 million in Series “C” shares, of which it paid $315.0 million in 2009, $105.0 million in 2010 and the remaining balance of $123.0 million in 2011.

In 2009, Argentina subscribed to an additional $190.0 million in Series “C” shares, to be paid in seven installments. The first annual installment of $10.0 million was paid in 2011.

In 2010, Argentina subscribed to $126.0 million in callable capital.

In February 2011, upon completion of all requirements to become a full member shareholder country, Argentina acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” shares equivalents.

Bolivia

In 2002, the Plurinational State of Bolivia subscribed to a paid-in capital increase of $19.7 million, which was paid in six installments ending in 2008.

In 2009, Bolivia subscribed to an additional $105.0 million in Series “B” shares, to be paid in eight installments, of which it paid $5.0 million in 2010 and $5.0 million in 2011.

Brazil

In 2003, the Federative Republic of Brazil subscribed to an additional capital contribution of $50.0 million, which was paid in full in 2005.

In 2007, Brazil entered into an agreement to subscribe to an additional $467.0 million in Series “C” shares, of which it paid $234.4 million in 2009, $83.2 million in 2010, $132.2 million in 2011 and $17.1 million in 2012.

In 2009, Brazil subscribed to an additional $190.0 million in Series “C” shares to be paid in seven installments, beginning in 2011.

In 2009, Brazil subscribed to $126.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Brazil acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” shares equivalents.

Chile

In 2007, the Republic of Chile subscribed to an additional $50.0 million in Series “C” shares, which was paid in full in the same year.

Colombia

In 2002, the Republic of Colombia subscribed to a paid-in capital increase of $95.2 million, which was paid in full in 2007.

In 2009, Colombia subscribed to an additional $20.0 million in Series “B” shares, which was paid in full in 2010.

In 2010, Colombia subscribed to an additional $150.0 million in Series “B” shares to be paid in five installments, of which it paid $2.0 million in 2010 and $18.0 million in 2011.

Costa Rica

In 2006, Costa Rica paid in full its subscribed capital of $20.0 million.

Dominican Republic

In 2004, the Dominican Republic entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $50.0 million, which was paid in full in 2009.

Ecuador

In 2002, the Republic of Ecuador subscribed to a paid-in capital increase of $19.7 million, which was paid in full in 2006.

In 2009, Ecuador subscribed to an additional $105.0 million in Series “B” shares to be paid in eight installments, of which it paid $5.0 million in 2010 and $5.0 million in 2011.

Panama

In 2005, the Republic of Panama subscribed to an additional capital contribution of $10.0 million, which was paid in full in 2009.

In 2008, Panama entered into an agreement to subscribe to an additional $170.0 million in Series “C” shares. As of December 31, 2011, Panama has paid $110.0 million, with the balance to be paid in three annual installments ending in 2013.

In 2009, Panama subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments. The first installment for $3.0 million was paid in 2011.

In 2010, Panama subscribed to $36.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Panama acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” shares equivalents.

Paraguay

In 2008, the Republic of Paraguay entered into an agreement to subscribe to an additional $189.0 million in Series “C” shares. As of December 31, 2011, Paraguay has paid $100.0 million, with the balance to be paid in two installments in 2013 and 2014.

In 2009, Paraguay subscribed to an additional $81.0 million in Series “C” shares to be paid in seven installments. The first installment for $3.0 million was paid in 2011.

In December 2011, upon completion of all requirements to become a full member shareholder country, Paraguay acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” shares equivalents.

Peru

In 2002, the Republic of Peru subscribed to a paid-in capital increase of $70.2 million, which was paid in full in 2006.

In 2009, Peru subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments. As of December 31, 2011, Peru has paid $40 million, with the balance to be paid in six annual installments ending in 2017.

Portugal

In 2009, the Republic of Portugal subscribed to EUR 15.0 million in Series “C” shares to be paid in four equal installments and EUR 60.0 million in callable capital. As of December 31, 2011, Portugal has paid EUR 7.5 million with the balance to be paid in two equal annual installments ending in 2013.

Spain

In 2002, Spain subscribed to paid-in capital of $100.0 million, which was paid in full in 2004. In 2002, Spain also subscribed to callable capital of $200.0 million.

In 2010, Spain subscribed to an additional $327.0 million of paid-in capital to be paid in five annual and equal installments ending in 2014. The first two payments were received in 2010 and 2011, for a total aggregate amount of $130.8 million.

Trinidad and Tobago

In 2009, Trinidad and Tobago entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $6.0 million, of which it paid $2.0 million in 2009 and $2.0 million in 2010, with the balance to be paid in two installments in 2012 and 2013.

On April 13, 2012, Trinidad and Tobago entered into an agreement to subscribe to an additional $323.4 million in Series “C” shares of CAF, to be paid in three annual installments. Additionally, Trinidad and Tobago has formally expressed its intention to become a contracting party to the Constitutive Agreement. Subject to the satisfaction of certain conditions precedent, the subscription agreement contemplates the issuance of one Series “A” share to Trinidad and Tobago, as well as the exchange of Series “C” shares for Series “B” shares.

Uruguay

In 2001, Uruguay subscribed to paid-in capital of $5.0 million, which was paid in full in 2004.

In 2002, Uruguay subscribed to an additional $15.0 million of paid-in capital, which was paid in full in 2006.

In 2004, Uruguay subscribed to an additional capital contribution of $20.0 million, which was paid in full in 2008.

In 2007, Uruguay entered into an agreement to subscribe to an additional $137.0 million in Series “C” shares, of which it paid $81.0 million in 2009, $27.0 million in 2010 and the balance of $29.0 million in 2011.

In 2009, Uruguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven annual installments ending in 2017, of which it paid $3.0 million in 2011.

In 2009, Uruguay subscribed to $36.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Uruguay acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” shares equivalents.

Venezuela

In 2002, the Bolivarian Republic of Venezuela subscribed to a paid-in capital increase of $70.2 million, which was paid in full in 2006.

In 2009, Venezuela subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments, of which it has paid $40.0 million as of December 31, 2011.

As of the date of this prospectus, all shareholder countries were current in their capital payments, with the exception of Brazil, with an aggregate pending balance of $10.1 million, of which $10.0 million relates to the 2009 subscription agreement and the remaining $0.1 million relates to the 2007 subscription agreement. CAF has been informed by Brazil that operational factors have delayed payment of the remaining balance, which is expected to be paid in the near future.

The following table sets out the nominal value of our subscribed paid-in capital and un-paid capital as of December 31, 2011:

Shareholders	Paid-in Capital	Un-paid Capital
	(in U.S.$ thousands)
Series “A” Shares:
Argentina	$1,200	$—
Bolivia	1,200	—
Brazil	1,200	—
Colombia	1,200	—
Ecuador	1,200	—
Panama	1,200	—
Paraguay	1,200	—
Peru	1,200	—
Uruguay	1,200	—
Venezuela	1,200	—
Series “B” Shares:
Argentina	289,945	63,380
Bolivia	177,665	33,450
Brazil	264,940	73,400
Colombia	631,700	45,770
Ecuador	179,075	33,450
Panama	57,965	39,515
Paraguay	46,230	49,755
Peru	633,715	119,720
Uruguay	83,380	18,310
Venezuela	633,710	119,720
Private sector financial institutions	1,755	50
Series “C” Shares:
Chile	25,730	—
Costa Rica	15,280	—
Dominican Republic	27,105	—
Jamaica	845	—
Mexico	21,895	—
Portugal	3,545	3,590
Spain	120,360	69,080
Trinidad and Tobago	2,525	710

Total	$3,229,365	$669,900

Reserves

Article 42 of the Constitutive Agreement requires that at least 10% of our net income in each year be allocated to a mandatory reserve until that reserve amounts to 50% of subscribed capital. The mandatory reserve can be used only to offset losses. We also maintain a general reserve to cover contingent events and as a source of funding of last resort in the event of temporary illiquidity or when funding in the international markets is not available or is impractical. The general reserve is invested in short-term securities and certificates of deposit that are easily convertible into cash. The mandatory reserve is an accounting reserve.

At December 31, 2011, our reserves totaled $2.2 billion. At such date, the mandatory reserve amounted to $398.8 million, or 10.2% of subscribed paid-in and un-paid capital, and the general reserve amounted to $1.8 billion.

Callable Capital

In addition to our subscribed paid-in and un-paid capital, our shareholders have subscribed to callable capital totaling $1.6 billion at December 31, 2011. Our callable capital may be called by the Board of Directors to meet our obligations only to the extent that we are unable to meet such obligations with our own resources.

The Constitutive Agreement provides that the obligation of shareholders to pay for the shares of callable capital, upon demand by the Board of Directors, continues until such callable capital is paid in full. Thus, we consider the obligations of shareholder countries to pay for their respective callable capital subscriptions to be binding obligations backed by the full faith and credit of the respective governments. If the callable capital were to be called, the Constitutive Agreement requires that the call be prorated among shareholders in proportion to their shareholdings.

SELECTED FINANCIAL INFORMATION

The following selected financial information as of and for the years ended December 31, 2011, 2010 and 2009 has been derived from our audited financial statements for those periods, which were audited by Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited. The report of independent auditors of Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited has been included on page F-4 of this document. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The following selected financial information as of and for the three-month period ended March 31, 2012 and 2011 has been derived from our unaudited condensed interim financial information and includes all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at such dates and our results of operations for such periods. The results of the three-month period ended March 31, 2012 are not necessarily indicative of results to be expected for the full year 2012. The selected financial information should be read in conjunction with our audited financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2011	2010	2009	2012	2011
	(in U.S.$ thousands, except ratios)
Income Statement Data
Interest income	$429,019	$385,555	$483,853	$130,435	$99,124
Interest expense	(213,028)	(173,215)	(188,725)	(62,790)	(47,141)

Net interest income	215,991	212,340	295,128	67,645	51,983
(Credit) Provision to allowance for loan losses	(11,771)	(2,990)	(1,656)	4,700	7,800

Net interest income after (credit) provision to allowance for loan losses	227,762	215,330	296,784	62,945	44,183
Non-interest income	4,565	7,900	13,997	2,148	6,088
Non-interest expenses	(84,571)	(70,804)	(62,709)	(21,874)	(18,018)
Net income before unrealized changes in fair value related financial instruments	147,756	152,426	248,072	43,219	32,253
Unrealized changes in fair value related to financial instruments	4,823	13,713	(13,363)	3,400	(4,701)

Net income	$152,579	$166,139	$234,709	$46,619	$27,552

Balance Sheet Data (end of period)
Current assets (net of allowance)(1)	7,964,836	$6,496,682	$5,954,581	$8,147,165	$7,356,667
Non-current assets	13,570,514	12,050,193	9,932,488	13,802,759	12,703,848

Total assets	21,535,350	$18,546,875	$15,887,069	$21,949,923	$20,060,515

Current liabilities(2)	6,750,727	5,155,591	4,590,199	6,794,941	7,002,923
Long-term liabilities	8,433,370	7,638,097	6,010,066	8,836,464	7,241,172
Total liabilities	15,184,097	12,793,688	10,600,265	15,631,405	14,244,095
Total stockholders’ equity	6,351,253	5,753,187	5,286,804	6,318,518	5,816,420

Total liabilities and stockholders’ equity	21,535,350	$18,546,875	$15,887,069	$21,949,923	$20,060,515

Loan Portfolio and Equity Investments
Loans before allowance	14,980,744	$13,783,043	$11,686,689	$15,323,031	$14,951,661
Allowance for loan losses	130,636	141,364	143,911	135,364	149,432
Equity investments	111,889	94,721	85,482	114,172	72,897
Selected Financial Ratios
Return on average total stockholders’ equity(3)(4)	2.5%	3.0%	4.7%	2.9%	1.9%
Return on average paid-in capital(4)	5.0%	6.3%	9.9%	5.4%	3.8%
Return on average assets(5)	0.8%	1.0%	1.6%	0.9%	0.6%
Administrative expenses divided by average assets)	0.4%	0.4%	0.4%	0.4%	0.4%
Overdue loan principal as a percentage of loan portfolio (excluding non-accrual loans)	0.0%	0.0%	0.0%	0.0%	0.0%
Non-accrual loans as a percentage of loan portfolio	0.05%	0.0%	0.0%	0.05%	0.0%
Allowance for losses as a percentage of loan portfolio	0.9%	1.0%	1.2%	0.9%	1.0%

(1)	Includes cash, deposits, trading, other investments, accrued interest and commissions receivable and loans with remaining maturities less than one year minus allowance for losses.
(2)	Includes deposits, commercial paper, advances and short term borrowings, accrued interest payable, bonds with remaining maturities less than one year and borrowings and other obligations with remaining maturities less than one year.
(3)	Net income divided by annual average stockholders’ equity.
(4)	Net income divided by annual average subscribed and paid-in capital.
(5)	Net income divided by annual average assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements beginning on page F-5 and notes thereto beginning on page F-10 of this prospectus.

Summary of Results

During the three years ended December 31, 2011, our net income decreased at a compound average annual rate of approximately 27.0%. Our net income for the year ended December 31, 2011 was $152.6 million, representing a decrease of $13.6 million, or 8.2%, over net income of $166.1 million for 2010. This decrease resulted principally from the decline in market interest rates. For the year ended December 31, 2010, our net income was $166.1 million, representing a decrease of $68.6 million, or 29.2%, over net income of $234.7 million for 2009. This decrease also resulted principally from a decrease in market interest rates.

CAF’s net income for the three-month period ended March 31, 2012 was $46.6 million, representing an increase of $19.1 million, or 69.2%, over net income of $27.6 million for the corresponding period in 2011. This increase resulted principally from an increase in market interest rates, as well as the loan and liquidity portfolios, compared to the corresponding period in 2011. In addition, CAF’s interest-earning assets increased in all categories of assets.

The reported annualized percentage increase (decrease) in real GDP for 2011 for each of the full member shareholder countries at September 30, 2011 was as follows: Argentina, 9.5%; Bolivia, 5.0%; Brazil, 3.0%; Colombia, 5.8%; Ecuador, 8.1%; Panama, 10.4%; Paraguay, 4.0%; Peru, 6.7%; Uruguay, 6.3%; and Venezuela, (4.0%).

The recent financial crisis and global economic recession affected our business but have not had a material adverse effect on our results of operations or financial position. Based on our investment strategy and given our investment guidelines, our liquid investment portfolio is of short duration and has no material exposure to structured products such as mortgage-backed or asset-backed securities. Moreover, certain recent developments, such as the European sovereign debt crisis and fluctuations in commodity prices, have not thus far impacted our operations. We have no outstanding loans to European Union countries in our loan portfolio, and our exposure to European Union countries in our liquidity portfolio is principally in the form of securities and is not material in amount. Our liquidity portfolio is not materially exposed to countries involved in the European sovereign debt crisis.

The volatility of credit spreads during the past three years has varied our borrowing costs, the effect of which was partially offset by changing the interest rates we charge our borrowers (after swaps). During 2011, the LIBOR rate, which is the basis for the interest payable on both our external debt and on the loans in our loan portfolio, remained low, which resulted in a lower net interest margin for our business.

Both 2011 and 2010 have been characterized by a strong growth in our loan portfolio as a result of our strategy to expand our shareholder base, principally through additional capital subscriptions by several of our existing shareholder countries, as well as the issuance of shares to new shareholder countries. These two main drivers led to a loan portfolio growth of 8.7% in 2011 compared to 2010. We do not expect that our loan portfolio will be materially affected by the activities of other development banks in the region, since financing needs by our shareholder countries exceed the current supply of lending resources; we believe that activities of other development banks are complementary to our lending operations.

On or about April 16, 2012, the Argentinean government expropriated YPF S.A., a company domiciled in Argentina, by taking over management and announcing the introduction of legislation pursuant to which Argentina would acquire at least 51% of the share capital of YPF S.A. This legislation was approved by Argentina’s Congress on May 3, 2012. YPF S.A. is the recipient of two A/B loans from CAF, each for $250 million, dated December 17, 2010, and October 26, 2011, respectively. As holder of the A portions under both loans, CAF’s total exposure is a combined $112.5 million. Although CAF believes that at least one default provision on both loans has been triggered, CAF has not accelerated either one as of the date hereof. YPF S.A. is current in its payments under both loans and YPF S.A.’s current management has expressed its intention to fulfill the company’s scheduled payment obligations.

Critical Accounting Policies

General

Our financial statements are prepared in accordance with U.S. GAAP, which requires us in some cases to use estimates and assumptions that may affect our reported results and disclosures. We describe our significant accounting policies in Note 1 (“Significant Accounting Policies”) to our audited financial statements. We believe that some of the more significant accounting policies we use to present our financial results, involve the use of accounting estimates that we consider to be critical because: (1) they require significant management judgment and assumptions about matters that are complex and inherently uncertain; and (2) the use of a different estimate or a change in estimate could have a material impact on our reported results of operations or financial condition. Specifically, the estimates we use to determine the allowance for loan losses are critical accounting estimates.

Additionally, the fair values for some financial assets and liabilities recorded in CAF’s financial statements are determined according to the procedures established by the accounting pronouncement ASC 820. As of the date of this prospectus, we have not changed or reclassified any transaction from one level to another pursuant to the hierarchy reflected in ASC 820, thereby maintaining consistency in the application of accounting principles in this matter.

Income Statement

Interest Income

Three Months Ended March 31, 2012 and 2011.    For the three-month period ended March 31, 2012, interest income was $130.4 million, representing an increase of $31.3 million, or 31.6%, over interest income of $99.1 million for the corresponding period in 2011. This increase results principally from the increase in interest rates compared to the corresponding period in 2011 and the increase in loan portfolio.

2011, 2010 and 2009.    For the year ended December 31, 2011, our interest income was $429.0 million, representing an increase of $43.5 million, or 11.3%, compared to interest income of $385.6 million for the year ended December 31, 2010. This increase resulted from the loan portfolio growth. Interest income for the year ended December 31, 2010 represented a decrease of $98.3 million, or 20.3%, compared to interest income of $483.9 million for the year ended December 31, 2009. This decrease resulted principally from a decline in market interest rates, to which rates on our loans are related, that more than offset the impact of increased outstanding loan levels.

Interest Expense

Three Months Ended March 31, 2012 and 2011.    For the three-month period ended March 31, 2012, interest expense was $62.8 million, representing an increase of $15.6 million, or 33.2%, over interest expense of $47.1 million for the corresponding period in 2011. This increase results principally from the increase in interest rates compared to the corresponding period in 2011.

2011, 2010 and 2009.    For the year ended December 31, 2011, our interest expense was $213.0 million, representing an increase of $39.8 million, or 23.0%, from our interest expense of $173.2 million for the year ended December 31, 2010. This increase resulted primarily from an increase in liabilities to fulfill higher funding requirements caused by the increase in loan portfolio. Interest expense for the year ended December 31, 2010 represented a decrease of $15.5 million, or 8.2%, from our interest expense of $188.7 million for the year ended December 31, 2009. This decrease resulted principally from a decrease in market interest rates that more than compensated for an increase in outstanding debt.

Net Interest Income

Three Months Ended March 31, 2012 and 2011.    For the three-month period ended March 31, 2012, net interest income was $67.6 million, representing an increase of $15.7 million, or 30.1%, over net interest income of $52.0 million for the corresponding period in 2011. Despite the increase in net interest income, net interest income margin slightly decreased to 51.9% for the three-month period ended March 31, 2012 compared to 52.4% for the corresponding period in 2011, principally as a result of an increase in liabilities to fulfill higher funding requirements.

2011, 2010 and 2009.    For the year ended December 31, 2011, our net interest income was $216.0 million, representing an increase of $3.7 million, or 1.7%, over net interest income of $212.3 million for the year ended December 31, 2010. This increase resulted principally from loan portfolio growth. Our net interest income for the year ended December 31, 2010 represented a decrease of $82.8 million, or 28.1%, as compared to our net interest income of $295.1 million for the year ended December 31, 2009. This decrease resulted principally from a decline in market interest rates, as well as an increase in liabilities to fulfill higher funding requirements caused by the increase in loan portfolio.

Our net interest income margin was 1.1% in 2011, compared to 1.3% in 2010 and 2.1% in 2009. These decreases in net interest income margin in 2011 and 2010 resulted principally from a decrease in market interest rates given our high capitalization ratio.

Provision for Loan Losses

Three Months Ended March 31, 2012 and 2011.    For the three-month period ended March 31, 2012, provisions for loan losses were $4.7 million, representing a decrease of $3.1 million, or 40%, compared to the provisions for loan losses of $7.8 million taken in the corresponding period in 2011. This decrease results principally from a lower growth rate of the loan portfolio compared to the corresponding period in 2011.

2011, 2010 and 2009.    For the year ended December 31, 2011, we recorded a credit for loan losses of $11.8 million, representing an increase of $8.8 million, or 293.0%, compared with our credit for loan losses of $3.0 million for the corresponding period in 2010 and $1.7 million for the year ended December 31, 2009. Changes in the provision occurred because of an improvement in the credit quality of our loan portfolio. The allowance for loan losses as a percentage of the loan portfolio was 0.9% for 2011, 1.0% for 2010 and 1.2% for 2009. This decrease over time is due to an improvement in some of our shareholder countries’ credit ratings.

The credits and provisions in the periods described above reflect management’s estimates for both general and specific provisions. The specific provision is related to loans that have been adversely classified. The calculation of the amount set aside as the general provision is based on the sovereign ratings of the shareholder countries and their related probabilities of default, as provided by the major rating agencies, adjusted to take into account our privileges and immunities in our full member shareholder countries. The specific provision is calculated according to the requirements of ASC 310-10-35.

Non-Interest Income

Our non-interest income consists principally of commissions, dividends and equity in earnings of investments and other income.

Three Months Ended March 31, 2012 and 2011.    For the three-month period ended March 31, 2012, non-interest income was $2.2 million, representing a decrease of $3.9 million, or 65%, compared to non-interest income of $6.1 million for the corresponding period in 2011. The decrease was primarily the result of the reduction in dividends, as well as a decrease in gains, on equity investments.

For the three-month period ended March 31, 2012, dividends and gains in equity investments were $0.4 million, representing a decrease of $2.8 million, or 87%, compared to dividends and gains in equity investments of $3.2 million for the corresponding period in 2011. The decrease resulted because the investments in the new funds were made recently and therefore the dividends have not yet been received.

2011, 2010 and 2009.    For the year ended December 31, 2011, our total non-interest income was $4.6 million, representing a decrease of $3.3 million, or 42.0%, from total non-interest income of $7.9 million for the year ended December 31, 2010, which represented a decrease of $6.1 million, or 43.6%, compared to total non-interest income of $14.0 million for the year ended December 31, 2009. The decrease in total non-interest income in 2011 over 2010 resulted principally from a decrease in dividends on equity investments, and the decrease in 2010 as compared to 2009 resulted principally from a decrease in dividends and equity in earnings of investees.

Non-Interest Expenses

Our non-interest expenses consist principally of administrative expenses, representing 95.8% of total non-interest expenses in 2011.

Three Months Ended March 31, 2012 and 2011.    Administrative expenses of $21.7 million, representing 99.1% of total non-interest expenses, were $3.7 million, or 21%, higher than the $18 million in administrative expenses for the corresponding period in 2011. This increase was primarily the result of the growth in CAF’s operations and business. For the three-month period ended March 31, 2012, other non-interest expenses were $0.2 million, representing an increase of $0.1 million, or 187%, over other non-interest expenses of $67 thousand for the corresponding period in 2011.

CAF’s general and administrative expenses as a percentage of total average assets increased to an annualized level of 0.40% during the three-month period ended March 31, 2012 from 0.38% for the corresponding period in 2011.

2011, 2010 and 2009.    For the year ended December 31, 2011, our total non-interest expenses were $84.6 million, representing an increase of $13.8 million, or 19.4%, over total non-interest expenses of $70.8 million for the year ended December 31, 2010, representing an increase of $8.1 million, or 12.9%, over total non-interest expenses of $62.7 million for the year ended December 31, 2009. The increase in 2011 and 2010 resulted principally from an increase in administrative expenses given the expansion of our full member shareholder country base. The increase in 2009 resulted principally from an increase in administrative expenses given the expansion of our full member shareholder country base and the creation of two business hubs located in our current offices in Panama and Uruguay.

For the year ended December 31, 2011, administrative expenses were $81.0 million, or 0.4% of our total average assets, representing an increase of $11.3 million over administrative expenses for the year ended December 31, 2010. For the year ended December 31, 2010, administrative expenses were $69.8 million, or 0.4% of our total average assets, representing an increase of $7.2 million over administrative expenses of $62.6 million for the year ended December 31, 2009. These increases resulted principally from the impact of local currency expenses and inflation in Venezuela. Nevertheless, from December 31, 2009 to December 31, 2011, our administrative expenses have remained steady as a percentage of our total average assets.

Equity investments, which do not have readily determinable fair values and in which we have a participation of less than 20% of the investee’s equity, are required to be recorded at cost according to U.S. GAAP. Also, management is required to assess the value of these investments and determine whether any value impairment is temporary or other than temporary. Impairment charges must be taken once management has determined that the loss of value is other than temporary. As a result of the analysis of these equity investments, management determined impairment charges as follows: $0.0 in 2011, $0.0 in 2010 and $0.0 in 2009. These impairment charges represented 0.0%, 0.0% and 0.0% of our equity investments at December 31, 2011, 2010 and 2009, respectively.

Balance Sheet

Total Assets and Liabilities

March 31, 2012.    At March 31, 2012, CAF’s total assets were $21,950 million, representing an increase of $414.6 million, or 2%, over total assets of $21,535 million as of December 31, 2011. The increase in our total assets principally reflected an increase in liquid assets, as well as in the loan portfolio. At March 31, 2012, CAF’s liabilities were $15,631 million, representing an increase of $447.3 million, or 3%, from total liabilities of $15,184 million as of December 31, 2011. The increase in liabilities resulted from higher funding requirements.

2011 and 2010.    At December 31, 2011, our total assets were $21.5 billion, representing an increase of $3.0 billion, or 16.1%, over total assets of $18.6 billion at December 31, 2010. The increase in our total assets principally reflected an increase in liquid assets, as well as in the loan portfolio. At December 31, 2011, our total liabilities were $15.2 billion, representing an increase of $2.4 billion, or 18.8%, over total liabilities of $12.8 billion at December 31, 2010. The increase in our total liabilities resulted from higher funding requirements.

Asset Quality

Overdue Loans

March 31, 2012.    At March 31, 2012 and at December 31, 2011, the total principal amount of CAF’s overdue loans was $0.0 million (not including non-accrual loans in overdue status).

2011 and 2010.    There were $0.0 in overdue loans at December 31, 2011. There were $0.0 in overdue loans at December 31, 2010.

Impaired Loans and Non-Accrual Status

March 31, 2012.    At March 31, 2012 and at December 31, 2011, the total principal amount of CAF’s impaired loans was $8.2 million, or 0.05% of the total loan portfolio, for both periods, representing one loan to a private sector borrower in Colombia. Impaired loans are considered to have a non-accrual status.

2011 and 2010.    There were $8.2 million of loans in non-accrual status as of December 31, 2011. The total amount represents a loan to a private sector borrower in Colombia. There were $0.0 of loans in non-accrual status at December 31, 2010.

Restructured Loans

March 31, 2012.    At March 31, 2012, the total principal amount of outstanding restructured loans was $3.5 million, or 0.02% of the total loan portfolio, compared to $3.6 million, or 0.02%, at December 31, 2011. The total amount of restructured loans at March 31, 2012 represents one loan to a private sector borrower in Bolivia.

2011 and 2010.    During 2011 and 2010, there were no troubled debt restructurings. At December 31, 2011, the total principal amount of outstanding restructured loans was $3.6 million, or 0.02%, of the total loan portfolio, which represented one loan to a private sector borrower in Bolivia.

Loan Write-offs and Recoveries

March 31, 2012.    A total of $0.0 million was written off in the first three months of 2012. CAF booked recoveries of $28 thousand and $268 thousand during the first three months of 2012 and 2011, respectively.

2011 and 2010.    There were $0.0 in loan write-offs in 2011 and 2010. We booked recoveries of $1.0 million and $0.4 million during 2011 and 2010, respectively.

See “Operations of CAF — Asset Quality” for further information regarding our asset quality. See “Operations of CAF — Loan Portfolio” for details regarding the distribution of our loans by country and economic sector.

Off-Balance Sheet Transactions

We enter into off-balance sheet arrangements in the normal course of our business to facilitate our business and objectives and reduce our exposure to interest rate and foreign exchange rate fluctuations. These arrangements, which may involve elements of credit and interest rate risk in excess of amounts recognized on our balance sheet, primarily include (1) credit agreements subscribed and pending disbursement, (2) lines and letters of credit for foreign trade and (3) partial credit guarantees of shareholder country obligations. For further discussion of these arrangements, see Note 21 (“Commitments and Contingencies”) to our audited financial statements.

Liquidity

We seek to ensure adequate liquidity by maintaining liquid assets in an amount exceeding the greater of:

(1)  45% of total undisbursed project loan commitments; and

(2)  35% of the sum of our next 12 months’

(a)  estimated debt service, plus

(b)  estimated project loan disbursements.

Our investment policy requires that at least 80% of our liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization. The remaining portion may be invested in non-investment grade instruments rated B-/Ba3/B or better by a U.S. nationally-recognized statistical rating organization. Our investment policy emphasizes security and liquidity over yield.

March 31, 2012.    At March 31, 2012, our liquid assets consisted of $5,708 million of cash, time deposits and securities, of which 95.5% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization, compared to $5,656 million of cash, time deposits and securities, of which 96.4% was invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization, at December 31, 2011. At March 31, 2012, 40.6% of our liquid assets were invested in time deposits in financial institutions, 18.3% in commercial paper, 11.7% in corporate and financial institution bonds, 7.2% in certificates of deposit, 6.7% in bonds of non-U.S. government and government entities and 7.6% in other instruments.

2011 and 2010.    At December 31, 2011, our liquid assets consisted of $5.7 billion of cash, time deposits and securities, of which 96.4% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 29.0% of our liquid assets were invested in time deposits in financial institutions, 25.5% in commercial paper, 11.0% in corporate and financial institution bonds, 7.6% in certificates of deposit, 17.6% in bonds of non-U.S. government and government entities and 9.3% in other instruments. At December 31, 2010, our liquid assets consisted of $4.1 billion of cash, time deposits and securities, of which 97.4% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 37.6% of our liquid assets were invested in time deposits in financial institutions, 21.4% in commercial paper, 16.1% in corporate and financial institution bonds, 8.3% in certificates of deposit, 6.3% in bonds of non-U.S. government and government entities and 10.4% in other instruments.

Strategy and Capital Resources

Our business strategy is to provide financing for projects, trade and investment in the shareholder countries. Management expects our assets to grow in the future, which will increase our need for additional funding; likewise, maturing debt obligations will need to be replaced. In addition to scheduled capital increases, management anticipates a need to increase funds raised in the international capital markets and to maintain funding through borrowings from multilateral and other financial institutions. While the substantial majority of our equity will continue to be held by full member shareholder countries, we intend to continue offering equity participation to associated shareholder countries through the issuances of Series “C” shares to such countries. See “Capital Structure”.

We intend to continue our programs to foster sustainable growth within the shareholder countries and to increase our support for the private sector within our markets, either directly or through financial intermediaries. See “Operations of CAF” below.

OPERATIONS OF CAF

CAF’s purpose is to foster and promote economic development, social development and integration within the shareholder countries through the efficient use of financial resources in conjunction with both private sector and public sector entities. To accomplish our objective, we primarily engage in short, medium and long-term loans and guarantees. To a lesser extent, we make limited equity investments in funds and companies, and provide technical and financial assistance, as well as administrative services for certain regional funds.

CAF also provides lending for projects in associated shareholder countries, including but not limited to projects that promote trade or integration with full member shareholder countries.

Business Management of CAF

Our business management is divided into two broad functions: client relationship management and financial management.

Client Relationship Management

Our client relationship management function is conducted by a group of relationship managers and sector and product specialists who are responsible for the development, structuring, appraisal and implementation of our lending activities. Clients are identified through direct contact, referrals from our representative offices and referrals from third parties such as shareholders, multilateral institutions, international financial institutions and other clients.

Our client relationship management function is currently fulfilled by the following five departments, each headed by a Vice President:

•	Country Programs, which is responsible for our relationships with governments, public sector corporations and financial institutions and for the development of a global approach to business activities in each of the shareholder countries;

•	Infrastructure, which is responsible for the financing of public infrastructure projects and the analysis of public policies within the different development sectors;

•	Corporate and Financial Sector, which is responsible for our relationships with private sector corporations and financial institutions, while simultaneously furnishing advisory services to our clients;

•	Social and Environmental Development, which is responsible for investments in social and environmental areas and in micro, small and medium size enterprises; and

•	Development Strategies and Public Policies, which is responsible for developing strategies, policies and initiatives within CAF’s mission and objectives, as well as coordinating the financing of SMEs (small and medium enterprises).

The client relationship management group is also responsible for reviewing and developing lending policies and procedures and for monitoring the quality of the loan portfolio on an ongoing basis. In these duties, the client relationship management group is assisted by our Credit Administration Office and our Corporate Comptroller Office.

Financial Management

Our financial management group is responsible for managing our funded debt, as well as our liquid assets. This group is responsible for developing, structuring, appraising and implementing our borrowing activities. It is also responsible for reviewing and developing policies and procedures for the monitoring of our financial well-being and for the proper management of liquidity. The financial management group is headed by the Vice President of Finance.

The asset distribution group is a part of the financial management group, and it has two basic responsibilities:

(1)  structuring “A/B” loan transactions in which we loan a portion of the total amount and other financial institutions loan the remainder; and

(2)  selling loans to international banks interested in increasing their exposure in the shareholder countries.

The staff of our financial management group works in close coordination with our client relationship managers. Our client relationship management group and financial management group are supported by the financial control and budget, human resources, information systems and legal departments.

Loan Portfolio

We extend medium-term and long-term loans to finance both public sector and private sector projects in the shareholder countries, either directly to a project or through a financial intermediary in a shareholder country that lends the funds to the appropriate project. To a lesser extent, we also provide loans to finance trade by and among the shareholder countries. Loans may be used for any component of a project, subject to exceptions relating to, among other things, the acquisition of land and the payment of taxes. We endeavour to concentrate our lending activities on national and multinational economic development projects, especially those involving electricity, gas and water supply, transport or communications in two or more shareholder countries and those that generate foreign exchange.

We provide credit lines to financial institutions in the shareholder countries. The purpose of these credit lines is to enable these institutions to finance projects that fall within our overall objectives, but that are not sufficiently large to justify our being directly involved in the project. The relevant financial institutions are thereby provided with funds that enable them to strengthen their financial resources within parameters previously agreed to with us. Under such multisectoral credit lines, we take the credit risk of the financial intermediary and also have recourse to the underlying borrowers. The financial intermediaries are responsible for repayment of their loans from us regardless of whether the underlying borrower repays the financial intermediary.

We endeavour to strengthen trade by and among shareholder countries and to assist companies in the shareholder countries to access world markets. Our trade-financing activities are complementary to those of the export credit agencies of shareholder countries because we finance qualifying import or export operations, whereas those agencies generally are limited to providing financing only for goods exported from the respective countries. Through trade-financing, we finance the movement of merchandise. We also provide credit support to trade activities through the confirmation of letters of credit in situations where the issuing local bank would not be perceived as sufficiently creditworthy by financial institutions in the beneficiary’s country.

In 1997, we began making a portion of our loans through an “A/B” loan program, where CAF acts as lender of record for the entire loan and sells non-recourse participations in the “B” portion of the loan to commercial banks. The “A” portion of the loan is made directly to the borrower by us. Under the “B” portion, banks provide the funding and assume the credit risk; CAF does not provide funding under the “B” portion and, therefore, does not assume any credit risk. Because we act as the lender of record for the entire loan, thereby operating as the one official lender in the transaction, commercial banks are exempted from country risk provisions and, therefore, the borrower receives an interest rate that is generally lower than the rate available in the commercial markets. The lower interest rate is a result, among other factors, of the reduced inherent risk resulting from our status as a multilateral financial institution.

Our loan pricing is typically based on our cost of funds plus a spread to cover operational costs and credit risks. All sovereign-risk loans are made at the same spread for comparable maturities. Generally, our loans are made on a floating interest rate basis. Under certain exceptional circumstances, loans may be made at fixed interest rates, provided that the corresponding funding is obtained at fixed interest rates. We generally charge a loan origination fee up to 0.85% of the total loan amount and a commitment fee equal to 0.35% per annum on undisbursed loan balances. Substantially all loans are denominated in U.S. dollars.

Our policies generally require that loans to public sector entities have the benefit of sovereign guarantees. Exceptions have been made for a few highly-capitalized entities. Loans to private sector entities other than banks generally must have the benefit of bank or other guarantees, or other collateral acceptable to us.

During the two-year period ended December 31, 2011, our total assets grew at a compound average annual rate of 16.4%, in part reflecting the economic growth in most of the full member shareholder countries. At December 31, 2011, our total assets were $21.5 billion, of which $15.0 billion, or 69.6%, were disbursed and outstanding loans. At December 31, 2011, the “B” loan portion of our “A/B” loan transactions totaled $1.4 billion. The tables on loan exposure that follow reflect only the “A” portion of the respective “A/B” loan transactions since we only assume the credit risk of the “A” loan portion. During this two-year period, our lending portfolio grew at a compound average annual rate of 13.2%. Our management expects further loan growth to be funded by additional borrowings and deposits, retained earnings and planned capital increases.

Loans to Public and Private Sector Borrowers

Our total loan portfolio outstanding, classified by public sector and private sector borrowers, was as follows:

	At December 31,
	2011		2010	2009
	(in U.S.$ millions)
Public Sector	84.2%	12,613.7	11,050.4	9,324.4
Private Sector	15.8%	2,362.7	2,727.6	2,355.7

	100.0%	14,976.5	13,778.0	11,680.1

Fair value adjustments on hedging activities		4.3	5.1	6.6

Total		14,980.7	13,783.0	11,686.7

Loans by Borrowing Country

Our total loan portfolio outstanding, classified on a country-by-country basis, according to the location of the borrower, was as follows:

	At December 31,
	2011		2010	2009
	(in U.S.$ millions)
Argentina	12.8%	1,913.30	1,395.1	1,156.8
Bolivia	9.5%	1,417.60	1,301.1	1,157.7
Brazil	6.6%	989.5	1,116.0	1,033.7
Colombia	12.1%	1,816.50	1,965.9	1,688.7
Ecuador	16.8%	2,508.70	2,436.6	2,051.7
Panama	2.1%	321.5	139.6	126.1
Paraguay	0.7%	100.5	66.0	27.7
Peru	17.2%	2,573.2	2,181.7	1,864.5
Uruguay	2.3%	351.7	656.7	581.5
Venezuela	17.7%	2,652.7	2,227.6	1,765.1
Other(1)	2.2%	331.3	291.6	226.5

	100.0%	14,976.5	13,777.9	11,680.1

Fair value adjustments on hedging activities		4.3	5.1	6.6

Total		14,980.7	13,783.0	11,686.70

(1) Principally	loans outside the full member shareholder countries at December 31, 2011.

Loans Approved and Disbursed by Country

Our loan approval process is described under “— Credit Policies”. After approval, disbursements of a loan proceed in accordance with the contractual conditions of the loan agreement.

Set forth below is a table of the amount of loans approved and loans disbursed, classified by country, for each of the years indicated:

	Approved			Disbursed(1)
	2011	2010	2009	2011	2010	2009
	(in U.S.$ millions)
Argentina	1,345.7	1,606.8	648.6	662.9	282.6	491.7
Bolivia	407.5	426.0	510.8	266.1	253.0	216.0
Brazil	1,797.4	1,980.1	907.0	963.4	1,225.7	1,021.6
Colombia	1,456.4	992.1	2,050.4	1,836.0	1,601.5	927.0
Ecuador	771.9	900.6	872.7	566.4	721.4	289.7
Panama	483.9	312.5	232.0	177.2	23.4	6.4
Paraguay	120.0	35.6	107.0	43.1	50.9	3.7
Peru	2,184.3	1,693.2	2,287.1	1,303.4	2,494.2	650.3
Uruguay	647.6	120.3	590.3	52.1	95.3	377.0
Venezuela	531.4	1,637.8	626.6	905.2	684.7	411.8
Others(2)	319.9	828.1	338.2	392.6	261.1	188.5

Total	10,065.9	10,533.0	9,170.7	7,168.4	7,693.7	4,583.7

(1)	Includes short-term loans in the amounts of $3,530.0 million, $4,057.2 million, and $3,152.4 million, for the years ended December 31, 2011, 2010 and 2009, respectively.

(2)	Loans outside the full member shareholder countries at December 31, 2011.

During the three years ended December 31, 2011, the growth rate of loans by country was as follows: Argentina, 28.6%; Bolivia, 10.7%; Brazil, (2.2)%; Colombia, 3.7%; Ecuador, 10.6%; Panama, 59.7%; Paraguay, 90.5%; Peru, 17.5%; Uruguay, (22.2)%; and Venezuela, 22.6%. The growth of the loan portfolio during the two-year period ended December 31, 2011 reflects increases in loan approvals as a result of the region’s economic growth during the period and our increased share of infrastructure financings in the region.

Loans to associated shareholder countries holding Series “C” shares (as described under “Capital Structure — General”) totaled $331.3 million in 2011, compared to loans to associated shareholder countries holding Series “C” shares totaling $1,752.7 million and $1,411.0 million in 2010 and 2009, respectively. To date, our loans in associated shareholder countries have primarily been to Brazilian and Argentinean borrowers; Brazil and Argentina became full member shareholders countries on January 7, 2010 and February 25, 2011, respectively. Management expects loans to the new full member shareholder countries (Argentina, Brazil, Panama, Paraguay and Uruguay) to increase as a percentage of the total loan portfolio.

Management anticipates that our loan portfolio will continue to grow as a result of our strategy to expand our shareholder base, both by issuing shares to new shareholder countries and by additional capital subscriptions by existing shareholder countries, which may result in increased loan demand for projects in such countries.

Distribution of Loans by Industry

At December 31, 2011, our loan portfolio outstanding was distributed by industry as follows:

												Total by	% of
	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela	Others(2)	Sector	Total
Agriculture, hunting and forestry	—	21.3	—	12.8	—	—	—	—	—	—	—	34.1	0.2%
Exploitation of mines and quarries	—	—	—	—	—	—	—	50.0	—	—	—	50.0	0.3%
Manufacturing industry	140.3	19.4	50.0	20.6	50.5	—	—	—	—	—	—	280.8	1.9%
Supply of electricity, gas and water	1,291.5	216.0	291.4	256.1	308.9	9.9	—	226.1	192.0	2,084.5	136.9	5,013.3	33.5%
Transport, warehousing and communications	406.5	934.2	297.1	624.5	464.3	211.4	47.6	1,616.4	159.7	424.3	130.5	5,316.6	35.5%
Financial intermediaries(1)	8.5	34.9	351.0	312.8	103.6	95.5	5.2	378.5	—	14.3	22.8	1,327.1	8.9%
Social and other infrastructure programs	66.5	191.7	—	589.6	1,581.5	4.7	47.6	302.2	—	129.0	41.8	2,954.6	19.7%

Total	1,913.3	1,417.6	989.5	1,816.5	2,508.7	321.5	100.4	2,573.2	351.7	2,652.1	332.0	14,976.4	100.0%

(1)	Multisectoral credit lines to public sector development banks, private banks and other financial institutions.

(2)	This column includes loans outside the full member shareholder countries at December 31, 2011.

Maturity of Loans

At December 31, 2011, our outstanding loans were scheduled to mature as follows:

	2012	2013	2014	2015	2016	2017-2023
	(in U.S.$ millions)
Principal amount	2,211.2	1,640.3	1,349.7	1,333.4	1,201.5	7,240.5

Ten Largest Borrowers

The following table sets forth the aggregate principal amount of loans to our ten largest borrowers, and the percentage such loans represented of the total loan portfolio, at December 31, 2011:

		As a Percentage
		of Total Loan
Borrower	Amount	Portfolio
	(in U.S.$ millions)
Bolivarian Republic of Venezuela	2,652.1	17.7%
Republic of Ecuador	2,250.8	15.0%
Republic of Peru	1,818.8	12.1%
Republic of Argentina	1,625.4	10.8%
Plurinational State of Bolivia	1,316.6	8.8%
Republic of Colombia	1,109.9	7.4%
Republic of Panama	216.4	1.4%
Banco de Crédito del Peru (Peru)(1)	200.0	1.3%
Bradesco Bank (Brazil)(1)	170.0	1.1%
Corporacion Nacional para el Desarollo (Ecuador)	159.7	1.1%

Total	11,519.7	76.9%

(1)	Privately owned financial intermediary.

Selected Projects

Set out below are examples of projects approved by CAF during 2011 and the respective loan approval amounts.

Argentina

Republic of Argentina/Program of development of the National Road No. 40 Phase II — $168 million loan to finance the consolidation of the corridor of the National Route No. 40, that goes across the country, parallel to the Andes range.

Bolivia

Plurinational State of Bolivia/Road Uyuni-Cruce Huancarani-Cruce Condo — $104.3 million loan to finance the construction of the road that will connect the cities of Oruro and Uyuni to improve the road infrastructure of the country.

Brazil

Different Commercial Banks/Financial Lines for total amount of $975.0 million to finance foreign trade operations, working capital and investments in capital goods.

Estado de Rio de Janeiro/Program of Complementary Works of the Metropolitan Highway of Rio de Janeiro — $320 million loan to finance the construction of the metropolitan highway, designed to connect the five main highways that cross the municipality of Rio de Janiero, in order to improve the security and traffic around the Rio de Janiero metropolitan area.

Colombia

Republic of Colombia/Urban Transportation Program in Barranquilla and Montería — $152 million loan to finance the construction of the mass transit program in Barranquilla and Montería, and improve the public transportation network.

Ecuador

Republic of Ecuador/Program of Road Development — $135 million loan to finance approximately 18 projects that include the construction, rehabilitation and improvement of the national road network.

Panama

Republic of Panama/Panama Subway — $400 million loan to finance the construction of the first line of the future massive transportation network in the metropolitan area of the city.

Paraguay

Electricity National Administration-ANDE/Support Program to the National Distribution and Transmission Electricity Network — $75 million to finance different projects related with the distribution and transmission of electricity through the country.

Peru

Republic of Peru/Massive Transportation System of Lima — $300 million to finance the different construction projects, systems and testing in order to consolidate the electric system of transportation.

Uruguay

Oriental Republic of Uruguay/Non-revolving Contingent Line of Credit — $400 million loan to support the national government’s strategy for management of its public debt, to be used as a preventive instrument in the event it cannot access the international debt markets in conditions consistent with its strategy.

Venezuela

Bolivarian Republic of Venezuela/Program of Rehabilitation of the units 1 to 6 of the Central Hidroelectric “Simon Bolivar” (Guri) — $380 million to finance the rehabilitation of the units, thereby improving the use of the Bajo Caroní reserve.

Other Activities

Treasury Operations

Our investment policy requires that at least 80% of our liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization. The remaining portion may be invested in unrated or non-investment grade instruments rated B-/Ba3/B- or better by a U.S. nationally-recognized statistical rating organization. At December 31, 2011, our liquid assets amounted to $5.7 billion of which 29.0% were invested in time deposits in financial institutions, 25.5% in commercial paper, 11.0% in corporate and financial institution bonds, 7.6% in certificates of deposit, 17.6% in bonds of non-U.S. government and government entities and 9.3% in other instruments.

Equity Shareholdings

We may acquire equity shareholdings in new or existing companies within the shareholder countries, either directly or through investment funds focused on Latin America. Our equity participation in any one company is limited to 1% of our shareholders’ equity. Our policies do not permit us to be a company’s largest individual shareholder. In addition, the aggregate amount of our equity investments cannot exceed 10% of our shareholders’ equity. At December 31, 2011, the carrying value of our equity investments totaled $111.9 million, representing 1.8% of our shareholders’ equity. At December 31, 2011, 68.9% of our equity portfolio was held through investment funds.

Credit Guarantees

We have developed our credit guarantee product as part of our role of attracting international financing for our shareholder countries. As such, we may offer guarantees of private credit agreements or we may offer public guarantees of obligations of the securities of third party issuers. We generally offer only partial credit guarantees with the intention that private lenders or holders of securities share the risk along with us.

The emphasis of the credit guarantees is to aid in the financing of public sector projects, though we do not have any internal policies limiting our credit guarantees to public sector projects. Also, although we generally intend to guarantee approximately 25% of the financing for a given project, we may guarantee up to the full amount of the financing, subject to our other credit policies. Our internal policies limit the aggregate outstanding amount of our credit guarantees to a maximum amount equivalent to 20% of our stockholders equity. The amount of credit guarantees outstanding was $251.9 million at December 31, 2011. Those credit guarantees represent 3.97% of our total stockholders equity and were issued for 2 public sector projects in Bolivia, a public sector projects in Peru and Mexico, as well as several private sector companies that are operating in Argentina, Bolivia, Peru and Uruguay.

Promotion of Regional Development

As part of our role in advancing regional integration, we evaluate on an ongoing basis new investment opportunities intended to benefit the shareholder countries. We also provide technical and financial assistance for the planning and implementation of binational and multinational projects, help obtain capital and technology for these projects and assist companies in developing and implementing modernization, expansion and organizational development programs.

Fund Administration

We act as fund administrator for several funds funded by third parties and by our shareholders, the net assets of which totaled $466.2 million at December 31, 2011.

Each year, these funds are usually recapitalized by our shareholders through contributions made from CAF’s prior year’s net income. In 2011, 2010 and 2009, such contributions to these funds were $93.5 million, $105.0 million and $70.0 million from the net income of 2011, 2010 and 2009, respectively. These funds are not part of CAF’s accounts.

At December 31, 2011, the principal funds were the Technical Co-operation Fund, the Fund for Human Development, the Compensatory Financing Fund, the Fund for the Development of Small and Medium Enterprises, the Latin American Carbon Program, the Fund for the Promotion of Sustainable Infrastructure Projects, and the Fund for Border Integration and Cooperation.

Technical Co-operation Fund

At December 31, 2011, the Technical Co-operation Fund had net assets of $23.3 million. The purpose of this fund is to finance research and development studies that may lead to the identification of project investment opportunities and also, on occasion, to provide grants that are typically less than $100,000 each to facilitate the implementation of those projects.

Fund for Human Development

At December 31, 2011, the Fund for Human Development had net assets of $20.2 million. This fund is devoted to assist projects intended to promote sustainable development in socially excluded communities, as well as to support micro-enterprises through the financing of intermediary institutions that offer direct loans to rural and urban micro-entrepreneurs.

Compensatory Financing Fund

At December 31, 2011, the Compensatory Financing Fund had net assets of $289.9 million. This fund was created to provide interest rate compensation when a project providing social or developmental benefits is otherwise unable to sustain market interest rates.

Fund for the Development of Small and Medium Enterprises

At December 31, 2011, the Fund for the Development of Small and Medium Enterprises had net assets of $43.4 million. The purpose of this fund is to finance and, in general, support initiatives that aid the development of an entrepreneurial class in our shareholder countries.

Latin American Carbon Program

At December 31, 2011, the Latin American Carbon Program had net assets of $8.3 million. This program is dedicated to the implementation of market mechanisms that allow developing countries to participate in the environmental services market. The program is engaged in the emerging greenhouse gas reductions market in Latin America and the Caribbean through several mechanisms, including those allowed by the Kyoto Protocol.

Fund for the Promotion of Sustainable Infrastructure Projects

At December 31, 2011, the Fund for the Promotion of Sustainable Infrastructure Projects had net assets of $27.3 million. The purpose of this fund is to finance infrastructure projects and the study thereof, in order to support regional integration.

Fund for Border Integration and Cooperation

At December 31, 2011, the Fund for Border Integration and Cooperation had net assets of $3.0 million. The fund seeks to strengthen cooperation and border integration at the bilateral and multilateral levels by supporting and financing the identification, preparation and execution of high-impact projects that promote sustainable human development in the border regions of CAF’s shareholder countries.

Credit Policies

The Constitutive Agreement limits the total amount of disbursed and outstanding loans, guarantees and equity investments to 4.0 times shareholders’ equity. Our actual ratio on December 31, 2011 was 2.4 times shareholders’ equity.

We apply commercial banking standards for credit approvals and maintain policies and procedures regarding risk assessment and credit policy. Relationship managers perform an initial screening of each potential client and transaction to ensure that the proposed extension of credit falls within our policies. Proposed project loans are evaluated in accordance with our Operational Policies, which set out detailed eligibility and evaluation guidelines. Loans to a private sector borrower are approved taking into consideration both the individual loan and the total exposure to the borrower.

The Loans and Investments Committee recommends approvals of loans and investments. The members of this Committee are the Vice Presidents, the General Counsel and the Head of Credit Administration. The committee is chaired by the Executive Vice President. The Secretary of the Committee is an officer from the Credit Administration Office. The Executive President, upon the recommendation of the Loans and Investments Committee, may approve (a) loans of up to $75.0 million for sovereign credits, (b) loans of up to $50.0 million for private credits, (c) investments up to $25.0 million in the case of equity investments or up to 1% of total liquid assets of any issuer in the case of debt securities (unless the issuer is: (i) at least investment grade, in which case the investment may be up to 5% of the issuer’s total liquid assets, (ii) a government or governmental institution with an investment grade rating of at least AA+, in which case the investment may be up to 7% of the issuer’s total liquid assets, or (iii) the US Treasury or the Bank for International Settlements, in which case CAF’s investment in notes, bills or bonds may be up to 50% of total liquid assets for each issuer), and (d) technical cooperation credits up to $1.0 million. The Executive Committee of our Board of Directors or the Board of Directors itself may approve (a) loans of up to $150.0 million for sovereign credits, (b) loans of up to $80.0 million for private credits, (c) investments up to $50.0 million for equity investments or up to 2.5% of the total liquid assets for any issuer in the case of debt securities (unless the issuer is: (i) at least investment grade, in which case the investment may be up to 10% of the issuer’s total liquid assets, or (ii) a government or governmental institution with an investment grade rating of at least AA+, in which case the investment may be up to 12% of the issuer’s total liquid assets), and (d) technical cooperation credits up to $2.0 million. Loans and investments in excess of the aforementioned Executive Committee’s limits require the approval of our Board of Directors.

Our policies also impose limitations on loan concentration by country and by type of risk. Loans to entities in any one full member shareholder country may not exceed either 30% of our loan portfolio or 100% of our shareholders’ equity. Aggregate loans to entities in any associated shareholder country currently may not exceed eight times the total of such country’s paid-in capital contribution to us plus any assets entrusted by the country to us under a fiduciary relationship. This limit does not apply to trade loan financing with full member shareholder countries. Additionally, no more than four times the country’s paid-in capital contribution to us plus any assets entrusted to us under a fiduciary relationship may be committed to operations essentially national in character. The same limitation applies to our total loan portfolio in relation to our shareholders’ equity. Loans to a public sector or mixed-capital entity not considered a sovereign risk are limited in the aggregate to 15% of our shareholders’ equity, and loans to any private sector entity are limited in the aggregate to 10% of our shareholders’ equity.

Operations in which we extend credit to entities in Series “C” shareholder countries must generally be related to activities of such entities in, or related to, the full member shareholder countries. The aggregate total of outstanding loans to entities in such countries for purely local activities may not exceed four times the amount of paid-in capital contributed by that country.

Our policies permit us to provide up to 100% of the total project costs with respect to short-term loans. For medium-and long-term loans, we determine the appropriate level of financing on a case-by-case basis; however, limited-recourse financing in such loans may not exceed 50% of project costs. In practice, however, we typically limit our loans to a smaller percentage of total project costs and generally require a larger percentage of financial support by the borrower than required by our credit policies.

Asset Quality

We classify a loan as overdue whenever payment is not made on its due date. We charge additional interest on the overdue payment from the due date and immediately suspend disbursements on all loans to the borrower and to any other borrowers of which the overdue borrower is a guarantor. The entire principal amount of a loan is placed in non-accrual status when collection or recovery is doubtful or when any payment, including principal, interest, fees or other charges in respect of the loan, is more than 90 days overdue in the case of a private sector loan or more than 180 days overdue in the case of a public sector loan. Interest and other charges on non-accruing loans are included in income only to the extent that payments have actually been received by us.

At December 31, 2011, there were $0.0 loans overdue and $8.2 million in non-accrual status. At December 31, 2010, there were $0.0 in overdue loans and $0.0 loans in non-accrual status. For the years ended December 31, 2011 and 2010, there were $0.0 and $0.0, respectively, overdue interest or other charges in respect of non-accrual status loans excluded from net income.

At December 31, 2011, there were $0.0 loan write-offs. We have not suffered any individually significant losses on our loan portfolio. Although our loans do not enjoy any legal preference over those of other creditors, we do enjoy a de facto preferred creditor status arising from our status as a multilateral financial institution and from the interest of our borrowers in maintaining their credit standing with us. Although some of our shareholder countries have restructured their sovereign debt obligations, none of them have ever defaulted on their debt obligations to CAF.

Quality of Loan Portfolio

The following table shows our overdue loan principal, loans in non-accrual status, and the total allowance for loan losses and their percentages of our total loan portfolio at the respective dates indicated, as well as loans written-off during each period:

	At December 31,
	2011	2010	2009
	(in U.S.$ millions)
Total loan portfolio	14,980.7	13,783.0	11,686.7
Overdue loan principal	—	—	—
Loans in non-accrual status	8.2	—	—
Loans written-off during period	—	—	—
Allowance for loan losses	130.6	141.4	143.9
Overdue principal payment as a percentage of loan portfolio (excluding non-accrual loans)	0.0%	0.0%	0.0%
Non-accrual loans as a percentage of loan portfolio	0.05%	0.0%	0.0%
Allowance for loan losses as a percentage of loan portfolio	0.9%	1.0%	1.2%

FUNDED DEBT

Funding Strategy

We raise funds for operations primarily in the international financial markets, although a relatively small part is raised within our shareholder countries. Our strategy with respect to funding, to the extent possible under prevailing market conditions, is to match the maturities of our liabilities to the maturities of our loan portfolio. In order to diversify our funding sources and to offer potential borrowers a wide range of credit facilities, we raise funds through bond issues in both the shareholder countries and the international capital markets. We also take deposits and obtain loans and credit lines from central banks, commercial banks and, to the extent of imports related to projects funded by us, export credit agencies.

Within the shareholder countries, we raise funds from central banks and financial institutions and by means of regional bond issues. Outside Latin America and the Caribbean, we obtain funding from public sector development and credit agencies, from development banks, from various North American, European and Asian commercial banks, from capital markets and from the U.S. and European commercial paper markets.

Sources of Funded Debt

The breakdown of our outstanding funded debt, both within and outside the shareholder countries, at each of the dates indicated below was as follows:

	At December 31,
	2011	2010	2009
	(in U.S.$ millions)
Within the shareholder countries:
Term deposits	3,672.1	2,739.5	2,650.7
Loans and lines of credit	10.8	12.0	13.9
Bonds	641.1	709.2	785.6

	4,324.0	3,460.7	3,450.2
Outside the shareholder countries:
Deposits, acceptances and advances, commercial paper and repurchase agreements	1,977.1	1,524.3	1,265.4
Loans and lines of credit	1,110.8	978.8	777.0
Bonds	6,842.1	6,116.6	4,502.8

	9,930.0	8,619.7	6,545.2

	14,254.0	12,080.4	9,995.4
Variation effect between spot and original FX rate	18.9	30.4	183.0

Fair value adjustments on hedging activities	587.0	363.9	225.3

Total	14,859.9	12,474.7	10,403.8

Maturity of Funded Debt

The breakdown of our outstanding funded debt, by instrument and maturity, at each of the dates indicated below was as follows:

	At December 31,
	2011	2010	2009
	(in U.S.$ millions)
Term deposits:
Up to 1 year	3,672.1	2,739.5	2,650.7
Acceptances, advances and commercial paper and repurchase agreements:
Up to 1 year	1,977.1	1,524.3	1,265.4
Loans and lines of credit:
Up to 1 year	131.5	143.6	128.9
Between 1 and 3 years	464.1	279.7	250.6
Between 3 and 5 years	259.5	341.1	147.4
More than 5 years	266.4	226.4	263.9

	1,121.6	990.8	790.9
Bonds:
Up to 1 year	738.3	767.2	447.0
Between 1 and 3 years	1,296.9	1,486.7	1,506.9
Between 3 and 5 years	2,095.9	1,196.2	953.5
More than 5 years	3,351.9	3,375.8	2,380.9

	7,483.2	6,825.9	5,288.4
Totals:
Up to 1 year	6,519.0	5,174.6	4,492.1
Between 1 and 3 years	1,761.1	1,766.4	1,757.6
Between 3 and 5 years	2,355.5	1,537.3	1,100.9
More than 5 years	3,618.4	3,602.2	2,644.9

	14,254.0	12,080.5	9,995.4
Variation effect between spot and original FX rate	18.9	30.4	183.0
Fair value adjustments on hedging activities	587.0	363.9	225.3

Total	14,859.9	12,474.8	10,403.8

Our borrowings are primarily U.S. dollar-based: 79.3% of our total borrowings, or 98.8% of borrowings after swaps, were denominated in U.S. dollars at December 31, 2011. The principal amount of non-U.S. dollar borrowings outstanding at December 31, 2011 included 750.0 million Euros, 49,400.0 million Yen, 705.0 million Swiss Francs, 483,980.0 million Colombian Pesos, 2,067.1 million Mexican Pesos, 372.0 million Peruvian Nuevos Soles and 235.0 million Venezuelan Bolivares; all of such non-U.S. dollar borrowings are swapped or otherwise hedged into U.S. Dollars.

DEBT RECORD

We have never defaulted on the payment of principal of, or premium or interest on, any debt security we have issued, and we have always met all of our debt obligations on a timely basis.

ASSET AND LIABILITY MANAGEMENT

We reduce our sensitivity to interest rate risk by extending our loans on a floating rather than a fixed interest rate basis. As a result, at December 31, 2011, 99.4% of our outstanding loans were based on LIBOR and subject to interest rate adjustments at least every six months. The liabilities that fund these loans are also contracted at, or swapped into, floating interest rates. When we make loans at fixed interest rates, we also obtain the corresponding funding on a fixed interest rate basis.

We require that counterparties with which we enter into swap agreements be rated “A+/A1” or better by two U.S. nationally-recognized statistical rating organizations or have signed a credit support agreement (resulting in the corresponding exchange of collateral). At December 31, 2011, we were party to swap agreements with an aggregate notional amount of $7.8 billion.

We seek, to the extent possible under prevailing market conditions, to match the maturities of our liabilities to the maturities of our loan portfolio. At December 31, 2011, the weighted average life of our financial assets was 4.7 years and the weighted average life of our financial liabilities was 3.3 years. Based on our asset and liability structure at December 31, 2011, we have a positive cumulative gap over a 10 year horizon. This positive gap denotes asset sensitivity, which means that decreases in the general level of interest rates should have a negative effect on our net financial income and, conversely, increases in the general level of interest rates should have a positive effect on our net financial income.

Our management expects the weighted average life of our financial assets to increase gradually, as we make more long-term loans for infrastructure development and similar purposes. At the same time, our management expects that the weighted average life of our liabilities will also increase as a result of our strategy of increasing our presence in the international long-term bond market as market conditions permit.

At December 31, 2011, approximately 99.7% of our assets and 80.6% of our liabilities were denominated in U.S. dollars, with the remainder of our liabilities being denominated principally in Euro, Yen and Swiss Francs, which liabilities were swapped. After swaps, 98.8% of our liabilities were denominated in U.S. dollars. Generally, funding that is contracted in currencies other than the U.S. dollar is swapped into U.S. dollars. In some cases, we extend our loans in the same non-U.S. dollar currencies as debt is incurred in order to minimize exchange risks. Our shareholders’ equity is denominated entirely in U.S. dollars.

Our treasury asset and liability management involves managing liquidity, funding, interest rate and exchange rate risk arising from non-trading positions through the use of on-balance sheet instruments. Our external asset managers use derivatives to hedge the interest and exchange rate risk exposures of our non-U.S. dollar denominated investments. Our policy is that our total exposure on trade derivatives should not exceed 3% of liquid investments. See “Derivative Instruments and Hedging Activities” in Note 17 of the Financial Statements for the years ended December 31, 2011, 2010 and 2009.

ADMINISTRATION

We are governed and administered by the bodies and officials detailed below:

Shareholders’ General Meeting

The shareholders’ general meeting is the ultimate decision-making body within CAF. Shareholders’ general meetings can be ordinary or extraordinary and are governed by the requirement for the presence of a quorum and compliance with other conditions set out in the Constitutive Agreement.

Shareholders’ ordinary general meetings are held once a year, within 90 days of the close of the financial year, and are convened by the Executive President. The shareholders’ ordinary general meeting:

(1)	considers the Board of Directors’ annual report and our financial statements, receives the independent auditors’ report and allocates our net income;

(2)	elects the Board of Directors according to the Constitutive Agreement;

(3)	appoints external auditors;

(4)	determines compensation for the Board of Directors and the external auditors; and

(5)	may consider any other matter expressly submitted to it which is not within the purview of any other body of CAF.

Shareholders’ extraordinary general meetings may be convened after a call has been made at the initiative of the Board of Directors, or the Executive President, or at least 40% of Series “A” shareholders or any shareholders representing at least 25% of paid-in capital. The shareholders’ extraordinary general meeting may:

(1)	increase, reduce or replenish our capital in accordance with the Constitutive Agreement;

(2)	dissolve CAF;

(3)	change the headquarters of CAF when the Board of Directors so proposes; and

(4)	consider any other matter that has been expressly submitted to it that is not within the purview of any other body of CAF.

Resolutions before shareholders’ ordinary general meetings are passed by the votes of at least 60% of Series “A” shareholders, together with a majority of the votes of the other shares represented at the meeting. Resolutions passed at shareholders’ extraordinary general meetings (including a decision to dissolve CAF) require the votes of 80% of Series “A” shareholders, together with a majority of the votes of the other shares represented at the meeting, except for resolutions concerning modifications to the structure of the Board of Directors in which case an affirmative vote of all Series “A” shareholders is required, together with a majority of the votes of the other shares represented at the meeting. In the event of adjournment for lack of a quorum, which consists of at least 80% of Series “A” shareholders and a simple majority of the other shareholders, at either an ordinary or extraordinary general meeting, two Series “A” shareholders, plus a majority of the other shares represented at the meeting, may deliberate and approve decisions at a reconvened meeting.

On March 6, 2012, the shareholders’ general meeting approved the re-appointment of Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, as our external auditor for a three-year term, subject to annual re-appointment.

Board of Directors

Our Board of Directors is composed of 18 directors, each of whom is elected for a term of three years and may be re-elected. Each of the Series “A” shareholders is represented by one director. Five directors represent the governments or governmental institutions holding Series “B” shares and one director represents the private financial institutions holding Series “B” shares. Holders of Series “C” shares are entitled to elect two directors. In the event of a vacancy in a director position, the corresponding alternate director serves as director until such vacancy has been filled. Responsibilities of our Board of Directors include:

(1)	establishing and directing our credit and economic policies;

(2)	approving our budget;

(3)	approving our borrowing limits;

(4)	approving credits granted by us in excess of a specified limit;

(5)	establishing or modifying internal regulations; and

(6)	appointing the Executive President.

All of our directors are non-executive. As of the date of this prospectus, the composition of the Board of Directors was as follows:

Directors (and their Alternates) representing Series “A” shareholders:

Argentina	Hernán Lorenzino (Julio Miguel De Vido)	Minister of Economics and Public Finance (Minister of Federal Planning, Public Investments and Services)
Bolivia	Elba Viviana Caro Hinojosa (Harley Rodríguez Téllez)	Minister of Development Planning (Vice Minister of Public Investment and External Financing)
Brazil	Miriam Belchior (Carlos Augusto Vidotto)	Minister of Planning, Budget and Process (Secretary of International Affairs from the Ministry of Planning, Budget and Process)
Colombia	Juan Carlos Echeverry (Sergio Diaz-Granados Guida)	Minister of Treasury and Public Credit (Minister of Commerce, Industry and Tourism)
Ecuador	Camilo Samán Salem (Jorge Wated Reshuan)	President of the Board of Directors of Corporación Financiera Nacional (General Manager of Corporación Financiera Nacional)
Panama	Frank De Lima (Mahesh Khemlani)	Minister of Economics and Finance (Vice Minister of Finance)
Paraguay	Dionisio Borda (Manuel Caballero Giménez)	Minister of Treasury (Vice Minister of Economy)
Peru	Luis Miguel Castilla Rubio (Carlos Augusto Oliva Neyra)	Minister of Economy and Finance (Vice Minister of Treasury)
Uruguay	Fernando Lorenzo (Mario Bergara)	Minister of Economy and Finance (President of Banco Central del Uruguay)
Venezuela	Jorge Giordani (Eyilde Margarita Gracia)	Minister of the Popular Power for Planning and Finance (Vice Minister of Planning and Finance)

Directors (and their Alternates) representing Series “B” shareholders:

Bolivia	Luis Alberto Arce (Roger Edwin Rojas Ulo)	Minister of Economy and Finance (Vice Minister of Treasury and Public Credit)
Colombia	José Dario Uribe (Mauricio Santa Maria Salamanca)	General Manager of Banco de la República (General Director of the National Planning Department)
Ecuador	Patricio Rivera (Pedro Delgado Campaña)	Minister of Finance (President of the Board of Directors of Banco Central del Ecuador)
Peru	Alfonso Zárate Rivas (Laura Berta Calderón Regio)	President of the Board of Directors of Corporación Financiera de Desarrollo (Vice Minister of Economy)
Venezuela	Edmée Betancourt de García (Gustavo Hernández)	President of Banco de Desarrollo Económico y Social of Venezuela (Vice Minister of Treasury)
Private Financial Institutions	Miguel Ignacio Purroy (Darko Iván Zuazo Batchelder)	President of Banco del Caribe Banco Universal (BANCARIBE) Venezuela (President of the Board of Directors of Banco Mercantil Santa Cruz S.A. — Bolivia)

The Directors representing the Series “C” shareholders are Luis de Guindos Jurado, Minister of Economy and Competitiveness for Spain and one more director to be designated.

Their alternates are Winston Dookeran, Minister of Finance for Trinidad and Tobago, and Matias Acevedo, Corporate Director of CORFO for Chile, respectively.

The business address of each of the directors and each of the alternate directors listed above is Torre CAF, Piso 9, Avenida Luis Roche, Altamira, Caracas, Venezuela.

Our Board of Directors annually elects a Chairman to preside over the meetings of the Board of Directors and the shareholders’ general meeting. Camilo Samán Salem is the current Chairman until March 31, 2013.

Executive Committee

The Board of Directors delegates certain functions, including credit approvals within specified limits, to the Executive Committee. This Committee is composed of one director from each full member shareholder country, plus one director representing all of the Series “C” shareholders, and CAF’s Executive President, who presides over the Committee unless the Chairman of the Board of Directors is part of the Committee, in which case he or she will preside.

Executive President

The Executive President is our legal representative and chief executive officer. He is empowered to decide all matters not expressly reserved to the shareholders’ general meeting, the Board of Directors or the Executive Committee. The Executive President is elected by the Board of Directors for a period of five years and may be re-elected.

Our Executive President, L. Enrique García, was re-elected in November 2011 for a fifth five-year term that will expire in December 2016. Before becoming our Executive President in November 1991, Mr. García was Minister of Planning and Coordination and Head of the Economic and Social Cabinet in his native Bolivia. Between 1989 and 1991, he represented Bolivia as Governor to the World Bank, the Inter-American Development Bank (“IADB”) and as a member of the Development Committee of the World Bank. He was also Chairman of the Board of Directors of CAF from 1990 to 1991. Previously, Mr. García held senior positions during a 17 year tenure at the IADB, including Treasurer.

Officers

L. Enrique García	Executive President and Chief Executive Officer
Luis Enrique Berrizbeitia	Executive Vice President
Lilliana Canale	Corporate Vice President of Country Programs
Antonio Juan Sosa	Corporate Vice President of Infrastructure
Peter Vonk	Corporate Vice President of Productive and Financial Sector
Luis Enrique Berrizbeitia	Acting Corporate Vice President of Development Strategies and Public Policy
Hugo Sarmiento Kohlenberger	Corporate Vice President of Finance and Chief Financial Officer
José Carrera	Corporate Vice President of Social and Environmental Development
Ricardo Sigwald	General Counsel
Marcelo Zalles	Comptroller

Employees

At December 31, 2011, we employed 394 professionals and 102 support staff. The senior positions of Executive Vice President, Vice President of Finance, Vice President of Country Programs, Vice President of Infrastructure, Vice President of Corporate and Financial Sector, Vice President of Development Strategies and Public Policies and Vice President of Social and Environmental Development are appointed by the Executive President, subject to ratification by the Board of Directors.

Our management believes that the salaries and other benefits of our professional staff are competitive and that the local support staff are paid at levels above the prevailing local rates. Although we are not subject to local labor laws, we provide our employees with benefits and safeguards at least equivalent to those required under the law of the country where they normally work and reside. We offer technical and professional training opportunities through courses and seminars for our employees. Management considers its relationship with CAF’s employees to be good. There is no employee union and there have been no strikes in the history of CAF.

THE FULL MEMBER SHAREHOLDER COUNTRIES

Certain of the following information has been extracted from publicly available sources. We believe that the information is accurate but we have not independently verified it.

The region occupied by the full member shareholder countries is bordered by the Atlantic Ocean on the east, the Caribbean Sea on the north and the Pacific Ocean on the west, and covers approximately 13.245 million square kilometers in South America (approximately 74% of the South American continent).

Selected Demographic and Economic Data*

The following table presents selected demographic and economic data for the full member shareholder countries for the years indicated:

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela
Population (in millions)
2011	41.1	10.2	197.1	46.9	13.9	3.6	6.6	29.8	3.4	29.5
2010	40.7	10.0	195.5	46.3	13.8	3.5	6.5	29.5	3.4	29.0
2009	40.3	9.9	193.8	45.7	13.6	3.5	6.3	29.2	3.4	28.6
2008	39.9	9.7	192.0	45.0	13.5	3.4	6.2	28.8	3.4	28.1
2007	39.5	9.5	190.1	44.4	13.3	3.3	6.1	28.5	3.3	27.7
2006	39.1	9.4	188.2	43.7	13.2	3.3	6.0	28.2	3.3	27.2
2005	n.a.	9.2	183.4	42.9	13.2	3.2	n.a.	27.2	3.3	26.6
Life expectancy at birth (years) (1)
2009	75.5	66.0	72.6	73.2	75.3	76.7	n.a.	73.5	76.1	73.7
2008	75.3	65.7	72.4	73	75.1	76.6	72.1	73.3	76.0	73.5
2007	75.1	65.4	72.2	72.7	75.0	76.5	71.9	73.0	75.9	73.6
2006	74.9	65.0	71.9	72.5	74.8	76.3	71.7	72.8	75.7	73.4
2005	74.7	64.7	71.6	72.3	74.7	75.2	71.5	72.5	75.6	73.2
2004	74.5	64.4	71.4	72	74.5	75.0	71.3	72.2	75.2	73.0
2003	74.3	64.0	71.1	71.8	74.3	74.8	71.0	71.8	74.9	72.8
2002	74.1	63.7	70.8	71.5	74.0	74.6	70.8	71.4	74.8	73.6

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela
GDP (U.S.$ in millions)
2010	368,712	19,585	2,089,828	288,717	56,998	26,590	17,628	153,935	39,984	233,218
2009	306,754	17,217	1,598,397	235,837	52,021	24,163	14,255	127,370	30,338	325,678
2008	326,872	17,071	1,650,713	244,646	54,208	23,002	16,874	127,115	31,260	310,396
2007	260,682	13,430	1,366,544	207,411	45,504	19,740	12,260	107,328	23,915	226,221
2006	212,868	11,532	1,088,767	162,808	41,705	17,134	9,289	92,439	19,831	183,222
2005	181,967	9,533	882,439	146,570	36,942	15,465	7,505	79,397	17,528	144,128
2004	152,158	8,638	663,783	117,188	32,646	14,179	6,973	69,763	13,708	112,800
2003	129,631	7,896	553,603	94,646	28,409	12,933	5,552	61,367	11,191	83,427
GDP per capita (U.S.$)
2010	8,883	1,878	11,094	6,344	4,013	7,587	2,839	5,225	11,912	8,160
2009	7,479	1,677	8,348	5,243	3,716	7,003	2,248	4,372	9,070	11,474
2008	8,047	1,702	8,706	5,504	3,928	6,774	2,709	4,413	9,376	11,122
2007	6,487	1,367	7,283	4,722	3,345	5,911	2,003	3,768	7,195	8,231
2006	5,356	1,197	5,867	3,751	3,110	5,217	1,546	3,284	5,983	6,778
2005	4,630	1,011	4,812	3,417	2,795	4,791	1,272	2,855	5,302	5,528
2004	3,916	936	3,665	2,766	2,325	4,470	1,205	2,541	4,152	4,317
2003	3,423	875	3,097	2,262	2,212	4,150	978	2,264	3,387	3,250
Gross reserves (excluding gold) (U.S.$ in millions) (3)
2010	49,734	9,730	288,575	28,452	2,951	4,052	4,137	44,105	7,744	30,332
2009	46,093	8,581	238,520	25,356	3,792	4,400	3,839	33,136	7,987	35,830
2008	44,855	7,722	193,783	23,671	4,472	3,785	2,845	31,196	6,360	42,226
2007	44,682	5,319	180,334	20,949	3,520	4,364	2,461	27,689	4,121	33,500
2006	30,903	3,178	85,839	15,436	2,023	4,985	1,702	17,275	3,091	36,606
2005	27,179	1,714	53,799	14,947	2,147	2,432	1,297	14,097	3,078	30,368
2004	18,884	1,123	52,935	13,536	1,437	1,910	1,168	12,631	3,145	24,208
2003	14,153	976	49,296	10,916	1,160	2,307	969	10,194	2,281	21,366
Consumer price index growth (4)
2011	9.5%	6.9%	6.5%	3.7%	5.4%	6.3%	4.9%	4.7%	8.6%	28.9%
2010	10.9%	7.2%	5.9%	3.2%	3.6%	4.9%	7.2%	2.1%	6.9%	27.4%
2009	7.7%	0.3%	4.2%	2.0%	4.4%	1.9%	1.9%	0.2%	5.9%	27.0%
2008	7.2%	11.9%	5.9%	7.7%	8.4%	6.8%	7.5%	6.7%	9.2%	31.9%
2007	8.5%	11.7%	4.5%	5.7%	3.3%	6.4%	6.0%	3.9%	8.5%	22.5%
2006	10.5%	5.0%	3.1%	4.5%	2.9%	2.2%	12.5%	1.1%	6.4%	17.0%
2005	12.3%	4.9%	5.7%	4.9%	3.1%	3.4%	9.9%	1.5%	4.9%	14.4%
2004	6.1%	4.6%	7.6%	5.5%	1.9%	1.6%	2.8%	3.5%	7.6%	19.2%

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela
Exports of Goods (f.o.b.) (U.S.$ in millions) (4)
2010	68,500	6,390	201,915	40,777	17,826	18,750	8,520	35,565	8,061	65,786
2009	55,669	4,848	152,995	34,025	14,286	16,652	5,805	26,962	6,408	57,595
2008	70,021	6,448	197,942	38,534	18,961	16,111	7,769	31,020	7,095	95,138
2007	55,779	4,458	160,651	30,577	14,847	14,292	5,471	27,892	5,100	69,010
2006	46,456	3,875	137,807	25,181	11,983	12,476	4,409	23,830	4,400	65,578
2005	40,387	2,791	118,308	21,730	10,109	10,808	3,352	17,367	3,774	55,716
2004	34,576	2,146	96,475	17,224	7,405	8,867	2,861	12,809	3,145	39,668
2003	29,939	1,598	73,084	13,813	6,197	7,582	2,170	9,091	2,281	27,230
Imports of Goods (f.o.b.) (U.S.$ in millions) (4)
2010	53,810	5,380	181,648	38,628	18,855	19,882	9,916	28,815	9,916	38,613
2009	38,781	4,377	127,722	31,479	14,213	15,446	6,836	21,011	6,836	38,442
2008	57,422	4,980	173,107	37,563	17,590	17,502	8,809	28,449	8,809	49,482
2007	44,608	3,455	120,612	31,161	13,024	14,646	6,027	19,591	6,027	46,031
2006	34,151	2,814	91,350	24,858	11,379	11,918	5,022	14,844	5,022	33,583
2005	27,300	2,334	73,606	20,134	9,645	10,688	3,814	12,082	3,814	24,008
2004	21,311	1,844	62,835	15,878	7,630	9,074	3,105	9,805	3,105	17,021
2003	13,851	1,616	48,290	13,258	6,702	7,586	2,446	8,205	2,446	10,687

*	Sources: Official government sources (including but not limited to the ministries of finance of the full member shareholder countries).

(1)	This information is extracted from the World Bank’s World Development Indicators (WDI).

(2)	At December 31.

(3)	End of period.

(4)	Free on Board.

DESCRIPTION OF THE DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities being offered and the extent to which such general provisions may apply will be described in a prospectus supplement relating to such debt securities.

The debt securities will be issued pursuant to a fiscal agency agreement, dated as of March 17, 1998, between CAF and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank), as fiscal agent. The following statements briefly summarize some of the terms of the debt securities and the fiscal agency agreement (a copy of which has been filed as an exhibit to the registration statement). These statements do not purport to be complete and are qualified in their entirety by reference to all provisions of the fiscal agency agreement and such debt securities.

General

The debt securities will constitute our direct, unconditional, unsecured and general obligations. The debt securities will rank equally with all of our other unsecured Indebtedness. “Indebtedness” means all of our indebtedness in respect of monies borrowed by us and guarantees given by us for monies borrowed by others.

The accompanying prospectus supplement will describe the following terms of the debt securities, as applicable:

(1)	the title;

(2)	the price or prices at which we will issue the debt securities;

(3)	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

(4)	the currency or currency units for which the debt securities may be purchased and in which payments of principal and interest will be made;

(5)	the date or dates on which principal and interest will be payable;

(6)	the rate or rates at which any of the debt securities will bear interest, the date or dates from which any interest will accrue, and the record dates and interest payment dates;

(7)	the place or places where principal and interest payments will be made;

(8)	the time and price limitations on redemption of the debt securities;

(9)	our obligation, if any, to redeem or purchase the debt securities at the option of the holder;

(10)	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000;

(11)	if the amount of principal or interest on any of the debt securities is determinable according to an index or a formula, the manner in which such amounts will be determined;

(12)	whether and under what circumstances we will issue the debt securities as global debt securities; and

(13)	any other specific terms of the debt securities.

Certain debt securities will be treated for United States federal income tax purposes as original issue discount notes (“Discount Notes”) if the excess of the debt security’s “stated redemption price at maturity” over its issue price is more than a “de minimis amount” (as defined for United States federal income tax purposes). If applicable, the prospectus supplement will describe the United States federal income tax consequences of the ownership of Discount Notes and any special rules regarding debt securities.

Denominations, Registration and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the holder, subject to the terms of the fiscal agency agreement and the limitations applicable to global debt securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Debt securities may be presented for exchange and for registration of transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and as summarized in the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the terms of the debt securities.

If any definitive notes are issued and at that time the notes are listed on the Luxembourg Stock Exchange, we will appoint a transfer agent in Luxembourg, which we anticipate being the same entity that serves as our Luxembourg paying agent. In such circumstances, transfers or exchanges of any definitive notes may be made at the office of our Luxembourg transfer agent (in addition to the corporate trust office of the fiscal agent).

Global Debt Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global debt securities that will have an aggregate principal amount equal to that of the debt securities they represent. If applicable, each global debt security will be:

(1)	registered in the name of a depositary or its nominee identified in the prospectus supplement;

(2)	deposited with the depositary or nominee or the depositary’s custodian; and

(3)	printed with a legend regarding the restrictions on exchanges and registration of transfer of the security, and any other matters required by the fiscal agency agreement and the terms of the debt securities and summarized in the prospectus supplement.

Payment and Paying Agent

Unless otherwise indicated in the prospectus supplement, we will make payments of principal and interest on debt securities:

(1)	through the fiscal agent;

(2)	to the person in whose name the debt securities are registered at the close of business on the regular record date for the payments; and

(3)	at the office of the paying agent or agents designated by us; unless

•	at our option, payment is mailed to the registered holder, or

•	at the request of a registered holder of more than $1,000,000 principal amount of the securities, payment is made by wire transfer.

Unless otherwise indicated in the prospectus supplement, our sole paying agent for payments on the debt securities will be the corporate trust office of the fiscal agent in The City of New York.

Any monies we pay to our fiscal agent or any paying agent for the payment of the principal of or interest on any debt securities that remains unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to us by such agent. Upon such repayment, all liability of our fiscal agent or any paying agent with respect to such monies shall thereupon cease, without, however, limiting in any way our unconditional obligation to pay principal of or any interest on the debt securities when due.

Negative Pledge

As long as any of the debt securities are outstanding and unpaid, but only up to the time amounts sufficient for payment of all principal and interest have been placed at the disposal of the fiscal agent, we will not cause or permit to be created on any of our property or assets any mortgage, pledge or other lien or charge as security for any bonds, notes or other evidences of indebtedness heretofore or hereafter issued, assumed or guaranteed by us for money borrowed (other than purchase money mortgages, pledges or liens on property purchased by us as security for all or part of the purchase price thereof), unless the debt securities are secured by such mortgage, pledge or other lien or charge equally and ratably with such other bonds, notes or evidences of indebtedness.

Default; Acceleration of Maturity

Each of the following will constitute an “event of default” with respect to the debt securities of any series:

(1)	a failure to pay any principal of or interest on any debt securities of that series when due and the continuance of the failure for 30 days;

(2)	a failure to perform or observe any material obligation under or in respect of any debt securities of that series or the fiscal agency agreement and the continuance of the failure for a period of 90 days after written notice of the failure has been delivered to CAF and to the fiscal agent by the holder of any debt security of that series;

(3)	a failure to pay any amount in excess of $20,000,000 (or its equivalent in any other currency or currencies) of principal or interest or premium in respect of any indebtedness incurred, assumed or guaranteed by CAF as and when such amount becomes due and payable and the continuance of the failure until the expiration of any applicable grace period or 30 days, whichever is longer; or

(4)	the acceleration of any indebtedness incurred or assumed by CAF with an aggregate principal amount in excess of $20,000,000 (or its equivalent in any other currency or currencies) by any holder or holders thereof.

If an event of default occurs with respect to the debt securities of any series at the time outstanding, each holder of any debt security of that series may, by written notice to CAF and the fiscal agent, declare the principal of and any accrued interest on all the debt securities of that series held by it to be, and the principal and accrued interest shall thereupon become, immediately due and payable, unless prior to receipt of the notice by CAF all events of default in respect of such series of debt securities are cured. If all the events of default are cured following the declaration, the declaration may be rescinded by any such holder with respect to the previously accelerated series of debt securities upon delivery of written notice of the rescission to CAF and the fiscal agent.

Additional Payments by CAF

All amounts payable (whether in respect of principal, interest or otherwise) in respect of the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any of the full member shareholder countries or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, we will pay such additional amounts as may be necessary in order that the net amounts receivable by the holder of debt securities of any series after the withholding or deduction will equal the respective amounts that would have been receivable by the holder in the absence of the withholding or deduction, except that no additional amounts will be payable in relation to any payment in respect of any debt security:

(1)	to, or to a third party on behalf of, a holder of a debt security of any series who is liable for such taxes, duties, assessments or governmental charges in respect of such debt security by reason of his having some connection with any of the full member shareholder countries other than the mere holding of the debt security; or

(2)	presented for payment more than 30 days after the “Relevant Date” (as defined in the next paragraph), except to the extent that the relevant holder would have been entitled to the additional amounts on presenting the same for payment on the expiry of the period of 30 days.

As used in this prospectus, the “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the fiscal agent on or prior to the due date, it means the first date on which, the full amount of the moneys having been so received and being available for payment to holders of debt securities of any series, notice to that effect will have been duly published as set forth below under “— Notices”.

Modification and Amendment

Each and every holder of the debt securities in a series must consent to any amendment of a provision of the debt securities or the fiscal agency agreement that would:

(1)	change the due date of the principal of or interest on any series of debt securities; or

(2)	reduce the principal amount, interest rate or amount payable upon acceleration of the due date of the debt securities of a series; or

(3)	change the currency or place of payment of principal of or interest on the debt securities of a series; or

(4)	reduce the proportion of the principal amount of the debt securities of a series that must be held by any of the holders to vote to amend or supplement the terms of the fiscal agency agreement or the debt securities; or

(5)	change our obligation to pay additional amounts.

We may, however, with the written consent of the holders of 66 2/3% of the principal amount of the debt securities of a series, modify any of the other terms or provisions of the debt securities of that series or the fiscal agency agreement (as it applies to that series). Also, we and the fiscal agent may, without the consent of the holders of the debt securities of a series, modify any of the terms and conditions of the fiscal agency agreement and the debt securities of that series, for the purpose of:

(1)	adding to our covenants for the benefit of the holders of the debt securities; or

(2)	surrendering any right or power conferred on CAF; or

(3)	securing the debt securities of that series; or

(4)	curing any ambiguity or correcting or supplementing any defective provision of the fiscal agency agreement or the debt securities; or

(5)	for any purpose that we and the fiscal agent may consider necessary or desirable that does not adversely affect the interests of the holders of the debt securities of that series in any material respect.

Notices

All notices will be delivered in writing to each holder of the debt securities of any series. If at the time of such notice the debt securities of a series are represented by global debt securities, the notice shall be delivered to the applicable depositary therefor and shall be deemed to have been given three business days after delivery to such depositary. If at the time of the notice the debt securities of a series are not represented by global debt securities, the notice shall be delivered to the registered holders of the debt securities of the series and in that case shall be deemed to have been given three business days after the mailing of the notice by first class mail.

Further Issues

We may from time to time without the consent of holders of the debt securities create and issue further debt securities so as to form a single series with an outstanding series of debt securities.

Governing Law; Submission to Jurisdiction; Waiver of Immunity

The debt securities are governed by, and shall be construed in accordance with, the laws of the State of New York. We will accept the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the debt securities that may be instituted by any holder of a debt security. We will appoint CT Corporation in The City of New York as our authorized agent upon which process in any such action may be served. We will irrevocably waive any immunity to which we might otherwise be entitled in any action arising out of or based on the debt securities brought in any state or federal court in the Borough of Manhattan, The City of New York. CT Corporation will not be an agent for service of process for actions brought under the United States securities laws, and our waiver of immunity will not extend to such actions.

DESCRIPTION OF THE GUARANTEES

From time to time we may issue under this prospectus and applicable prospectus supplement guarantees for the benefit of holders of specified securities of third parties. The issuers of the underlying securities may or may not be affiliated with us. A holder of a primary security will also have the benefit of our guarantee related to the primary security.

The terms and conditions of any guarantee will vary with the terms and conditions of the underlying securities. A complete description of the terms and conditions of any guarantee issued pursuant to this prospectus will be set forth in the prospectus supplement for the issue of the guarantees.

We may provide guarantees with respect to the certain obligations of an issuer under its securities, including without limitation:

•	payment of any accrued and unpaid distributions which are required to be paid under the terms of the securities;

•	payment of the redemption price of the securities, including all accrued and unpaid distributions to the date of the redemption;

•	payment of any accrued and unpaid interest payments, or payment of any premium which are required to be made on the securities; and

•	any obligation of the issuer pursuant to a warrant, option or other rights.

Unless otherwise specified in the applicable prospectus supplement, guarantees issued under this prospectus will rank equally with all of our other unsecured general debt obligations, and will be governed by the laws of the State of New York.

TAXATION

Full Member Shareholder Country Taxation

Under the terms of the Constitutive Agreement, we are exempt from all types of taxes levied by each of the full member shareholder countries on our income, property and other assets, and on operations we carry out in accordance with that treaty, and we are exempt from all liability related to the payment, retention or collection of any taxes, contributions or tariffs.

Payments of principal and interest in respect of the debt securities to a non-resident of the full member shareholder countries will therefore not be subject to taxation in any of the full member shareholder countries, nor will any withholding for tax of any of the full member shareholder countries be required on any such payments to any holder of debt securities. In the event of the imposition of withholding taxes by any of the full member shareholder countries, we have undertaken to pay additional amounts in respect of any payments subject to such withholding, subject to certain exceptions, as described under “Description of the Debt Securities — Additional Payments by CAF”.

United States Taxation

This section describes the material United States federal income tax consequences of owning the debt securities we are offering. It is the opinion of Sullivan & Cromwell LLP, our counsel. It applies to you only if you acquire debt securities in the offering at the offering price and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells debt securities as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion deals only with debt securities that are due to mature within 30 years from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement.

This discussion assumes that the debt securities will be issued at par and that all principal and interest payments on the debt securities will be denominated in United States dollars. This discussion also assumes that the principal and interest payments on the debt securities are not subject to contingencies. The United States federal income tax consequences of owning Discount Notes (as defined in “Description of the Debt Securities — General” above), debt securities denominated in a currency other than United States dollars and/or debt securities subject to contingencies will be discussed in an applicable prospectus supplement.

If a partnership holds the debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the debt securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities.

If you purchase debt securities at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation or an entity treated as a domestic corporation for purposes of the Internal Revenue Code,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest.    You will be taxed on interest on your debt security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid by us on the debt securities is income from sources outside the United States, subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.

Purchase, Sale and Retirement of the Debt Securities.    Your tax basis in your debt security generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your debt securities equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your debt securities. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare Tax.    For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a debt security and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security, interest on a debt security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Debt Securities.    If you are a United States alien holder of a debt security, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the debt securities.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•

payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a debt security effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by us or another non-United States payor and

•

other payments of principal and interest and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of a debt security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a debt security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a debt security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents, which agents may be affiliated with us. Any such underwriter or agent involved in the offer and sale of the securities will be named in the accompanying prospectus supplement.

We may sell our guarantees separately from our debt securities to guarantee certain obligations associated with the securities of third party issuers. In such cases, we may sell the guarantees in the same transaction as the sale of the underlying security or we may sell the guarantee independently to guarantee the obligations of outstanding securities of third party issuers.

Sales of securities offered pursuant to any prospectus supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers of securities for whom they may act as agent.

Any underwriting compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts, concessions or commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with CAF, to several indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

CAF may offer the securities of any series to present holders of other securities of CAF as consideration for the purchase or exchange by CAF of such other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for such other securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, each series of securities will be a new issue with no established trading market. We may elect to list any series of securities on any exchange, but we are not obligated to do so.

One or more underwriters may make a market in a series of securities, but they will not be obligated to do so and may discontinue any market making at any time without notice. Neither we nor any underwriter can give assurances as to the liquidity of the trading market for the securities.

Certain of the underwriters, agents and their affiliates may be customers of, engage in transactions with and perform services for CAF in the ordinary course of business, for which they received or will receive customary fees and expenses.

VALIDITY OF THE DEBT SECURITIES

In connection with particular offerings of the debt securities in the future, and if stated in the applicable prospectus supplements, the validity of those debt securities will be passed upon for us by Sullivan & Cromwell LLP, Washington, D.C., and for any underwriters or agents by counsel named in the applicable prospectus supplement. Sullivan & Cromwell LLP and counsel to the underwriters or agents may rely as to certain matters on the opinion of our General Counsel.

VALIDITY OF THE GUARANTEES

The validity of the guarantees will be passed upon for us by counsel to be named in the applicable prospectus supplement. The validity of the guarantees will be passed upon for the underwriters by counsel to be named in the applicable prospectus supplement.

EXPERTS

The balance sheet as of December 31, 2011 and 2010 and the related statements of income, stockholders’ equity and cash flows for the years ended December 31, 2011, 2010 and 2009, included in this prospectus, have been audited by Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, independent auditors, as stated in their report appearing elsewhere herein, and are included in reliance upon their report given on the authority of this firm as experts in accounting and auditing.

In addition, Management’s Report on the Effectiveness of Internal Control Over Financial Reporting has been examined by Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, independent auditors, as stated in their report appearing elsewhere herein, and is included in reliance upon their report given on the authority of this firm as experts in accounting and auditing.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States of America is Puglisi & Associates. The address of the authorized representative in the United States is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

WHERE YOU CAN FIND MORE INFORMATION

This registration statement of which the prospectus forms a part, including its various exhibits, is available to the public over the internet at the SEC’s website: http://www.sec.gov. You may also read and copy these documents at the Securities and Exchange Commission’s Public Reference Room, at the following address:

SEC Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about how to access the documents we have filed with it.

The information set forth herein, except the information appearing in the section entitled “The Full Member Shareholder Countries”, is stated on the authority of the Acting Executive President of CAF, in his duly authorized capacity as Acting Executive President.

CORPORACIÓN ANDINA DE FOMENTO

By:	/S/ LUIS ENRIQUE BERRIZBEITIA
Name: Luis Enrique Berrizbeitia
Title: Acting Executive President

Management’s Report on the Effectiveness of Internal Control

Over Financial Reporting

The Management of Corporación Andina de Fomento (CAF) is responsible for establishing and maintaining effective internal control over financial reporting in CAF. Management has evaluated CAF’s internal control over financial reporting as of December 31, 2011, based on the criteria for effective internal control determined in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

CAF’s internal control over financial reporting is a process effected by those in charged of governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with U.S. generally accepted accounting principles. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Management has assessed the effectiveness of CAF’s internal control over financial reporting as of December 31, 2011. Based on this assessment, CAF’s Management concluded that CAF’s internal control over financial reporting was effective as of December 31, 2011.

There are inherent limitations in the effectiveness of any internal control system, including the possibility of human error and the deception or overriding of controls. Accordingly, even an effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

CAF’s financial statements as of December 31, 2011, have been audited by an independent accounting firm, which has also issued an attestation report on management’s assertion on the effectiveness of CAF’s internal control over financial reporting. The attestation report, which is included in this document, expresses an unqualified opinion on management’s assertion on the effectiveness of CAF’s internal control over financial reporting as of December 31, 2011.

/s/ L. Enrique García	/s/ Hugo Sarmiento K.
Executive President and Chief Executive Officer	Corporate Vice President, Chief Financial Officer

/s/  Marcos Subía G.

Director, Accounting and Budget

January 27, 2012

Independent Accountants’ Report on Management’s Assertion on

Effectiveness of Internal Control Over Financial Reporting

To the Board of Directors and Stockholders of

Corporación Andina de Fomento (CAF):

We have examined management’s assertion, included in the accompanying Management’s Report on the Effectiveness of Internal Control Over Financial Reporting, that Corporación Andina de Fomento (CAF) maintained effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). CAF’s management is responsible for maintaining effective internal control over financial reporting and for its assertion on the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on the Effectiveness of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on management’s assertion based on our examination.

We conducted our examination in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our examination included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our examination also included performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

An entity’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with U.S. generally accepted accounting principles. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with United States of America generally accepted accounting principles, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assertion that CAF maintained effective internal control over financial reporting as of December 31, 2011 is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheets of CAF as of December 31, 2011 and 2010, and the related statements of income, changes in stockholders’ equity and cash flows for the years 2011, 2010 and 2009 then ended, and our report dated January 27, 2012 expressed an unqualified opinion of those financial statements.

/s/  Deloitte

January 27, 2012

Caracas — Venezuela

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

Report of Independent Auditors

To the Board of Directors and Stockholders of

Corporación Andina de Fomento (CAF):

We have audited the accompanying balance sheets of Corporación Andina de Fomento (CAF) as of December 31, 2011 and 2010 and the related statements of income, changes in stockholders’ equity and cash flows for the years 2011, 2010 and 2009 then ended. These financial statements are the responsibility of CAF’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corporación Andina de Fomento (CAF) as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years 2011, 2010 and 2009 then ended, in accordance with accounting principles generally accepted in the United States of America.

We also have examined, in accordance with attestation standards established by the American Institute of Certified Public Accountants, the management’s assertion that CAF maintained effective internal control over financial reporting at December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated January 27, 2012 expressed an unqualified opinion thereon.

/s/ Deloitte

January 27, 2012

Caracas — Venezuela

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Balance Sheets

December 31, 2011 and 2010

(In thousands of U.S. dollars)

	NOTES	2011	2010
ASSETS

Cash and due from banks		256,797	119,834
Deposits with banks	2	1,543,885	1,403,443
Marketable securities:
Trading	3 and 18	3,760,325	2,456,745
Other investments	2	95,211	146,852
Loans (US$ 64,811 and US$ 67,678 at fair value as of december 31, 2011 and 2010)	4 and 18	14,980,744	13,783,043
Less loan commissions, net of origination costs		77,033	70,129
Less allowance for loan losses	4	130,636	141,364

Loans, net		14,773,075	13,571,550

Accrued interest and commissions receivable		196,316	159,559
Equity investments	5	111,889	94,721
Derivative instruments	17 and 18	703,264	524,989
Property and equipment, net	6	36,840	29,901
Other assets	7	57,748	39,281

Total assets		21,535,350	18,546,875

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	8	3,672,063	2,739,497
Commercial papers	9	1,977,050	1,524,285
Borrowings (US$ 356,851 and US$ 347,310 at fair value as of december 31, 2011 and 2010)	10 and 18	1,138,450	998,089
Bonds (US$ 7,947,340 and US$ 7,089,124 at fair value as of december 31, 2011 and 2010)	11 and 18	8,072,328	7,212,812
Accrued interest payable		163,561	120,001
Derivative instruments	17 and 18	93,869	132,887
Accrued expenses and other liabilities	12	66,776	66,117

Total liabilities		15,184,097	12,793,688

STOCKHOLDERS' EQUITY	14
Subscribed and paid-in capital (authorized capital US$10,000 million)		3,229,365	2,813,940
Additional paid-in capital		739,733	616,171
Reserves		2,229,576	2,156,937
Retained earnings		152,579	166,139

Total stockholders’ equity		6,351,253	5,753,187

Total liabilities and stockholders’ equity		21,535,350	18,546,875

See accompanying notes to the Financial Statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Income

Years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. dollars)

	NOTES	2011	2010	2009
Interest income
Loans	1(g)	363,260	320,068	398,737
Investments and deposits with banks	1(f), 2 and 3	26,849	33,965	67,318
Loan commissions	1(g)	38,910	31,522	17,798

Total interest income		429,019	385,555	483,853

Interest expense
Deposits		14,082	9,255	14,413
Commercial papers		9,350	9,771	7,187
Advances		163	—	1,011
Bonds		166,977	136,651	139,614
Borrowings		10,986	10,057	16,094
Commissions		11,470	7,481	10,406

Total interest expense		213,028	173,215	188,725

Net interest income		215,991	212,340	295,128
Credit to allowance for loan losses	4	(11,771)	(2,990)	(1,656)

Net interest income, after credit to allowance for loan losses		227,762	215,330	296,784
Non-interest income
Other commissions		8,405	3,798	3,319
Dividends and equity in (losses) earnings of investees		(6,244)	3,301	9,596
Other income		2,404	801	1,082

Total non-interest income		4,565	7,900	13,997

Non-interest expenses
Administrative expenses		81,006	69,735	62,562
Other expenses		3,565	1,069	147

Total non-interest expenses		84,571	70,804	62,709

Net income before unrealized changes in fair value related to financial instruments		147,756	152,426	248,072
Unrealized changes in fair value related to financial instruments		4,823	13,713	(13,363)

Net income		152,579	166,139	234,709

See accompanying notes to the Financial Statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of changes in Stockholders’ Equity

Years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. dollars)

		Subscribed and paid- in capital	Additional paid- in capital	Reserves pursuant to				Total
	NOTES			General reserve	Article N° 42 of by-laws	Total reserves	Retained earnings	stockholders’ equity
Balances at December 31, 2008		2,176,430	280,255	1,458,180	327,574	1,785,754	311,474	4,553,913
Capital increase	14	209,135	359,047	—	—	—	—	568,182
Capitalization of Additional paid- in capital	14	100,080	(100,080)	—	—	—	—	—
Net income	14	—	—	—	—	—	234,709	234,709
Appropriated for general reserve	14	—	—	210,335	—	210,335	(210,335)	—
Appropriated for reserve pursuant to Article N° 42 of by-laws	14	—	—	—	31,139	31,139	(31,139)	—
Distributions to stockholders’ funds	15	—	—	—	—	—	(70,000)	(70,000)

Balances at December 31, 2009		2,485,645	539,222	1,668,515	358,713	2,027,228	234,709	5,286,804
Capital increase	14	150,835	254,409	—	—	—	—	405,244
Capitalization of Additional paid- in capital	14	177,460	(177,460)	—	—	—	—	—
Net income	14	—	—	—	—	—	166,139	166,139
Appropriated for general reserve	14	—	—	106,238	—	106,238	(106,238)	—
Appropriated for reserve pursuant to Article N° 42 of by-laws	14	—	—	—	23,471	23,471	(23,471)	—
Distributions to stockholders’ funds	15	—	—	—	—	—	(105,000)	(105,000)

Balances at December 31, 2010		2,813,940	616,171	1,774,753	382,184	2,156,937	166,139	5,753,187
Capital increase	14	199,045	339,942	—	—	—	—	538,987
Capitalization of Additional paid- in capital	14	216,380	(216,380)	—	—	—	—	—
Net income	14	—	—	—	—	—	152,579	152,579
Appropriated for general reserve	14	—	—	55,989	—	55,989	(55,989)	—
Appropriated for reserve pursuant to Article N° 42 of by-laws	14	—	—	—	16,650	16,650	(16,650)	—
Distributions to stockholders’ funds	15	—	—	—	—	—	(93,500)	(93,500)

Balances at December 31, 2011		3,229,365	739,733	1,830,742	398,834	2,229,576	152,579	6,351,253

See accompanying notes to the Financial Statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Cash Flows

Years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. dollars)

	NOTES	2011	2010	2009
Cash flows from operating activities
Net income		152,579	166,139	234,709
Adjustments to reconcile net income to net cash used in operating activities -
Unrealized (gain) loss on trading securities	3	(1,883)	4,209	2,924
Amortization of loan commissions, net of origination costs		(12,845)	(11,943)	(8,148)
Credit to allowance for loan losses	4	(11,771)	(2,990)	(1,656)
Impairment charge for equity investments		1	—	—
Equity in earnings of investees		10,527	(678)	(9,129)
Amortization of deferred charges		2,077	2,297	1,864
Depreciation of property and equipment	6	2,957	2,224	1,659
Provision for employees’ severance indemnities and benefits		7,977	7,812	7,162
Provision for employees’ pension plan		1,317	1,334	1,366
Unrealized changes in fair value related to financial instruments		(4,823)	(13,713)	13,363
Net changes in operating assets and liabilities –
Severance indemnities paid or advanced		(7,144)	(3,973)	(5,352)
Employees’ savings plan paid or advanced		(1,545)	(31)	(717)
Trading securities, net	3	(1,301,697)	(246,700)	(518,558)
Interest and commissions receivable		(36,757)	(23,854)	59,532
Other assets		(20,544)	(12,552)	1,667
Accrued interest payable		43,560	21,908	(39,911)
Accrued expenses and other liabilities		54	7,748	(3,929)

Total adjustments and net changes in operating assets and liabilities		(1,330,539)	(268,902)	(497,863)

Net cash used in operating activities		(1,177,960)	(102,763)	(263,154)

Cash flows from investing activities
Purchases of other investments	2	(186,308)	(273,927)	(903,182)
Maturities of other investments	2	237,949	330,436	856,201
Loan origination and principal collections, net	4	(1,177,631)	(2,070,844)	(1,480,678)
Equity investments	5	(27,696)	(8,561)	(1,287)
Purchases of property and equipment	6	(9,896)	(4,051)	(5,684)

Net cash used in investing activities		(1,163,582)	(2,026,947)	(1,534,630)

Carried forward		(2,341,542)	(2,129,710)	(1,797,784)

See accompanying notes to the Financial Statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Cash Flows

Years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. dollars)

	NOTES	2011	2010	2009
Brought forward		(2,341,542)	(2,129,710)	(1,797,784)

Cash flows from financing activities
Net increase in deposits		932,566	88,791	(122,413)
Net increase in commercial paper		452,765	258,868	607,023
Proceeds from advances		50,000	—	91,295
Repayment of advances		(50,000)	—	(240,168)
Proceeds from issuance of bonds	11	1,447,991	1,986,056	1,256,876
Repayment of bonds	11	(790,682)	(448,608)	(618,567)
Proceeds from borrowings	10	288,971	337,008	254,637
Repayment of borrowings	10	(158,151)	(137,141)	(147,748)
Distributions to stockholders’ funds	15	(93,500)	(105,000)	(70,000)
Proceeds from issuance of shares	14	538,987	405,244	568,182

Net cash provided by financing activities		2,618,947	2,385,218	1,579,117

Net increase (decrease) in cash and cash equivalents		277,405	255,508	(218,667)
Cash and cash equivalents at beginning of year		1,523,277	1,267,769	1,486,436

Cash and cash equivalents at end of year		1,800,682	1,523,277	1,267,769

Consisting of
Cash and due from banks		256,797	119,834	29,906
Deposits with banks		1,543,885	1,403,443	1,237,863

		1,800,682	1,523,277	1,267,769

Supplemental disclosure
Interest paid during the year		159,749	143,237	216,958

Noncash financing activities
Changes in derivative instruments assets		178,275	88,244	(239,441)
Changes in derivative instruments liabilities		(39,018)	87,751	(13,886)

See accompanying notes to the Financial Statements

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

1.  SIGNIFICANT ACCOUNTING POLICIES

a.  Description of Business — Corporación Andina de Fomento (“CAF”) commenced operations on June 8, 1970 established under public international law which abides by the provisions of its by-laws. Series “A” and “B” Shareholder countries are: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. Series “C” Shareholder countries are: Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal, Spain and Trinidad and Tobago. In addition, there are 14 banks which are Series “B” shareholders. CAF is headquartered in Caracas, Venezuela.

CAF’s objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping the shareholder countries make their economies diversified, competitive and more responsive to social needs.

CAF offers financial and related services to the governments of, and public and private institutions, corporations and joint ventures in, its shareholder countries. Primarily, CAF’s principal activity is to provide short, medium- and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities in shareholder countries. Furthermore, CAF manages and supervises third-party cooperation funds of other countries and organizations, generally non-reimbursable, destined to finance programs agreed with donor organizations which are in line with CAF policies and strategies.

CAF raises funds for operations both within and outside its shareholder countries.

b.  Financial Statement Presentation — The financial statements have been prepared in accordance with U.S. generally accepted accounting principles and the functional currency is the U.S. dollar.

c.  Use of estimates — In preparing financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. The most important estimates related with the preparation of the CAF’s financial statements refer to revenue recognition, valuation and classification at fair values of financial instruments, and allowance for loan losses, among others. Management believes these estimates are adequate. Actual results could differ from those estimates.

d.  Transactions in other currencies — Transactions in currencies other than U.S. dollars are translated at exchange rates prevailing on the international markets at the dates of the transactions. Currency balances other than U.S. dollars are translated at year-end exchange rates. Any foreign exchange gains or losses, including related hedge effects, are included in the statement of income.

e.  Cash and Cash Equivalents — Cash and cash equivalents are defined as cash, due from banks and short-term deposits with an original maturity of three months or less.

f.  Marketable Securities — CAF classifies its investments, according with management intention, in debt securities in one of two categories: trading or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the short term. Held-to-maturity securities are those securities which CAF has the ability and intent to hold until maturity.

Trading securities are recorded at fair value. Gains and losses on trading securities are included in interest income of investments and deposits with banks in the statements of income.

Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. A decline in the market value of any held-to-maturity security below cost that is deemed to be other than temporary, results in a reduction in carrying amount. The impairment is charged to income and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective interest method.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

Dividend and interest income are recognized when received and earned, respectively.

g.  Loans — CAF grants short-, medium- and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities both to public and private entities for development and integration programs and projects in stockholder countries.

CAF classifies its portfolio for credit risk purposes into sovereign and non-sovereign.

Sovereign loans include those loans granted to national, regional or local governments or decentralized institutions and other loans fully guaranteed by national governments.

Non-sovereign loans include those credits granted to corporate and financial sectors, among others, which are not guaranteed by national governments.

Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, less the allowance for loan losses and loan commissions net of origination costs. Interest income is accrued on the unpaid principal balance. Loan commission fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method and are presented as loan commissions in the statement of income.

The accrual for interest on loans is discontinued at the time a private sector loan is 90 days (180 days for public sector loans) delinquent unless the credit is well-secured and in process of collection.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on a cash-basis, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The non-accrual loans are considered impaired. Factors considered by management in determining impairment include payments status and the probability of collecting scheduled principal and interest payments when due.

CAF maintains risk exposure policies to avoid concentrating its loan portfolio in one country or specific economic groups, which might be affected by market situations or other circumstances. Due to that, CAF uses certain measurement parameters, such as: CAF’s net stockholders’ equity, total loan portfolio, economic groups from public and private sectors, among others.

h.  Allowance for Loan Losses — Allowance for loan losses is maintained at a level CAF believes adequate to absorb probable losses inherent in the loan portfolio as of the date of the financial statements. Allowance for loan losses is established by CAF based on the individual long-term foreign currency debt rating of the borrower countries considering the weighted average rating of three recognized international risk rating agencies as of the date of the financial statements preparation. The country risk rating considers a default probability. Given CAF’s status as a preferred creditor and taking into account the immunities and privileges conferred by its shareholder countries, which are established in CAF’s by-laws and other similar agreements, a factor reflecting a lower default probability – usually equivalent to a better risk rating — is used.

A specific allowance is established by CAF for impaired loans. A loan is considered as impaired when, based on currently available information and events, there exists the probability that CAF will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. The impairment of loans is determined on a loan by loan basis based on the present value of expected future cash flows, discounted at the original loan’s effective interest rate.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

i.  Equity Investments — CAF participates with equity investments in companies and investment funds in strategic sectors, with a view to promoting the development of such companies and their participation in the securities markets and to serve as a catalytic agent in attracting resources to shareholder countries.

Equity investments are accounted for using the equity method or at cost. If CAF has the ability to exercise significant influence over the operating and financial policies of the investee, which is generally presumed to exist at a 20% – 50% of equity ownership level, the equity investments are accounted for using the equity method. Under the equity method, the carrying value of the equity investment is adjusted for CAF’s proportionate share of earnings or losses, dividends received and certain other transactions of the investee company. These investments do not have readily determinable fair values.

A decline in the value of any equity investment accounted at cost that is deemed to be other than temporary, results in a reduction in the carrying amount to fair value. These investments are evaluated and any impairment is charged to income and a new cost basis for the investment is established.

j.  Property and Equipment – net — Property and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged directly to the statements of income for the year as incurred, and improvements and renewals are capitalized. Depreciation is computed on the straight-line method, and charged to the statements of income over the estimated useful life of assets.

The assets in conformity with their estimated useful life are as follows:

Buildings	30 years
Buildings improvements	15 years
Furniture and equipment	2 to 10 years
Vehicles	5 years

k.  Other Assets — Other assets include intangible assets, which are reported at cost less accumulated amortization. The amortization is computed in accordance with the straight-line method over the useful life estimated by CAF. The estimated useful life of these assets is between 2 and 5 years.

l.  Deposits, Commercial Papers and Borrowings — Deposits, commercial papers and borrowings are recorded at amortized cost. The borrowings account includes those obligations with local or foreign financial institutions and commercial banks.

m.  Bonds — Medium and long-term debt issuances, whose objective is to provide the financial resources required to finance CAF’s operations, are recorded in bonds. Bonds are recorded as follows:

•

Bonds denominated in other currencies are recognized at fair value, as provided by ASC 825-10-25 “Fair Value Option”. Gains or losses resulting from changes in the fair value of these bonds and the up-front costs and fees related with these bonds are recognized in the statement of income as they occur. CAF enters into cross- currency interest rate swaps as an economic hedge of the interest rate and foreign exchange risks related to these bonds.

•

Bonds denominated in US$ are hedged for interest rate risk using interest rate swaps, and are put into fair value hedge accounting relationships assuming no hedge ineffectiveness (the “short cut method”), as established in ASC 815-20-25-102. The up-front costs and fees related to these bonds are deferred and amortized during their life time.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

Transactions related to partial repurchases of bond issuances result in the derecognition of the related liabilities. The difference between the repurchase price and the debt’s settlement net cost is recognized as income/loss for the year.

n.  Employees’ Severance Indemnities — Accrual for severance benefits comprises all the liabilities related to the workers’ vested rights according to CAF’s employee policies and the Labor Law of the Bolivarian Republic of Venezuela.

Under the current Labor Law, employees earn a severance indemnity equal to five days of salary per month, up to a total of 60 days per year of service. Labor indemnities are earned once an employee has completed three months of continuous service. From the second year of service, the employees earn an additional two-day salary for each year of service (or fraction of a year greater than six months), cumulative up to a maximum of 30 days of salary. Severance benefits are recorded in the accounting records of CAF and interest on the amounts owed to employees are paid.

In the case of unjustified dismissal or involuntary termination, employees have the right to an additional indemnity of one-month salary per year of service up to a maximum of 150 days.

o.  Pension Plan — CAF established in March 2005 a defined benefit pension plan which is mandatory for all new employees as of the date of implementation of the plan and voluntary for all other employees. The plan is contributory and the benefits are based on years of service and the employee’s average salary for the three consecutive years of service with the highest salary. These contributions are reviewed on a periodic basis by CAF based on actuarial assumptions.

p.  Derivative Instruments and Hedging Activities — All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, for which hedge accounting would be applied, CAF designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”). CAF formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking the derivatives that are designated as fair-value or cash-flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. CAF also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair-value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded as income. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded as other comprehensive income, until income is affected by the variability in cash flows of the designated hedged item.

CAF discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item; the derivative expires or is sold, terminated, or exercised; the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur; a hedged firm commitment no longer meets the definition of a firm commitment; or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, CAF continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, CAF continues to carry the derivative on the balance sheet at its fair value, removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the balance sheet and recognizes any gain or loss in income. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, CAF continues to carry the derivative on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income are recognized immediately in income. In all situations in which hedge accounting is discontinued, CAF continues to carry the derivative at its fair value on the balance sheet, and recognizes any changes in its fair value in income.

q.  Guarantees — CAF provides guarantees for loans issued in support of projects located within a shareholder country that are undertaken by public and private entities. CAF may offer guarantees of private credit agreements or it may offer public guarantees of obligations of the securities of third party issuers. CAF generally offers partial credit guarantees with the intention that private lenders or holders of securities share the risk along with it. CAF’s responsibility is limited to payment up to the amount of the guarantee upon default by the client. The guarantee fee income received is deferred and recognized over the life of the transaction.

r.  Recent Accounting Pronouncements Applicable —

•	ASU 2011-01 Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20

On January 20, 2011, the FASB issued ASU 2011-01, which temporarily defers the effective date in ASU 2010-20 for public-entity creditors’ disclosures about troubled debt restructurings (TDRs) until the Board finalizes its project on determining what constitutes a TDR for a creditor. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. This statement will be considered for future periods, if applicable.

•	ASU 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements

On April 29, 2011, the FASB issued ASU 2011-03 which eliminates from U.S. GAAP the requirement for entities to consider whether a transferor (i.e., seller) has the ability to repurchase the financial assets in a repurchase agreement (“repo”) even in the event of default by the transferee. The elimination of this requirement may lead to more conclusions that a repo arrangement should be accounted for as a secured borrowing rather than as a sale. The guidance in the ASU is effective prospectively for transactions, or modifications of existing transactions, that occur on or after the first interim or annual period beginning on or after December 15, 2011. This statement has not affected CAF’s financial results.

•	ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs

The ASU is the result of joint efforts by the FASB and IASB to develop a single, converged fair value framework on how (not when) to measure fair value and on what disclosures to provide about fair value measurements. The amendments in this Update apply to all reporting entities that are required or permitted to measure or disclose the fair value of an asset, a liability, or an instrument classified in a reporting entity’s

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

shareholders’ equity in the financial statements. Some of the disclosures required by the amendments in this Update are not required for nonpublic entities. Those disclosures include the following:

1.	Information about transfers between Level 1 and Level 2 of the fair value hierarchy.

2.	Information about the sensitivity of a fair value measurement categorized within Level 3 of the fair value hierarchy to changes in unobservable inputs and any interrelationships between those unobservable inputs.

3.	The categorization by level of the fair value hierarchy for items that are not measured at fair value in the balance sheet, but for which the fair value of such items is required to be disclosed. The amendments in this Update are to be applied prospectively.

For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. Nonpublic entities may apply the amendments in this Update early, but no earlier than for interim periods beginning after December 15, 2011. This statement will be considered for future periods.

•	ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Supplementary Comprehensive Income

The FASB issued ASU 2011-05, which revises the manner in which entities present comprehensive income in their financial statements. The new guidance removes the presentation options in ASC 220 and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income.

For public entities, the amendments in ASU 2011-05 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. Early adoption is permitted and the amendments do not require transition disclosure.

On December 23, 2011, the FASB issued ASU 2011-12, which indefinitely defers the provision in ASU 2011-05, Presentation of Comprehensive Income, related to the presentation of reclassification adjustments. Among other provisions, ASU 2011-05 required entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which OCI is presented (for both interim and annual financial statements). Accordingly, ASU 2011-12 defers only this aspect of ASU 2011-05. During the deferral period, entities will still need to comply with the existing requirements in U.S. GAAP for the presentation of reclassification adjustments. This statement has not affected CAF’s financial results.

•	2011-11 Balance Sheet (Topic 210) Disclosures about Offsetting Assets and Liabilities

The FASB issued ASU 2011-11, which creates new disclosure requirements about the nature of an entity’s rights of set-off and related arrangements associated with its financial instruments and derivative instruments. The amendments in this update will enhance disclosures required by U.S. GAAP by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. This information will enable users of an entity’s financial statements to evaluate the effect or

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

potential effect of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of set-off associated with certain financial instruments and derivative instruments in the scope of this Update. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods therein, with retrospective application required. The new disclosures are designed to make financial statements that are prepared under U.S. GAAP more comparable to those prepared under IFRSs. This statement will be considered for future periods, if applicable.

2.  DEPOSITS WITH BANKS AND OTHER INVESTMENTS

Deposits with banks mature in three months or less and include the following:

	December 31,
	2011	2010
U.S. dollars	1,533,316	1,403,230
Other currencies	10,569	213

	1,543,885	1,403,443

As of December 31, 2011 and 2010, deposits due in 90 days or more (original maturity) are reported in the balance sheet as other investments.

3.  MARKETABLE SECURITIES

Trading Securities

A summary of trading securities follows:

	December 31,
	2011		2010
	Amount	Average maturity (years)	Amount	Average maturity (years)
U.S. Treasury Notes	7,117	1.51	45,011	1.77
Bonds of non-U.S. governments and government entities	995,483	0.74	258,673	2.23
Financial institutions and corporate securities:
Commercial paper	1,442,343	—	882,529	—
Certificates of deposit	428,609	—	340,711	—
Bonds	620,495	—	666,388	—
Others	266,278	—	263,433	—

	2,757,725	0.49	2,153,061	0.46

	3,760,325	0.56	2,456,745	0.68

Trading securities include net unrealized gains and losses of US$ 1,883, US$ 4,209 and US$ 2,924 at December 31, 2011, 2010 and 2009, respectively.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

Net realized gains from trading securities of US$ 4,084, of US$ 11,781 and US$ 26,542 at December 31, 2011, 2010 and 2009, respectively, are included in the statement of income in the line Investment and deposits with banks.

CAF places its short-term investments in several financial institutions and limits the amount of credit risk. As of December 31, 2011 and 2010, CAF does not have any significant concentrations of credit risk. Total marketable securities includes the equivalent of US$ 158,893 and US$ 97,485, in other currencies, at December 31, 2011 and 2010, respectively.

4.  LOANS

Loans include short-, medium- and long-term loans to finance projects, working capital and trade activities. The majority of the loan contracts have been subscribed with the Series “A” and “B” shareholder countries, or with private institutions or companies of these countries.

Loans by shareholder country are summarized as follows:

	December 31,
Shareholder country	2011	2010
Argentina	1,913,325	1,395,137
Bolivia	1,417,564	1,301,123
Brazil	989,489	1,115,992
Colombia	1,816,515	1,965,880
Costa Rica	149,346	152,388
Dominican Republic	158,276	119,722
Ecuador	2,508,673	2,436,631
Jamaica	5,607	—
Mexico	18,776	19,466
Panama	321,489	139,604
Paraguay	100,448	66,049
Peru	2,573,155	2,181,681
Uruguay	351,725	656,678
Venezuela	2,652,070	2,227,613

Loans	14,976,458	13,777,964
Fair value adjustments	4,286	5,079

Carrying value of loans	14,980,744	13,783,043

Fair value adjustments to the carrying value of loans represent adjustments to the carrying value of transactions in designated fair value.

At December 31, 2011 and 2010, loans in other currencies were granted for an equivalent of US$ 41,793 and US$ 34,506, respectively, principally in Bolivian Bolivianos, Peruvian Nuevos Soles and Colombian Pesos. At December 31, 2011 and 2010, loans include fixed interest rate loans of US$ 89,469 and US$ 38,286, respectively.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

Loans classified by public sector and private sector borrowers, are as follows:

	December 31,
	2011	2010
Public Sector	12,613,728	11,050,387
Private Sector	2,362,730	2,727,577

	14,976,458	13,777,964

The loan portfolio average yield is shown below:

	December 31,
	2011		2010
	Amount	Average yield (%)	Amount	Average yield (%)

Loans	14,976,458	2.70	13,777,964	2.44

Loans by industry segments are as follows:

	December 31,
	2011	%	2010	%
Agriculture, hunting and forestry	34,053	—	40,454	—
Exploitation of mines and quarries	50,000	1	66,000	1
Manufacturing industry	280,763	2	199,896	1
Supply of electricity, gas and water	5,013,277	34	4,089,458	30
Transport, warehousing and communications	5,316,619	34	4,362,460	32
Commercial banks	1,076,707	7	1,698,488	12
Development banks	250,351	2	253,993	2
Social and other infrastructure programs	2,954,688	20	3,067,215	22

	14,976,458	100	13,777,964	100

Loans mature as follows:

	December 31,
	2011	2010
Remaining maturities —
Less than one year	2,211,155	2,328,806
Between one and two years	1,640,247	1,635,890
Between two and three years	1,349,666	1,377,283
Between three and four years	1,333,411	1,240,399
Between four and five years	1,201,470	1,102,446
Over five years	7,240,509	6,093,140

	14,976,458	13,777,964

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

Loan portfolio is classified on credit risk type basis, as follows:

	December 31,
	2011	2010
Sovereign guaranteed	12,065,730	10,512,483
Non-sovereign guaranteed	2,910,728	3,265,481

	14,976,458	13,777,964

CAF maintains an internal risk rating system to evaluate the quality of the portfolio, which identifies, through standardized rating and review parameters, those risks related to credit transactions. The credit quality of the loan portfolio as of December 31, 2011 and 2010, as represented by the internal credit risk classification, is as follows:

	December 31,
	2011	2010
Risk classification
Satisfactory	14,932,028	13,757,964
Special Mention	36,276	20,000
Doubtful	8,154	—

	14,976,458	13,777,964

Loan portfolio quality

The loan portfolio quality indicators are presented below:

	December 31,
	2011	2010
Overdue loans	—	—
Nonaccrual loans	8,154	—
Impaired Loans	8,154	—
Loans written-off	—	—
Overdue loan principal as a percentage of loan portfolio	0%	0%
Nonaccrual loans as a percentage of loan portfolio	0.05%	0%
Allowance for losses as a percentage of loan portfolio	0.87%	1.03%

At December 31, 2011, all loans were performing except for loans to a private client for US$ 8,154 which were classified as impaired and were in nonaccrual status. During 2010, there were no loans in non-accrual status.

Purchase of loan portfolio

During 2011, CAF carried out operations related to the purchase of loans for the amount of US$ 75,000. During 2010, CAF did not conduct this type of operations.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

A/B Loans

CAF administers loan-participations sold, and assumes the credit risk only for the portion of the loan owned by CAF. At the end of the years 2011 and 2010, CAF administered loans of this nature whereby other financial institutions provided funds amounting to US$ 1,396,404 and US$ 1,002,034 respectively.

Troubled debt restructurings

During 2011 and 2010, there were no troubled debt restructurings.

Allowance for Loan Losses

Changes in the allowance for loan losses are presented below:

	December 31,
	2011	2010	2009
Balances at beginning of year	141,364	143,911	143,167
Credit to results of operations	(11,771)	(2,990)	(1,656)
Recoveries	1,043	443	2,400
Loans written-off	—	—	—

Balances at end of year	130,636	141,364	143,911

5.  EQUITY INVESTMENTS

Equity investments, which have no market value, are as follows:

	December 31,
	2011	2010
Direct investments in companies accounted under equity method	7,318	30,466
Investment funds accounted under equity method	12,323	23,034
Direct investments in companies at cost	27,442	9,674
Investment funds at cost	64,806	31,547

	111,889	94,721

6.  PROPERTY AND EQUIPMENT — NET

A summary of property and equipment follows:

	December 31,
	2011	2010
Land	17,820	16,650
Buildings	23,662	20,412
Buildings improvements	19,024	17,058
Furniture and equipment	13,789	13,641
Vehicles	785	752

	75,080	68,513
Less accumulated depreciation	38,240	38,612

	36,840	29,901

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

The depreciation expenses of US$ 2,957, US$ 2,224 and US$ 1,659 for property and equipment at December 31, 2011, 2010 and 2009, respectively, are included in the statement of income.

7.  OTHER ASSETS

A summary of other assets follows:

	December 31,
	2011	2010
Intangible assests, net	10,253	7,858
Deferred charges, net	22,482	26,820
Other assets	25,013	4,603

	57,748	39,281

8.  DEPOSITS

	December 31,
	2011	2010
Demand deposits	105,855	430,367
Time deposits:
Less than one year	3,566,208	2,309,130

	3,672,063	2,739,497

At December 31, 2011 and 2010, the interest rates on deposits ranged from 0.10% to 1.86% and from 0.01% to 1.35%, respectively. Deposits are issued for amounts not under US$ 100. Total deposits include US$ 169,168 and US$ 136,180, at December 31, 2011 and 2010, respectively in other currencies.

9.  COMMERCIAL PAPER

CAF’s commercial paper of US$ 1,977,050 at December 31, 2011 mature in 2012 (US$ 1,524,285 at December 31, 2010-matured in 2011). At December 31, 2011 and 2010, the interest rates on commercial paper ranged from 0.16% to 1.02% and from 0.26% to 1.16%, respectively.

10.  BORROWINGS

A summary of borrowings follows:

	December 31,
	2011	2010
U.S. dollars	1,107,857	977,147
Peruvian Nuevos Soles	10,351	10,575
Other currencies	3,391	3,057

	1,121,599	990,779
Fair value adjustments	16,851	7,310

Carrying value of borrowings	1,138,450	998,089

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

At December 31, 2011 and 2010, there are fixed interest-bearing borrowings in the amount of US$ 155,655 and US$ 155,113, respectively.

Borrowings, by remaining maturities, are summarized below:

	December 31,
	2011	2010
Remaining maturities —
Less than one year	131,527	143,618
Between one and two years	101,886	130,822
Between two and three years	362,241	148,869
Between three and four years	195,588	233,505
Between four and five years	63,921	107,590
Over five years	266,436	226,375

	1,121,599	990,779

Some borrowing agreements contain covenants conditioning the use of the funds for specific purposes or projects.

At December 31, 2011 and 2010 there were unused term credit facilities amounting to US$ 804,882 and US$ 172,000, respectively.

11.  BONDS

An analysis of bonds follows:

	December 31,
	2011			2010
	Principal outstanding		Weighted average cost, after swaps (%) (Year-end)	Principal outstanding		Weighted average cost, after swaps (%) (Year-end)
	At original exchange rate	At spot exchange rate		At original exchange rate	At spot exchange rate
U.S. Dollars	4,545,954	4,545,954	2.56	4,300,007	4,300,007	2.42
Euros	1,013,806	973,722	2.46	1,043,647	1,046,260	1.86
Yen	591,917	640,394	2.12	417,384	483,554	2.40
Colombian Pesos	205,352	249,128	3.35	205,352	243,221	3.38
Venezuelan Bolivars	109,302	54,651	(1.44)	209,302	104,651	(0.63)
Swiss Francs	730,380	752,160	2.40	455,616	478,062	2.30
Mexican Pesos	166,915	148,184	2.21	68,807	60,618	1.14
Peruvian Nuevos Soles	119,546	137,872	1.17	125,748	139,882	1.21

	7,483,172	7,502,065		6,825,863	6,856,255

Fair value adjustments		570,263			356,557

Carrying value of bonds		8,072,328			7,212,812

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

A summary of the bonds issued, by remaining maturities, follows:

	December 31,
	2011	2010
Remaining maturities —
Less than one year	738,314	767,225
Between one and two years	748,641	738,123
Between two and three years	548,299	748,476
Between three and four years	957,546	498,119
Between four and five years	1,138,400	698,107
Over five years	3,351,972	3,375,813

	7,483,172	6,825,863

At December 31, 2011 and 2010, fixed interest rate bonds amounted to US$ 7,032,177 and US$ 5,906,811, respectively, of which US$ 2,627,507 and US$ 1,742,141, respectively, are denominated in Yen, Euros, Swiss Francs, Colombian Pesos, Mexican Pesos and Peruvian Nuevos Soles.

There were no bonds repurchased during the years ended December 31, 2011 and 2010.

12.  ACCRUED EXPENSES AND OTHER LIABILITIES

A summary of accrued expenses and other liabilities follows:

	December 31,
	2011	2010
Employees’ severance indemnities, benefits and savings plan	56,614	54,317
Other liabilities	10,162	11,800

	66,776	66,117

13.  PENSION PLAN

CAF established in March 2005 a defined benefit pension plan (the Plan), which is mandatory for all new employees as of the date of implementation of the Plan and voluntary for all other employees. The Plan is contributory and the benefits are based on years of service and the average employee’s salary for the three consecutive years of service with the highest salary. The employees make monthly contributions to the Plan equal to 7% of their salary. All contributions are made in cash. Voluntary participants must contribute to the Plan certain withheld benefits. At December 31, 2011 the Plan has 300 participants.

The measurement date used to determine pension plan benefits is December 31.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

The Plan’s benefit obligation (PBO) and assets as of December 31, 2011 and 2010 follows:

	December 31,
	2011	2010
Plan’s benefit obligation (PBO)	4,871	3,388

Plan Assets	4,493	3,121

Unrecognized actuarial losses, net	378	267

As of December 31, 2011 and 2010, the PBO’s net assets are as follows:

	December 31,
	2011	2010
Net assets:
Cash	—	—
Deposits with banks	4,493	3,121
Accrued interest	—	—

	4,493	3,121

The table below summarizes the evolution of the periodic cost of projected benefits related to the PBO for the years ended December 31, 2011 and 2010:

	December 31,
	2011	2010	2009
Service cost	719	574	447
Interest cost	148	35	33
Expected return on plan assets	(138)	(35)	(33)

	729	574	447

A summary of the net projected cost for the year 2012 follows:

Service cost:
Contributions to the plan	815
Guaranteed benefit	96

911
Interest cost	213
Expected return on plan assets	(80)

1,044

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

Weighted-average assumptions used to determine net benefit cost since the origination of the Plan to December 31, 2011 and 2010 follows:

Discount rate	4%
Expected long-term rate return on Plan assets	4%
Salary increase rate	3%

14.  STOCKHOLDERS’ EQUITY

Authorized Capital

The authorized capital of CAF at December 31, 2011, 2010 and 2009, amounts to US$10,000,000, distributed among Series “A”, “B” and “C” shares.

Subscribed Callable Capital

The payment of subscribed callable capital will be as required, with prior approval of the Board of Directors, in order to meet financial obligations of CAF, when internal resources are inadequate.

Shares

CAF’s shares are classified as follows:

Series “A” shares:    Subscribed by the governments or public-sector institutions, semipublic or private entities with social or public objectives of: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. These shares grant the right of representation on CAF’s Board of Directors of one principal director and one alternate director per share. Series “A” shares have a par value of US$ 1,200.

Series “B” shares:    Subscribed by the governments or public-sector institutions, semipublic or private entities and commercial banks of: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. These shares grant the right of representation on CAF’s Board of Directors of one principal director and one alternate director for each of the following countries: Bolivia, Colombia, Ecuador, Peru and Venezuela. Also, the commercial banks that currently hold shares of CAF are entitled altogether to one principal director and one alternate director on the Board of Directors. Series “B” shares have a par value of US$ 5.

Series “C” shares:    Subscribed by legal entities or individuals belonging to countries other than Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. These shares provide for representation on the Board of Directors of CAF of two principal directors and their respective alternates, who are elected by the holders of these shares. Series “C” shares have a par value of US$ 5.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

A summary of the changes in subscribed and paid-in capital for the years ended December 31, 2011, 2010 and 2009, follows:

	Number of Shares			Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
At December 31, 2008	5	366,271	67,815	6,000	1,831,355	339,075	2,176,430
Capitalization of additional paid- in capital	—	15,972	4,044	—	79,860	20,220	100,080
Issued for cash	—	583	41,244	—	2,915	206,220	209,135

At December 31, 2009	5	382,826	113,103	6,000	1,914,130	565,515	2,485,645
Capitalization of additional paid- in capital	—	30,403	5,089	—	152,015	25,445	177,460
Exchanged shares	—	50,695	(50,695)	—	253,475	(253,475)	—
Issued for cash	3	12,858	16,589	3,600	64,290	82,945	150,835

At December 31, 2010	8	476,782	84,086	9,600	2,383,910	420,430	2,813,940
Capitalization of additional paid- in capital	—	40,237	3,039	—	201,185	15,195	216,380
Exchanged shares	—	63,106	(63,106)	—	315,530	(315,530)	—
Issued for cash	2	19,891	19,438	2,400	99,455	97,190	199,045

At December 31, 2011	10	600,016	43,457	12,000	3,000,080	217,285	3,229,365

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

During 2011, Argentina and Paraguay became Series “A” stockholders. During 2010, Brazil, Panama and Uruguay became Series “A” stockholders. Subscribed and paid-in capital is presented as follows at December 31, 2011:

	Number of Shares			Amounts
Stockholder	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Argentina	1	57,989	—	1,200	289,945	—	291,145
Bolivia	1	35,533	—	1,200	177,665	—	178,865
Brazil	1	52,988	—	1,200	264,940	—	266,140
Colombia	1	126,340	—	1,200	631,700	—	632,900
Ecuador	1	35,815	—	1,200	179,075	—	180,275
Panama	1	11,593	—	1,200	57,965	—	59,165
Paraguay	1	9,246	—	1,200	46,230	—	47,430
Peru	1	126,743	—	1,200	633,715	—	634,915
Uruguay	1	16,676	—	1,200	83,380	—	84,580
Venezuela	1	126,742	—	1,200	633,710	—	634,910
Chile	—	—	5,146	—	—	25,730	25,730
Costa Rica	—	—	3,056	—	—	15,280	15,280
Dominican Republic	—	—	5,421	—	—	27,105	27,105
Jamaica	—	—	169	—	—	845	845
Mexico	—	—	4,379	—	—	21,895	21,895
Portugal	—	—	709	—	—	3,545	3,545
Spain	—	—	24,072	—	—	120,360	120,360
Trinidad & Tobago	—	—	505	—	—	2,525	2,525
Commercial banks	—	351	—	—	1,755	—	1,755

	10	600,016	43,457	12,000	3,000,080	217,285	3,229,365

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

At December 31, 2011, the distribution of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
Stockholder	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
Argentina	12,676	63,380	—	—	25,200	126,000	—	—
Bolivia	6,690	33,450	—	—	14,400	72,000	—	—
Brazil	14,680	73,400	—	—	25,200	126,000	—	—
Colombia	9,154	45,770	—	—	50,400	252,000	—	—
Ecuador	6,690	33,450	—	—	14,400	72,000	—	—
Panama	7,903	39,515	—	—	7,200	36,000	—	—
Paraguay	9,951	49,755	—	—	7,200	36,000	—	—
Peru	23,944	119,720	—	—	50,400	252,000	—	—
Uruguay	3,662	18,310	—	—	7,200	36,000	—	—
Venezuela	23,944	119,720	—	—	50,400	252,000	—	—
Chile	—	—	—	—	—	—	800	4,000
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	718	3,590	—	—	16,164	80,820
Spain	—	—	13,816	69,080	—	—	40,000	200,000
Trinidad & Tobago	—	—	142	710	—	—	—	—
Commercial banks	10	50	—	—	—	—	—	—

	119,304	596,520	14,676	73,380	252,000	1,260,000	58,564	292,820

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

Subscribed and paid-in capital is presented as follows at December 31, 2010:

	Number of Shares			Amounts
Stockholder	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Bolivia	1	32,652	—	1,200	163,260	—	164,460
Brazil	1	39,888	—	1,200	199,440	—	200,640
Colombia	1	116,123	—	1,200	580,615	—	581,815
Ecuador	1	32,914	—	1,200	164,570	—	165,770
Panama	1	8,912	—	1,200	44,560	—	45,760
Uruguay	1	116,367	—	1,200	581,835	—	583,035
Peru	1	13,232	—	1,200	66,160	—	67,360
Venezuela	1	116,365	—	1,200	581,825	—	583,025
Argentina	—	—	44,542	—	—	222,710	222,710
Chile	—	—	4,779	—	—	23,895	23,895
Costa Rica	—	—	2,838	—	—	14,190	14,190
Dominican Republic	—	—	5,034	—	—	25,170	25,170
Jamaica	—	—	157	—	—	785	785
Mexico	—	—	4,067	—	—	20,335	20,335
Paraguay	—	—	4,124	—	—	20,620	20,620
Spain	—	—	18,076	—	—	90,380	90,380
Trinidad & Tobago	—	—	469	—	—	2,345	2,345
Commercial banks	—	329	—	—	1,645	—	1,645

	8	476,782	84,086	9,600	2,383,910	420,430	2,813,940

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

At December 31, 2010, the distribution of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
Stockholder	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
Bolivia	7,042	35,210	—	—	14,400	72,000	—	—
Brazil	11,314	56,570	—	—	25,200	126,000	—	—
Colombia	10,421	52,105	—	—	50,400	252,000	—	—
Ecuador	7,042	35,210	—	—	14,400	72,000	—	—
Panama	9,880	49,400	—	—	7,200	36,000	—	—
Peru	25,352	126,760	—	—	50,400	252,000	—	—
Uruguay	6,070	30,350	—	—	7,200	36,000	—	—
Venezuela	25,352	126,760	—	—	50,400	252,000	—	—
Argentina	—	—	9,318	46,590	—	—	25,200	126,000
Chile	—	—	—	—	—	—	800	4,000
Mexico	—	—	—	—	—	—	1,600	8,000
Paraguay	—	—	10,883	54,415	—	—	—	—
Spain	—	—	18,422	92,110	—	—	40,000	200,000
Trinidad & Tobago	—	—	142	710	—	—	—	—
Commercial banks	4	20	—	—	—	—	—	—

	102,477	512,385	38,765	193,825	219,600	1,098,000	67,600	338,000

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

Subscribed and paid-in capital is presented as follows at December 31, 2009:

	Number of Shares			Amounts
Stockholder	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Bolivia	1	30,131	—	1,200	150,655	—	151,855
Colombia	1	107,453	—	1,200	537,265	—	538,465
Ecuador	1	30,377	—	1,200	151,885	—	153,085
Peru	1	107,280	—	1,200	536,400	—	537,600
Venezuela	1	107,278	—	1,200	536,390	—	537,590
Argentina	—	—	34,149	—	—	170,745	170,745
Brazil	—	—	31,341	—	—	156,705	156,705
Chile	—	—	4,461	—	—	22,305	22,305
Costa Rica	—	—	2,649	—	—	13,245	13,245
Dominican Republic	—	—	4,699	—	—	23,495	23,495
Jamaica	—	—	147	—	—	735	735
Mexico	—	—	3,796	—	—	18,980	18,980
Panama	—	—	6,009	—	—	30,045	30,045
Paraguay	—	—	2,531	—	—	12,655	12,655
Spain	—	—	12,572	—	—	62,860	62,860
Trinidad & Tobago	—	—	307	—	—	1,535	1,535
Uruguay	—	—	10,442	—	—	52,210	52,210
Commercial banks	—	307	—	—	1,535	—	1,535

	5	382,826	113,103	6,000	1,914,130	565,515	2,485,645

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

At December 31, 2009, the distribution of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
Stockholder	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
Bolivia	—	—	—	—	14,400	72,000	—	—
Colombia	838	4,190	—	—	50,400	252,000	—	—
Ecuador	—	—	—	—	14,400	72,000	—	—
Peru	—	—	—	—	50,400	252,000	—	—
Venezuela	—	—	—	—	50,400	252,000	—	—
Argentina	—	—	17,273	86,365	—	—	—	—
Brazil	—	—	17,623	88,115	—	—	25,200	126,000
Chile	—	—	—	—	—	—	800	4,000
Mexico	—	—	—	—	—	—	1,600	8,000
Panama	—	—	8,481	42,405	—	—	—	—
Paraguay	—	—	12,296	61,480	—	—	—	—
Spain	—	—	—	—	—	—	40,000	200,000
Trinidad & Tobago			283	1,415	—	—	—	—
Uruguay	—	—	8,115	40,575	—	—	7,200	36,000

	838	4,190	64,071	320,355	180,000	900,000	74,800	374,000

General Reserve

CAF maintains a general reserve approved by the stockholders’ Assembly, which is considered an equity reserve. Stockholders decided to increase the reserve by US$ 55,989, US$ 106,238 and US$ 210,335 during the years ended December 31, 2011, 2010 and 2009, by appropriations from net income for the years ended December 31, 2010, 2009 and 2008, respectively.

Reserve Pursuant to Article N° 42 of the By-laws

CAF’s by-laws establish that at least 10% of annual net income is to be allocated to a reserve fund until that fund amounts to 50% of the subscribed capital. Additional allocations may be approved by the stockholders. At the stockholders’ Assembly in March 2011, 2010 and 2009, it was authorized to increase the reserve by US$ 16,650, US$ 23,471 and US$ 31,139 from net income for the years ended December 31, 2010, 2009 and 2008, respectively.

Capitalization of additional paid- in capital

At the stockholders’ Assembly in March 2011, 2010 and 2009, it was authorized to capitalize through dividends in shares by US$ 216,380, US$ 177,460 and US$ 100,080, from additional paid-in capital, respectively.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

15.  DISTRIBUTIONS TO STOCKHOLDERS’ FUNDS

Stockholders may distribute a portion of retained earnings to special funds, created to promote technical and financial cooperation, sustainable human development, and management of poverty relief funds in shareholder countries.

In March 2011, 2010 and 2009, stockholders agreed to distribute US$ 93,500, US$ 105,000 and US$ 70,000, from retained earnings at December 31, 2010, 2009 and 2008, respectively, to the stockholders’ funds.

16.  TAX EXEMPTIONS

CAF is exempt from all taxes on income, properties and other assets. It is also exempt from liability related to the payment, withholding or collection of any tax or other levy.

17.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

CAF utilizes derivative financial instruments to reduce exposure to interest rate risk and foreign currency risk. CAF does not hold or issue derivative financial instruments for trading or speculative purposes.

By using derivative financial instruments to hedge exposures to changes in interest rate and foreign exchange rates, CAF exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes CAF, which creates credit risk for CAF. When the fair value of a derivative contract is negative, CAF owes the counterparty and, therefore, it does not possess credit risk. CAF minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties whose credit rating is “A” or higher.

The market risk associated with interest rate and currency risk is managed by swapping loans and borrowings, subject to fixed interest rates and denominated in other currency into floating interest rate instruments denominated in U.S. dollars. CAF enters into derivative instruments with market risk characteristics that are expected to change in a manner that will offset the economic change in value of specifically identified loans, bonds or borrowings and other obligations. Derivative contracts held by CAF consist of interest rate and cross-currency swaps and are designated as fair value hedges of specifically identified loans, bonds or borrowings and other obligations with fixed interest rates or non U.S. currency exposure.

CAF monitors the credit risk associated with derivative transactions. Credit risk is managed by establishing exposure limits based on the credit rating and size of the individual counterparty, among other factors. To further reduce the credit risk in derivatives, CAF enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap transactions are regularly marked-to-market and the party being the net obligor is requested to post collateral when net mark to-market exposure exceeds certain predetermined thresholds, which decrease as counterparty’s credit rating deteriorates. This collateral is in the form of cash or highly rated and liquid government securities. CAF offsets the fair value amount recognized for derivative instruments and the fair value amount recognized for the collateral, whether posted or received, under master netting arrangements executed with the same counterparty, in accordance with ASC 815-10-45-5.

The amount recognized for the right to receive collateral or the obligation to post collateral that have been offset (i) at year-end 2011, was US$ 202,585 received and (ii) at year-end 2010 were US$ 17,530 and US$ 29,401, respectively.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

The following table presents the notional amount and fair values of interest rate swaps and cross-currency swaps and the underlying hedged items at December 31, 2011 and 2010:

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
At December 31, 2011 —
Loans	—	29,525	—	6,035
Loans	31,000	—	—	821
Borrowings	340,000	—	16,851	—
Bonds	4,416,318	—	411,582	—
Bonds	—	2,941,867	274,831	87,013

	4,787,318	2,971,392	703,264	93,869

At December 31, 2010 —
Loans	—	22,499	—	7,532
Loans	40,100	—	907	—
Borrowings	340,000	—	5,970	(1,340)
Bonds	4,176,318	—	260,030	—
Bonds	—	2,525,857	258,082	126,695

	4,556,418	2,548,356	524,989	132,887

For the years ended December 31, 2011 and 2010 all of CAFs’ derivatives which had been designated as hedging relationship were considered fair value hedges. The change in the fair value of such derivative instruments and the change in fair value of hedged items attributable to risk being hedged are included in the statement of income.

18.  FAIR VALUE MEASUREMENTS

ASC 820 “Fair Value Measurements and Disclosures”, defines fair value, expands disclosure requirements around fair value and specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect the market data obtained from independent sources, while unobservable inputs reflect CAF’s market assumptions to determine the best price of these instruments. These two types of inputs create the following fair value hierarchy:

•	Level 1 — Quoted prices for identical instruments in active markets.

•

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

-	Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

Determination of Fair Value

The following section describes the valuation methodologies used by CAF to measure various financial instruments at fair value, including an indication of the level in the fair-value hierarchy in which each instrument is generally classified. Where appropriate the description includes details of the valuation models, the key inputs to those models as well as any significant assumptions.

When available, CAF generally uses quoted market prices to determine fair value, and classifies such items in Level 1. In some cases where a market price is not available, CAF makes use of acceptable practical expedients (such as matrix pricing) to calculate fair value, in which case the items are classified in Level 2.

If quoted market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters, such as interest rates, currency rates, etc. Items valued using such internally generated valuation techniques are classified according to the lowest level input or value driver that is significant to the valuation. Thus, an item may be classified in Level 3 even though there may be some significant inputs that are readily observable.

Where available, CAF may also make use of quoted prices for recent trading activity in positions with the same or similar characteristics to that being valued. The frequency and size of transactions and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed prices from those markets. If relevant and observable prices are available, those valuations would be classified as Level 2. If prices are not available, other valuation techniques would be used and the item would be classified as Level 3.

The following methods are used to estimate the fair-value hierarchy of CAF’s financial instruments:

-	Marketable securities: CAF uses quoted market prices to determine the fair value of trading securities and those transactions are classified in Level 1 of the fair-value hierarchy.

-

Loans:    The fair value of fixed rate loans, which are hedged using derivative transactions, is determined using the current variable interest rate for similar loans. Loans transactions are classified in Level 2 of the fair value hierarchy.

-

Derivative assets and liabilities:    Derivative transactions contracted and designated by CAF as hedges of risks related to interest rates, currency rates or both for transactions recorded as financial assets or liabilities are also presented at fair value. In those cases. the fair value is calculated utilizing market prices given by the counterparties. Derivative transactions are classified in Level 2 of the fair-value hierarchy

-

Bonds and borrowings:    For bonds issued and medium and long term borrowings of CAF the fair value are determined utilizing internal valuation techniques, such as, discounting expected cash flows using the appropriate discount rates for the applicable maturity, reflecting the fluctuation of the variables such as interest and exchange rates. Those transactions are generally classified in Level 2 of the fair-value hierarchy depending on the observability of significant inputs to the model.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair-value hierarchy levels CAF’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2011 and 2010:

	Level 1	Level 2	Level 3	Net balance
At December 31, 2011 —
Assets —
Marketable Securities:
U.S. Treasury Notes	7,117	—	—	7,117
Bonds of non-U.S. governments and government entities	995,483	—	—	995,483
Financial institutions and corporate securities:
Commercial papers	1,442,343	—	—	1,442,343
Certificate of deposits	428,609	—	—	428,609
Bonds	620,495	—	—	620,495
Others	266,278	—	—	266,278

	2,757,725	—	—	2,757,725

	3,760,325	—	—	3,760,325
Loans	—	64,811	—	64,811
Derivative instruments:
Interest rate swap	—	428,433	—	428,433
Cross-currency swap	—	274,831	—	274,831

	—	703,264	—	703,264

	3,760,325	768,075	—	4,528,400

Liabilities —
Bonds	—	7,947,340	—	7,947,340
Borrowings	—	356,851	—	356,851
Derivative instruments:
Interest rate swap	—	821	—	821
Cross-currency swap	—	93,048	—	93,048

	—	93,869	—	93,869

	—	8,398,060	—	8,398,060

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

	Level 1	Level 2	Level 3	Net balance
At December 31, 2010 —
Assets —
Marketable Securities:
U.S. Treasury Notes	45,011	—	—	45,011
Bonds of non-U.S. governments and government entities	258,673	—	—	258,673
Financial institutions and corporate securities:
Commercial papers	882,529	—	—	882,529
Certificate of deposits	340,711	—	—	340,711
Bonds	666,388	—	—	666,388
Others	263,433	—	—	263,433

	2,153,061	—	—	2,153,061

	2,456,745	—	—	2,456,745
Loans	—	67,678	—	67,678
Derivative instruments:
Interest rate swap	—	266,907	—	266,907
Cross-currency swap	—	258,082	—	258,082

	—	524,989	—	524,989

	2,456,745	592,667	—	3,049,412

Liabilities —
Bonds	—	7,089,124	—	7,089,124
Borrowings	—	347,310	—	347,310
Derivative instruments:
Interest rate swap	—	—	—	—
Cross-currency swap	—	132,887	—	132,887

	—	132,887	—	132,887

	—	7,569,321	—	7,569,321

19.  FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with ASC 825 Financial Instruments, CAF also estimated the fair value of all financial instruments in CAF’s balance sheet, including those financial instruments carried at cost, as presented in the table below. The fair value estimates, methods and assumptions set forth below for CAF’s financial instruments are made solely to comply with the requirements in ASC 820 Fair Value Measurements and Disclosures and should be read in conjunction with the financial statements.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

The following is a summary of the carrying value and estimated fair value of CAF’s financial instruments at December 31, 2011 and 2010:

	December 31,
	2011		2010
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets
Cash and due from banks	256,797	256,797	119,834	119,834
Deposits with banks	1,543,885	1,543,885	1,403,443	1,403,443
Other investments	95,211	95,211	146,852	146,852
Loans, net	14,915,933	14,917,736	13,715,365	13,718,781
Equity investments (Cost method)	92,248	92,248	41,221	41,221
Acrrued interest and commissions receivable	196,316	196,316	159,559	159,559
Financial liabilities
Deposits	3,672,063	3,672,063	2,739,497	2,739,497
Commercial paper	1,977,050	1,977,050	1,524,285	1,524,285
Borrowings	781,599	781,836	650,779	651,159
Bonds	124,988	127,167	123,688	126,057
Accrued interest payable	163,561	163,561	120,001	120,001

The following methods and assumptions were used to estimate the fair value of those financial instruments, not accounted for at fair value under ASC 820 Fair Value Measurements and Disclosures:

-

Cash and due from banks, deposits with banks, interest and commissions receivable, other investment, deposits and accrued interest payable:    The carrying amounts approximate fair value because of the short maturity of these instruments.

-

Loans:    CAF is one of the few institutions that offer loans for development in the stockholder countries. A secondary market does not exist for the type of loans granted by CAF. As rates on variable rate loans and loan commitments are reset on a semiannual basis, the carrying value, adjusted for credit risk, was determined to be the best estimate of fair value. The fair value of fixed rate loans is determined using the current variable interest rate for similar loans.

-	Equity investments: The fair value of equity investments recorded at cost is determined based on a financial analysis of the investees.

For additional information regarding CAF’s determination of fair value, included items accounted for at fair value under ASC 820 Fair Value Measurements and disclosures, see note 18.

20.  FAIR VALUE OPTION

ASC 825-10-25 “Fair value option” permits to choose to measure eligible financial assets and financial liabilities at fair value. Once the fair value option has been chosen for an instrument, this choice cannot be reversed. Fair value changes on these financial assets and financial liabilities must be recorded in the statement of income.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

CAF’s management decided to measure at fair value those financial assets and liabilities denominated in currencies other than US dollars for which it has contracted a derivative as an economic hedge for other currency and interest rate risks.

The results recorded in the statement of income resulting from the periodic cash flows and unrealized changes in fair value for the years ended December 31, 2011, 2010 and 2009 for instruments that fair value option was chosen, and for derivatives used as economic hedges for these instruments, are as follows:

	December 31,
	2011	2010	2009
Bonds	5,777	16,897	(16,757)
Loans	(954)	(3,184)	3,593
Commercial Papers	—	—	(100)
Other Investments	—	—	(99)

	4,823	13,713	(13,363)

21.  COMMITMENTS AND CONTINGENCIES

Commitments and contingencies include the following:

	December 31,
	2011	2010
Credit agreements subscribed	5,759,730	6,371,035
Lines of credit	3,823,830	2,735,226
Letters of credit	155,110	195,327
Guarantees	251,895	225,973

These commitments and contingencies result from the normal course of CAF’s business and are related principally to loans that have been approved or committed for disbursement.

In the ordinary course of business, CAF has entered into commitments to extend credits; such financial instruments are recorded as commitments upon signing the corresponding contract and are reported in the financial statements when disbursements are made.

The contracts to extend credit have fixed expiration dates and in some cases expire without making disbursements. Also, based on experience, parts of the disbursements are made up to two years after the signing of the contract. Therefore, the total commitment amounts do not necessarily represent future cash requirements.

Guarantees mature as follows:

	December 31,
	2011	2010
Remaining maturities —
Less than one year	38,456	54,715
Between one and two years	—	62
Over five years	213,439	171,196

	251,895	225,973

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

To the best knowledge of CAF’s management, CAF is not engaged in any litigation that is material to CAF’s business or that is likely to have any impact on its business, financial condition or results of operations.

22.  THIRD-PARTY ASSETS UNDER MANAGEMENT

CAF, as a multilateral financial institution, acts as administrator of several third party and CAF’s own shareholder funds. These shareholder funds are financed through distributions made each year by the shareholders’ meeting from CAF’s prior year’s net income.

In connection with the operations carried out by the Funds, CAF’s financial responsibility is limited to the fund’s balance, less commitments contracted. Since CAF does not maintain residual interests in these funds, it does not expect the generation of economic benefits for future distribution. These funds are not part of CAF’s accounts.

As of December 31, 2011 and 2010, managed funds net assets are US$ 466,173 and US$ 426,461, respectively. The balances of main managed funds are as follows:

	December 31,
	2011	2010
Compensatory Financing Fund (FFC)(1)	289,856	256,961
Enterpreneurial Investment and Development Fund (FIDE)	43,407	35,233
Fund for the Promotion of Sustainable Infrastructure Projects (PROINFRA)	27,344	29,257
Technical Assistance Fund (FAT)	23,271	24,079
Human Development Fund (FONDESHU)	20,241	20,001
Latin American Carbon, Clean Alternative Energies Program (PLAC)	8,268	8,260
Cross-Border Cooperation and Integration (COPIF)	3,049	3,160
Others	50,737	49,510

	466,173	426,461

(1)	This fund was created by CAF’s stockholders for the purpose of compensating a portion of interest costs of certain loans granted by CAF to finance economic and social infrastructure projects.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2011, 2010 and 2009

(In thousands of U.S. Dollars)

23.  SEGMENT REPORTING

Management has determined that CAF has only one reportable segment since it does not manage its operations by allocating resources based on a determination of the contributions to net income of individual operations. CAF does not differentiate between the nature of the products or services provided, the preparation process, or the method for providing the services among individual countries. For the years ended December 31, 2011, 2010 and 2009, loans made to or guaranteed by six countries individually generated in excess of 10 percent of loan income, before swaps, as follows:

	December 31,
	2011	2010	2009
Argentina	40,721	30,065	27,434
Bolivia	35,625	34,376	46,584
Colombia	49,931	45,512	57,850
Ecuador	60,059	54,300	76,076
Peru	64,798	55,270	68,871
Venezuela	63,371	57,004	68,886

	314,505	276,527	345,701

24.  SUBSEQUENT EVENTS

Management has evaluated subsequent events through January 27, 2012, financial statements issue date. As a result of this evaluation, there are no subsequent events, as defined, that require a disclosure in CAF’s financial statements at the year ended December 31, 2011, except for:

•	On January 20, 2012 CAF issued bonds denominated in Euros 82,000 million, 4.25%, due 2027.

UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION AND NOTES THERETO

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information

As of March 31, 2012 and Audited Financial Information as of December 31, 2011

Balance Sheets

(In thousands of U.S. dollars)

	March 31, 2012	December 31, 2011
ASSETS
Cash and due from banks	160,277	256,797
Deposits with banks	2,211,433	1,543,885
Marketable securities
Trading	3,229,519	3,760,325
Other investments	106,861	95,211
Loans (includes U.S.$90,769 and U.S.$64,811 as of March 31, 2012 and December 31, 2011, respectively, at fair value)	15,323,031	14,980,744
Less loan commissions, net of origination costs	74,881	77,033
Less allowance for losses	135,364	130,636

Loans, net	15,112,786	14,773,075

Equity investments	114,172	196,316
Accrued Interest and commissions receivable	219,285	111,889
Derivative Instruments	715,536	703,264
Property and equipment, net	38,293	36,840
Other assets	41,761	57,748

Total assets	21,949,923	21,535,350

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	4,295,909	3,672,063
Commercial paper	2,069,335	1,977,050
Borrowings and other obligations (includes U.S.$356,444 and U.S.$356,851 at fair value as of March 31, 2012 and December 31, 2011, respectively)	1,133,183	1,138,450
Bonds (includes U.S.$7,757,437 and U.S.$7,947,340 as of March 31, 2012 and December 31, 2011, respectively, at fair value)	7,874,430	8,072,328
Accrued interest and commissions payable	157,858	163,561
Derivative instruments	34,060	93,869
Accrued expenses and other liabilities	66,900	66,776

Total liabilities	15,631,405	15,184,097

STOCKHOLDERS’ EQUITY
Subscribed and paid-in capital (authorized capital U.S.$10,000 million)	3,484,175	3,229,365
Additional paid-in capital	502,069	739,733
Reserves	2,285,655	2,229,576
Retained earnings	46,619	152,579

Total stockholders’ equity	6,318,518	6,351,253

Total liabilities and stockholders’ equity	21,949,923	21,535,350

S-1

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Three-Month Period ended March 31, 2012 and 2011

Statements of Income

(In thousands of U.S. dollars)

	Three Months Ended March 31,
	2012	2011
Interest income
Loans	107,465	85,948
Investments and deposits with banks	16,003	7,824
Loan commissions	6,967	5,352

Total interest income	130,435	99,124

Interest expense
Deposits	4,938	2,923
Commercial paper	2,170	2,402
Advances and short-term borrowings	—	3
Bonds	48,420	36,764
Borrowings and other obligations	4,099	2,619
Commissions	3,163	2,430

Total interest expense	62,790	47,141

Net interest income	67,645	51,983
Provision to allowance for loan losses	4,700	7,800

Net interest income, after provision to allowance for loan losses	62,945	44,183

Non-interest income
Other commissions	1,488	1,584
Dividends and equity in earnings of investees	415	3,192
Other income	245	1,312

Total non-interest income	2,148	6,088

Non-interest expenses
Administrative expenses	21,682	17,951
Other expenses	192	67

Total non-interest expenses	21,874	18,018

Net income before unrealized changes in fair value related to financial instruments	43,219	32,253
Unrealized changes in fair value related to financial instruments	3,400	(4,701)

Net income	46,619	27,552

S-2

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Three-Month Period ended March 31, 2012 and 2011

Statements of Cash Flows

(In thousands of U.S. dollars)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	46,619	27,552
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Unrealized (gain) loss on trading securities	(6,611)	1,821
Amortization of loan commissions, net of origination costs	(2,780)	(2,815)
Provision for loan losses	4,700	7,800
Depreciation of property and equipment	1,022	627
Amortization of deferred charges	387	612
Provision for employees’ severance indemnities and benefits	1,958	1,730
Provisions for employees’ savings plan	323	330
Unrealized changes in fair value related to financial instruments	(3,400)	4,701
Net changes in operating assets and liabilities
Severance indemnities paid or advanced	(1,196)	(1,171)
Employees’ savings plan paid or advanced	(636)	(232)
Trading securities, net	537,418	(165,317)
Interest and commissions receivable	(22,969)	(23,512)
Other assets	15,600	(8,133)
Accrued interest payable	(5,703)	13,933
Accrued expenses and other liabilities	(595)	(2,462)

Total adjustments and net changes in operating assets and liabilities	517,517	(172,088)

Net cash used in operating activities	564,136	(144,536)

Cash flows from investing activities
Purchases of other investments	(50,173)	(64,890)
Maturities of other investments	38,523	81,950
Loan origination and principal collections, net	(340,414)	(1,163,659)
Equity investments	(2,283)	21,824
Purchases of property and equipment	(2,475)	(3,759)

Net cash used in investing activities	(356,822)	(1,128,534)

Carried forward	207,315	(1,273,070)

Brought forward	207,315	(1,273,070)

S-3

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Three-Month Period ended March 31, 2012 and 2011

Statements of Cash Flows, Continued

(In thousands of U.S. dollars)

	Three Months Ended March 31,
	2012	2011
Cash flows from financing activities
Net increase in deposits	623,846	782,208
Net increase in commercial paper	92,285	487,991
Proceeds from advances and short-term borrowings	—	50,000
Proceeds from issuance of bonds	379,060	472,902
Repayment of bonds	(647,264)	(300,000)
Proceeds from borrowings and other obligations	1,770	500
Repayment of borrowings and other obligations	(6,630)	(57,863)
Distributions to stockholders’ funds	(96,500)	(93,500)
Proceeds from issuance of shares	17,146	129,181

Net cash provided by financing activities	363,713	1,471,419

Net increase in cash and cash equivalents	571,028	198,349
Cash and cash equivalents at beginning of period	1,800,682	1,523,277

Cash and cash equivalents at end of period	2,371,710	1,721,626

Consisting of:
Cash and due from banks	160,277	155,622
Deposits with banks	2,211,433	1,566,004

	2,371,710	1,721,626

Supplemental disclosure
Interest paid during the period	63,919	34,990

Non-cash financing activities
Change in derivative instrument assets	12,272	(5,384)
Change in derivative instrument liabilities	(59,809)	(10,839)

S-4

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Three-Month Period ended March 31, 2012 and Audited Financial Information for the

Year ended December 31, 2011

Statement of Stockholders’ Equity

(In thousands of U.S. dollars)

	Subscribed and paid-in capital	Additional paid-in capital	Reserve Pursuant to			Retained earnings	Total stockholders’ equity
			General Reserve	Article No 42 of by-laws	Total
Balance at December 31, 2010	2,813,940	616,171	1,774,753	382,184	2,156,937	166,139	5,753,187
Capital Increase	415,425	123,562	—	—	—	—	538,987
Appropriated for general reserve	—	—	55,989	—	55,989	(55,989)	—
Appropriated for general reserve to Article 42 of by-laws	—	—	—	16,650	16,650	(16,650)	—
Distribution to stockholders’ funds	—	—	—	—	—	(93,500)	(93,500)
Net Income	—	—	—	—	—	152,579	152,579

Balance at December 31, 2011	3,229,365	739,733	1,830,742	398,834	2,229,576	152,579	6,351,253

Capital Increase	254,810	(237,664)	—	—	—	—	17,146
Equity in Treasury
Appropriated for general reserve	—	—	40,779	—	40,779	(40,779)	—
Appropriated for general reserve to Article 42 of by-laws	—	—	—	15,300	15,300	(15,300)	—
Distribution to stockholders’ funds	—	—	—	—	—	(96,500)	(96,500)
Net Income	—	—	—	—	—	46,619	46,619

Balance at March 31, 2012	3,484,175	502,069	1,871,521	414,134	2,285,655	46,619	6,318,518

S-5

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Three-Month Period ended March 31, 2011 and Audited Financial Information for the

Year ended December 31, 2010

Statement of Stockholders’ Equity

(In thousands of U.S. dollars)

	Subscribed and paid-in capital	Additional paid-in capital	Reserve Pursuant to			Retained earnings	Total stockholders’ equity
			General Reserve	Article No 42 of by-laws	Total
Balance at December 31, 2009	2,485,645	539,222	1,668,515	358,713	2,027,228	234,709	5,286,804
Capital Increase	328,295	(76,949)	—	—	—	—	405,244
Appropriated for general reserve	—	—	106,238	—	106,238	(106,238)	—
Appropriated for general reserve to Article 42 of by-laws	—	—	—	23,471	23,471	(23,471)	—
Distribution to stockholders’ funds	—	—	—	—	—	(105,000)	(105,000)
Net Income	—	—	—	—	—	166,139	166,139

Balance at December 31, 2010	2,813,940	616,171	1,774,753	382,184	2,156,937	166,139	5,753,187

Capital Increase	265,930	(136,749)	—	—	—	—	129,181
Equity in Treasury
Appropriated for general reserve	—	—	55,989	—	55,989	(55,989)	—
Appropriated for general reserve to Article 42 of by-laws	—	—	—	16,650	16,650	(16,650)	—
Distribution to stockholders’ funds	—	—	—	—	—	(93,500)	(93,500)
Net Income	—	—	—	—	—	27,552	27,552

Balance at March 31, 2011	3,079,870	479,422	1,830,742	398,834	2,229,576	27,552	5,816,420

S-6

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to Unaudited Condensed Interim Financial Information

As of March 31, 2012 and 2011 and Audited Financial Information

for the Year ended December 31, 2011

(1)  Basis of Presentation

The condensed interim financial information as of March 31, 2012 and for the three-month periods ended March 31, 2012 and 2011 is unaudited and has been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The results of operations for the three-month period ended March 31, 2012 are not necessarily an indication of the results to be expected for the full year 2012.

This condensed interim financial information should be read in conjunction with CAF’s financial statements for each of the years in the three-year period ended December 31, 2011 and the notes thereto presented in the accompanying prospectus.

(2)  Allowance for Loan Losses

For the three-month period ended March 31, 2012, CAF had a provision for loan losses of $4.7 million, compared to a provision for loan losses of $7.8 million for the same period in 2011. The allowance for loan losses as a percentage of the loan portfolio was 0.88% at March 31, 2012, compared to 1.0% at March 31, 2011.

The allowance for loan losses is maintained at a level CAF believes is adequate but not excessive to absorb probable losses inherent in the loan portfolio as of the date of the financial statements. The general allowance for loan losses is established by CAF based on the individual risk rating for the long-term foreign currency debt of the borrower countries, which is assigned by the international risk rating agencies as of the date of the financial statements preparation. This country risk rating considers a default probability. In the case of a sovereign loan portfolio, CAF’s preferred creditor status is also considered.

A specific allowance is established by CAF for those loans that are considered impaired. A loan is considered impaired when, based on currently available information and events, there exists the probability that CAF will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. The impairment of loans is determined on a loan by loan basis based on the present value of expected future cash flows, discounted at the loan’s effective interest rate.

Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

(3)  Commitments and Contingencies

Commitments and contingencies include the following:

	March 31, 2012	December 31, 2011
Credit agreements subscribed	6,327,849	5,759,730
Lines of credit for foreign trade	3,817,635	3,823,830
Letters of credit for foreign trade	133,967	155,110
Guarantees	307,196	251,895

These commitments and contingencies result from the normal course of CAF’s business and are related principally to loans and loan equivalents that have been approved or committed for disbursement.

The contracts to extend credit have fixed expiration dates and in some cases expire without making disbursements. Also, based on experience, parts of the disbursements are made up to two years after the signing of the contract. Therefore, the total commitment amounts do not necessarily represent future cash requirements.

In the event the credit lines are not utilized, no additional cost is incurred by CAF.

S-7

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to Unaudited Condensed Interim Financial Information

As of March 31, 2012 and 2011 and Audited Financial Information

for the Year ended December 31, 2011

Guarantees primarily consist of partial credit guarantees given to the Plurinational State of Bolivia, the Republic of Peru and some private sector companies from the region for the payment of principal and interest up to the following amounts (in millions of U.S. dollars):

	March 31, 2012	December 31, 2011
Less than one year	38.5	38.5
Between one and two years	—	—
Over five years	268.6	213.4

	307.2	251.9

(4)  Fair Value Measurement

ASC 820 “Fair Value Measurements and Disclosures” establishes a single authoritative definition of value, sets out a framework for measuring fair value, and provides a hierarchical disclosure framework for assets and liabilities measured at fair value.

The following tables present for each of the fair-value hierarchy levels CAF’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2012 and December 31, 2011:

	Level 1	Level 2	Level 3	Net balance
At March 31, 2012 —
Assets —
Marketable Securities:
U.S. Treasury Notes	443,398	—	—	443,398
Bonds of non-U.S. governments and government entities	383,906	—	—	383,906
Financial institutions and corporate securities:
Commercial papers	1,045,946	—	—	1,045,946
Certificate of deposits	411,780	—	—	411,780
Bonds	670,522	—	—	670,522
Others	273,967	—	—	273,967

	2,402,215	—	—	2,402,215

	3,229,519	—	—	3,229,519
Loans	—	90,769	—	90,769
Derivative instruments:
Interest rate swap	—	380,752	—	380,752
Cross-currency swap	—	334,784	—	334,784

	—	715,536	—	715,536

	3,229,519	806,305	—	4,035,824

S-8

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to Unaudited Condensed Interim Financial Information

As of March 31, 2012 and 2011 and Audited Financial Information

for the Year ended December 31, 2011

	Level 1	Level 2	Level 3	Net balance
Liabilities —
Bonds	—	7,757,437	—	7,757,437
Borrowings	—	356,444	—	356,444
Derivative instruments:
Interest rate swap	—	634	—	634
Cross-currency swap	—	33,426	—	33,426

	—	34,060	—	34,060

	—	8,147,941	—	8,147,941

At December 31, 2011 —
Assets —
Marketable securities:
U.S. Treasury Notes	7,117	—	—	7,117
Bonds of non-U.S. governments and government entities	995,483	—	—	995,483
Financial institutions and corporate securities:
Commercial papers	1,442,343	—	—	1,442,343
Certificate of deposits	428,609	—	—	428,609
Bonds	620,495	—	—	620,495
Others	266,278	—	—	266,278

	2,757,725	—	—	2,757,725

	3,760,325	—	—	3,760,325

Loans	—	64,811	—	64,811
Derivative instruments:
Interest rate swap	—	428,433	—	428,433
Cross-currency swap	—	274,831	—	274,831

	—	703,264	—	703,264

	3,760,325	768,075	—	4,528,400

Liabilities —
Bonds	—	7,947,340	—	7,947,340
Borrowings	—	356,851	—	356,851
Derivative instruments:
Interest rate swap	—	821	—	821
Cross-currency swap	—	93,048	—	93,048

	—	93,869	—	93,869

	—	8,398,060	—	8,398,060

S-9

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to Unaudited Condensed Interim Financial Information

As of March 31, 2012 and 2011 and Audited Financial Information

for the Year ended December 31, 2011

(5)  Segment Operations

Management has determined that CAF has only one reportable segment since it does not manage its operations by allocating resources based on a determination of the contributions to net income of individual operations. CAF does not differentiate between the nature of the products or services provided, the preparation process, or the method for providing the services among individual countries. For the three-month periods ended March 31, 2012 and 2011, loans made to or guaranteed by six countries individually generated in excess of 10 % of loan income, before swaps, as follows (in thousands of U.S. dollars):

	Three Months Ended March 31,
	2012	2011
Argentina	14,357	8,676
Bolivia	10,177	8,771
Colombia	14,351	12,200
Ecuador	16,043	14,682
Perú	19,430	14,624
Venezuela	19,352	15,575

(6)  Subsequent Events

As of the date of the issuance of these condensed financial statements there are no other significant subsequent events that require adjustments or disclosure, if applicable, which were not already considered in this note or disclosure in the financial statements.

S-10

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF MARCH 31, 2012

BONDS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency		Principal Amount Outstanding at March 31, 2012
7.79% Yankee Bonds	Fixed	1997	2017	US		50.0
77/8% Yankee Bonds	Fixed	2002	2022	US		85.0
51/5% EMTN Bonds	Fixed	2003	2013	US		500.0
5.8175% Euro Bonds	Fixed	2004	2014	US		29.0
1.31% Samurai Bonds	Fixed	2005	2012	JPY	(1)	5,000.0
51/8% Yankee Bonds	Fixed	2005	2015	US		250.0
5.75% Yankee Bonds	Fixed	2006	2017	US		250.0
Peruvian Soles Bonds	Fixed	2006	2018	PEN	(2)	207.7
Mexican Pesos Bonds	Floating	2007	2012	MXN	(4)	750.0
2.32% Samurai Bonds	Fixed	2007	2014	JPY		10,000.0
5.75% Yankee Bonds	Fixed	2007	2017	US		250.0
5.00% Swiss Franc Bonds	Fixed	2008	2013	CHF	(5)	200.0
Colombian Peso Bonds	Fixed	2008	2013	COP	(6)	150,250.0
5.75% Yankee Bonds	Fixed	2008	2017	US		250.0
Colombian Peso Bonds	Fixed	2008	2018	COP		94,250.0
Colombian Peso Bonds	Fixed	2009	2014	COP		111,980.0
Peruvian Soles Bonds	Fixed	2009	2014	PEN		144.2
4.30% Euro Yen Bonds	Fixed	2009	2019	JPY		10,000.0
8.125% Yankee Bonds	Fixed	2009	2019	US		1,000.0
Colombian Peso Bonds	Fixed	2009	2019	COP		127,500.0
Euro Dollar Bond	Floating	2010	2014	US		100.0
3.11% Euro Dollar Bonds	Fixed	2010	2014	US		74.0
1.56% Samurai Bonds	Fixed	2010	2014	JPY		9,800.0
Euro Bond	Floating	2010	2015	EUR	(7)	100.0
1.82% Samurai Bonds	Fixed	2010	2015	JPY		4,600.0
2.625% Swiss Franc Bonds	Fixed	2010	2015	CHF		250.0
3.75% Yankee Bonds	Fixed	2010	2016	US		600.0
Structured Note	Floating	2010	2017	US		50.0
Structured Note	Floating	2010	2017	US		50.0
Euro Bond	Fixed	2010	2018	EUR		400.0
2.625% Swiss Franc Bonds	Fixed	2011	2015	CHF		130.0
1.0% Samurai Bonds	Floating	2011	2015	JPY		10,000.0
3.75% Yankee Bonds	Fixed	2011	2016	US		500.0
3.625% Panamanian Bonds	Fixed	2011	2016	US		40.0
2.75% Swiss Franc Bonds	Fixed	2011	2017	CHF		125.0
4.625% Euro Bond	Floating	2011	2018	EUR		250.0
3,95% Mexican Pesos Bonds	Fixed	2011	2021	MXN		1,317.0
L3M +1.25% Swiss Franc Bonds	Floating	2012	2014	CHF		125.0
4,03% Hong Kong	Fixed	2012	2022	HKD	(3)	400.0
4,25% Euro Bond	Fixed	2012	2027	EUR		82.0
4,375% Euro Bond	Fixed	2012	2032	EUR		60.0

(1)	Yen.

(2)	Peruvian Nuevos Soles.

(3)	Hong Kong Dollar.

(4)	Mexican Pesos.

(5)	Swiss Francs.

(6)	Colombian Pesos.

(7)	Euro.

Note:  In April 2012, CAF issued U.S.$50.0 million of Fixed Rate Notes due 2042 for Taiwan investors.

S-11

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF MARCH 31, 2012

LOANS FROM COMMERCIAL BANKS, ADVANCES, DEPOSITS,

COMMERCIAL PAPER AND REPURCHASE AGREEMENTS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at March 31, 2012
					(in U.S.$ millions)
Medium- and Long-term Loans	Various	Various	Various	Various	1,133.2
Deposits	Floating	Various	Various	Various	4,295.9
Commercial Paper	Floating	Various	Various	Various	2,072.0

LOANS FROM MULTILATERALS AND BILATERALS, EXIMS AND EXPORT CREDIT AGENCIES

Lender	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at March 31, 2012
					(in U.S.$ millions)
ACDI	0%	29-Mar-74	30-Sep-23	CAN(1)	1
AID	3%	10-Oct-72	27-Nov-14	US	1
Agencia Francesa de Desarrollo	Variable	10-Oct-11	10-Oct-23	US	130
China Development Bank	Variable	20-Nov-07	29-Nov-19	US	120
European Investment Bank	Variable	16-Oct-97	15-Dec-13	US	3.8
IADB	Variable	Various	24-May-23	US	20.3
Instituto de Crédito Oficial	Variable	Various	15-Mar-18	US	32
JBIC (Japan)	Variable	29-Jan-10	15-Jan-15	US	100
KfW (Germany)	Variable	Various	30-Dec-21	US	223
Nordic Investment Bank	Variable	Various	17-Dec-21	US	34

(1)	Canadian dollars.

GUARANTEED DEBT

Borrower	Date of Issue	Year of Final Maturity	Principal Amount Outstanding at March 31, 2012
			(in U.S.$ millions)
Plurinational State of Bolivia	10/03/2001	04/03/2018	26.9
Plurinational State of Bolivia	5/22/2004	5/22/2018	49.1
Republic of Peru	4/17/2006	2/13/2025	28.0
Fundacion Fondo de Garantia para préstamos a la pequeña industria (Peru)	01/07/2009	12/07/2012	0.06
Fundacion Fondo de Garantia para préstamos a la pequeña industria (Peru)	02/17/2011	04/03/2012	0.02
Cemento Andino S.A. (Peru)	07/15/2010	07/13/2018	49.4
Instituto de la función registral del Estado de Mexico	08/23/2010	08/23/2030	30.5
Abengo Transmisión Sur	07/27/2011	08/21/2012	21.7
Isolux Corsan Argentina S.A.	09/15/2011	09/15/2023	34.7
Teyma Uruguay S.A.	09/29/2011	09/24/2012	5.0
Teyma Uruguay S.A.	10/04/2011	09/28/2012	7.0

S-12

$407,094,000

CORPORACIÓN ANDINA DE FOMENTO

4.375% Notes due 2022

PROSPECTUS SUPPLEMENT

Deutsche Bank Securities	Goldman, Sachs & Co.	HSBC

September 18, 2012